     As filed with the Securities and Exchange Commission on June 22, 1999
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                G+G Retail, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                           5621                  22-3596083
  (State or other jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)  Classification Code Number)   Identification No.)

                                ----------------

           520 Eighth Avenue                        Mr. Scott Galin
        New York, New York 10018         President and Chief Operating Officer
             (212) 279-4961                         G+G Retail, Inc.
                                                   520 Eighth Avenue
   (Address, including zip code, and            New York, New York 10018
               telephone                             (212) 279-4961
    number, including area code, of
              registrant's              (Name, address, including zip code, and
      principal executive offices)       telephone number, including area code,
                                                 of agent for service)

                          Copies of communications to:

                             Mark S. Selinger, Esq.
                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                                425 Park Avenue
                            New York, New York 10022
                                 (212) 836-7016

                                ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

                                ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Proposed
 Title of each class of                maximum offering     Proposed
    securities to be       Amount to      price per     maximum aggregate    Amount of
       registered        be registered     security     offering price(1) registration fee
------------------------------------------------------------------------------------------
11% Senior Notes due
 2006................... $107,000,000        100%         $107,000,000        $29,746

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.

                                ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   Subject to Completion, Dated June 22, 1999

Preliminary Prospectus
                                  $107,000,000

                                    [LOGO]

                                G+G Retail, Inc.

          Offer to Exchange All Outstanding 11% Senior Notes due 2006 for 11% Senior Notes due 2006, which have been Registered under the Securities
                                  Act of 1933
The Exchange Offer

  . We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.
  . You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.
  . The exchange offer expires at 5:00 p.m., New York City time, on      ,
    1999, unless extended. We do not currently intend to extend the expiration date.
  . The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
  . We will not receive any proceeds from the exchange offer.

The Exchange Notes

  . The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private placement of the outstanding notes.
  . The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes are registered under the Securities Act of 1933 and will be freely tradeable.

Resales of Exchange Notes

  . The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

                                --------------

  If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act of 1933.

  Broker-dealers may use this Prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities.

  We will make this Prospectus available to any broker-dealer for use in any such resale for a period of up to one year after the date of this Prospectus.

  A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities.

  If you are an affiliate of G+G Retail, Inc. or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

                                --------------

You should consider carefully the risk factors beginning on page 14 of this Prospectus before participating in the exchange offer.

                                --------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this Prospectus is      , 1999.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of our company or our officers with respect to, among other things, the use of proceeds of the offering of the outstanding notes, the ability to enter into and borrow funds under our revolving credit facility, and the ability to successfully implement operating strategies, including trends affecting our business, financial condition and results of operations. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and the "Unaudited Pro Forma Consolidated Financial Statements" and the notes related thereto, located elsewhere herein, regarding industry prospects and our future financial position are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." All subsequent written and oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these important factors and risk factors contained throughout this Prospectus.

                           TRADEMARKS AND TRADENAMES

The following store and product names referred to in this Prospectus are trademarks and/or service marks owned by our company and are registered on the federal and/or state levels in the United States and abroad pursuant to applicable intellectual property laws: G+G; In Charge; Rave; and Rave Up.

                               PROSPECTUS SUMMARY

This summary highlights selected information found in greater detail elsewhere in this Prospectus. This summary does not contain all of the information that is important to you. To understand the offering of the exchange notes and for a more complete description of our company's business, we urge you to carefully read the entire document.

Certain Defined Terms. Throughout this Prospectus, the terms "we," "us," "our," "our company" and the "Company" are used. Unless the context otherwise requires, these terms mean G+G Retail, Inc. and its subsidiary and, prior to August 28, 1998, these terms mean the mall-based female junior apparel retail business historically conducted by our predecessor. In addition, throughout this Prospectus, the terms "our parent company" and the "Parent" are used. Unless the context otherwise requires, these terms mean G&G Retail Holdings, Inc., the direct parent and sole owner of G+G Retail, Inc.

Fiscal Year. We account for our operations on a fiscal year rather than on a calendar year. As a result, throughout this Prospectus information is presented on a fiscal year basis. Each reference to one of our "fiscal years" means our 52- or 53-week fiscal year which ends on the Saturday nearest January 31 in such calendar year. For example, references to "fiscal 1999" mean the fiscal year ended January 30, 1999.

Teen Market Data. The data regarding the teenage market used throughout this Prospectus is based upon third party data. While we believe that such data is reasonable and reliable, we have not independently verified the information. Accordingly, we cannot be certain that such market data is completely accurate. Moreover, conditions underlying such data may change. Unless otherwise stated, all data regarding the teenage market contained in this Prospectus is derived from Kalorama Information's October 1998 report entitled "The Teen Market," published under the name Packaged Facts.(R)

                                  The Company

Overview

We are a leading national mall-based retailer of popular price female junior apparel. For over 30 years, we have built a reputation for providing fashion apparel and accessories distinctly targeted at teenaged women. We closely monitor the fashion trends of our core customers, young women principally between the ages of 13 to 19 years old, who, together with male teenagers, represent the fastest growing segment of the consumer market. We sell substantially all of our merchandise under private label names including Rave, Rave Up and In Charge, which provide our customers with fashionable, quality apparel and accessories at lower prices than brand name merchandise. Our emphasis on sourcing merchandise domestically and our efficient distribution system provide us with short inventory lead times, which enable us to respond quickly to the latest fashion trends and thereby achieve high inventory turns and reduce markdowns. Our pricing strategy, which emphasizes delivering consistent value to our customers rather than driving sales with periodic promotions, also contributes to reducing markdowns.

As of May 1, 1999, we had 441 stores, generally in major enclosed regional shopping malls, throughout the United States, Puerto Rico and the U.S. Virgin Islands primarily under the G+G and Rave names. We use the same store format for both our G+G and Rave stores and apply this format in all of our markets. Our stores average approximately 2,400 gross square feet with approximately 25 feet of mall frontage and are designed to create a lively and exciting shopping experience for our teenaged customers. Our sales per gross square foot increased from $222 in fiscal 1995 to $290 in fiscal 1999 (representing a compounded annual growth rate of 6.9%) and our EBITDA as adjusted (i.e., our operating income plus depreciation, amortization and royalty expenses paid by our predecessor to its parent for the use of certain trademarks) increased from $9.7 million in fiscal 1995 to $27.9 million in pro forma fiscal 1999 (representing a compounded annual growth rate of 30.1%). In addition, from fiscal 1995 to fiscal 1999, our same store sales (based on 359 stores open throughout this period) grew 23.6%.

Business Strengths

Low Inventory Risk. We have developed an operating strategy that achieves high inventory turns and reduces markdowns. By closely monitoring teenage fashion trends, emphasizing private label merchandise and sourcing merchandise domestically, we can order our inventory just prior to season and change our product mix in season. From fiscal 1995 through fiscal 1999, our inventory turns increased from 5.1x to 6.2x. The key elements of our operating strategy include:

  . Emphasis on Domestic Sourcing. Due to the dynamic nature of fashion trends, the speed of product supply is a key element to achieving high inventory turns. We purchase our merchandise from numerous suppliers, substantially all of which manufacture domestically. We have established strong relationships with a number of key suppliers who continually consult with us regarding developing fashion trends so that they can respond quickly to our product orders. Our close relationships with, and the domestic location of, our suppliers allow us to procure the majority of our merchandise within two to four weeks from delivery of a purchase order and thereby purchase merchandise closer to the season to which it relates.

  . Private Label Merchandise. We sell substantially all of our merchandise under the private labels Rave, Rave Up and In Charge. By monitoring teenage fashion trends and working closely with our suppliers, our merchandising team develops our own styles based upon the latest trends. Accordingly, our private label merchandise provides us with additional flexibility to respond quickly to current fashion trends and purchase merchandise closer to the season to which it relates.

  . Sophisticated Distribution System. Our distribution system enables us to effectively manage our inventory. Our suppliers ship all of our inventory purchases to our 165,000 square foot distribution center in North Bergen, New Jersey. To decrease the shipping time of merchandise to our stores, we employ a merchandise allocation system that identifies store needs for replenishment based on sales data received the prior business day. As a result, we generally can ship merchandise from our distribution center to our stores within 24 hours after receipt.

Attractive Market Niche. We primarily cater to teenaged women. Teenagers represent both a growing part of the U.S. population and an increasing source of purchasing power. The teenaged population reached approximately 31 million in 1998 and is projected to grow to approximately 34 million by 2005, representing a projected average annual growth rate nearly twice that of the overall U.S. population. Income for teens reached a record $119.9 billion in 1998, up from $75.0 billion in 1995, and is expected to grow to approximately $148.5 billion in 2003. Teen buying power has been aided by a rising minimum wage, higher teenage employment and easier access to credit cards. On average, teens go to malls 40% more frequently than older shoppers. Teenage girls spend the largest percentage of their total income, approximately 42%, on clothing and jewelry.

Latest Fashions at Attractive Price Points. We believe that we deliver the latest fashions sought by our teenaged customers at lower prices than our competitors. During fiscal 1999, the average selling price of the items we sold was $10.50. The primary decision maker for purchasing our merchandise is the young woman who views our stores as a popular source of fashion apparel priced within her budget. We believe that our consistent value approach has created a loyal customer base.

Attractive Store Base. Our stores are predominantly located in major enclosed regional shopping malls including Roosevelt Field in Garden City, New York and Florida Mall in Orlando, Florida. We seek locations within malls in proximity to stores and areas having high teen traffic flow such as music stores, shoe stores and food courts. The clean design of our stores allows us to enjoy a relatively low level of maintenance expenditures ($3.2 million in fiscal 1999) while retaining an attractive, well-maintained store base. Sales have been evenly balanced among our store base, with our highest volume store accounting for less than 1.0% of gross sales during fiscal 1999.

Strong Relationships with Landlords. We believe that we have strong relationships with our landlords. We believe that the strength of these relationships is based, among other things, upon the credibility established from the many years of our doing business with key leasing personnel at our major landlords, the national scope of our business, our consistent financial results and the attractive tenant use offered by our stores. We believe that our strong relationships with our landlords allow us to obtain what we believe are favorable locations and lease terms for our stores.

Experienced Management Team. Our senior management team is led by Jay Galin, our Chairman of the Board and Chief Executive Officer, who has been with our company for over 40 years, and Scott Galin, our President and Chief Operating Officer, who has been with our company for over 20 years. Our six divisional merchandise managers and the three other members of our senior management team have an average of 23 years experience in the retail industry and an average of nine years experience with our company.

Business Strategy

Our business strategy is to expand our operations and increase our sales and EBITDA through the opening of new Rave stores (including through the acquisition of groups of or individual leases) primarily in mall locations that we believe are favorable for our business. We opened 22 new stores in fiscal 1999 and six new stores in the period from January 31, 1999 to May 1, 1999; we anticipate opening approximately 24 new stores during the remainder of fiscal 2000. We believe that our strong relationships with our existing landlords, together with the fact that we no longer are hampered by our predecessor's recent bankruptcy proceedings, provide us with a good opportunity to negotiate favorable leases in new locations. We believe that at least 200 locations exist where the opening of new stores would be attractive. We believe that our current distribution infrastructure can support a total of 700 stores without a material increase in cost.

In addition, we intend to test the market for sales to 8- to 12-year-old girls by opening approximately six mall stores under the name Rave Girl during fiscal 2000. We believe that the market for the sale of popularly priced fashion apparel to this age group is currently under-served. We intend to enter this market at a relatively low incremental cost by leveraging our existing administrative, distribution and marketing infrastructure. Our prototype Rave Girl store is approximately 1,500 square feet with a design aimed at appealing to 8- to 12-year-old girls. If this market test succeeds, we will seek to opportunistically open additional Rave Girl stores.

We recently launched, and are in the process of expanding, an Internet web site that provides information about our merchandise offerings, promotions and store sites. The address of this web site is www.gorave.com. We intend to actively monitor the popularity of this web site and its potential for additional applications.

The Acquisition

Prior to August 28, 1998, our junior apparel retail business was conducted by our predecessor company, G & G Shops, Inc. together with its subsidiaries and certain other subsidiaries of its parent,

Petrie Retail, Inc. We refer to the predecessor of our business throughout this Prospectus as the "Predecessor." On August 28, 1998, senior management of the Predecessor, together with an investor group led by affiliates of Pegasus Investors, L.P., a Connecticut-based private equity investment fund, acquired the junior apparel retail business we currently conduct from the Predecessor. In the acquisition, we acquired substantially all of the Predecessor's assets for $132.0 million in cash, the assumption of certain liabilities and the issuance to the Predecessor of shares of non-voting Class C common stock of our parent company. In connection with the acquisition, equity investments of $50.5 million were made in our parent company. Approximately $33.0 million of the $50.5 million was collectively invested by senior management and affiliates of Pegasus Investors, L.P.

In October 1995, Petrie Retail, Inc., on behalf of itself and its subsidiaries, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. In December 1998, the United States Bankruptcy Court for the Southern District of New York issued an order confirming Petrie Retail, Inc.'s plan of reorganization. The Predecessor's operating performance was strong prior to and during the bankruptcy proceedings. The Predecessor generated aggregate EBITDA as adjusted of $84.1 million and aggregate net income of $27.0 million from the beginning of fiscal 1995 through August 28, 1998.

The Parent

Our parent company's only material asset is shares of our common stock, and it conducts no business other than owning shares of our common stock.

Pegasus Investors, L.P.

Pegasus Investors, L.P., the financial sponsor of our August 28, 1998 acquisition of the Predecessor's junior apparel retail business, was founded by Craig Cogut, who was a senior principal of Apollo Advisors, L.P. Pegasus Investors, L.P. makes control investments in middle market companies, with a focus on complex transactions such as bankruptcies and restructurings. Pegasus Investors, L.P. typically invests in companies with strong management teams with whom they partner to grow and strategically develop the companies' businesses. Pegasus Investors, L.P. currently manages $220.0 million in committed capital and has participated in 15 acquisitions and investments.

                                ----------------

Mailing Address

Our principal executive offices are located at 520 Eighth Avenue, New York, New York 10018 and our main telephone number is (212) 279-4961.

                         Summary of the Exchange Offer

On May 17, 1999, we and our parent company completed the private offering of 107,000 units, each consisting of $1,000 principal amount of our 11% Senior Notes due 2006 and one warrant to initially purchase 0.07672 shares of our parent company's Class D common stock. The units were issued at a price equal to $931.40 per unit. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the outstanding units pursuant to which we agreed, among other things, to deliver to you this Prospectus and complete an exchange offer for our outstanding notes.

Upon the commencement of this exchange offer (if not separated earlier), the outstanding notes and warrants comprising the outstanding units will trade separately.

Set forth below is a summary of the exchange offer.

Securities Offered..........  We are offering up to $107.0 million aggregate principal amount of new 11% Senior Notes due
                              2006, which have been registered under the Securities Act of 1933. The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the outstanding notes.

The Exchange Offer..........  We are offering to exchange new $1,000 principal amount of our 11% Senior Notes due 2006, which have been registered under the Securities Act of 1933, for $1,000 principal amount of our outstanding 11% Senior Notes due 2006.

                              In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this Prospectus, there is $107.0 million principal of notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales.....................
                              Based on interpretations by the staff of the Securities and Exchange Commission, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 provided that:

                              . you are acquiring the exchange notes in the ordinary course of your business;

                              . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                              .  you are not an "affiliate" of ours.

                              If you are an affiliate of ours, are not acquiring the exchange notes in the ordinary course of your business or are engaged in, intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

                              .  you cannot rely on the applicable
                                 interpretations of the staff of the Securities and Exchange Commission; and

                              .  you must comply with the registration
                                 requirements of the Securities Act of 1933 in connection with any resale transaction.

                              Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver this Prospectus in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer.

Expiration Date.............  5:00 p.m., New York City time, on      , 1999,
                              unless we extend the expiration date.

Accrued Interest on the
 Exchange Notes and
 Outstanding Notes..........  The exchange notes will bear interest from May
                              17, 1999. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes.

Conditions to the Exchange    The exchange offer is subject to customary
 Offer......................  conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the outstanding notes. Please read the section "The
                              Exchange Offer--Certain Conditions to the
                              Exchange Offer" of this Prospectus for more information regarding conditions to the exchange offer.

Procedures for Tendering
 Outstanding Notes..........  If you wish to tender your outstanding notes, you must (1) complete, sign and date the letter of transmittal delivered to you with this Prospectus, or a facsimile of it, according to its instructions and (2) transmit the letter of transmittal, together with your outstanding notes and any other required documentation to U.S. Bank Trust National Association. U.S. Bank Trust National Association, which is the exchange agent, must receive this documentation at the address set forth in the letter of transmittal by 5:00 p.m. New York City time, on the expiration date. By executing the letter of transmittal you will represent to us that you are acquiring the exchange notes in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of exchange notes, and that you are not an "affiliate" of ours. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Holders.........
                              If you are the beneficial holder of outstanding notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your outstanding notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery           If you wish to tender your outstanding notes and
 Procedures.................  you cannot deliver your notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                              Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time before 5:00
                              p.m., New York City time, on the expiration date.

Acceptance of Outstanding
 Notes and Delivery of
 Exchange Notes.............  Subject to the conditions set forth in the section "The Exchange Offer--Certain Conditions to the Exchange Offer" of this Prospectus, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."

Effect on Holders of
 Outstanding Notes..........  As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to
 Exchange...................  All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act of 1933.

Material U.S. Federal
 Income Tax                   We believe that your exchange of outstanding
 Considerations.............  notes for exchange notes pursuant to the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See
                              "Certain Federal Income Tax Considerations" in this Prospectus.

Exchange Agent..............
                              U.S. Bank Trust National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in "The Exchange Offer--Exchange Agent" in this Prospectus.

Use of Proceeds.............  We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

                     Summary of Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indenture. Where we refer to "notes" in this Prospectus, we are referring to both outstanding notes and exchange notes.

Total Amount of Notes.......  $107.0 million in aggregate principal amount of
                              11% Senior Notes due 2006.

Maturity Date...............  May 15, 2006.

Interest Payment Date.......  Interest on the notes will accrue at 11% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 1999.

Subsidiary Guarantors.......  Each of our domestic subsidiaries and any of our subsidiaries which guarantees our debt or the debt of another subsidiary of our company must guarantee the notes. If we cannot make payments on the notes when they are due, our guarantor subsidiaries, if any, must make them instead. As of May 1, 1999, we had only one subsidiary, a Puerto Rican subsidiary, which had no material assets and which is not a guarantor of the outstanding notes and will not be a guarantor of the exchange notes at the time the exchange offer is consummated.

Ranking.....................  The notes are general unsecured obligations of our company. They will rank equal in right of payment with all of our existing and future senior debt. The notes will rank ahead of all of our existing and future debts that expressly provide that they are subordinated to the notes. However, the notes will effectively rank junior to all of our secured debt to the extent of the value of the assets securing that debt.

Optional Redemption.........  We may redeem some or all of the notes at any time on or after May 15, 2003, at the redemption prices listed in "Description of the Notes" under the heading "Optional Redemption."

                              Before May 15, 2002, we may redeem up to 35% of the notes with the proceeds of certain offerings of equity of our company or our parent company at the price listed in "Description of the Notes" under the heading "Optional Redemption."

Mandatory Offer to            If we sell certain assets or experience specific
 Repurchase.................  kinds of changes of control, we must offer to repurchase the notes at the price listed in "Description of the Notes" under the heading
                              "Repurchase at the Option of Holders."

Basic Covenants of            We issued the outstanding notes and will issue
 Indenture..................  the exchange notes under an indenture with U.S.
                              Bank Trust National Association. The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                              .  borrow money;

                              . pay dividends on, redeem or repurchase our capital stock;

                              .  make investments;

                              .  use assets as security in other transactions;
                                 and

                              . sell certain assets or merge with or into other companies.

                              These covenants are subject to important exceptions and qualifications which are described in "Description of the Notes" under the heading "Certain Covenants."

See "Risk Factors" immediately following this summary for a discussion of certain factors that you should consider in connection with your participation in the exchange offer.

    Summary Historical and Unaudited Pro Forma Financial and Operating Data

The following table sets forth:

  . the Predecessor's summary historical combined financial data for fiscal 1995 through fiscal 1998, the seven months ended August 28, 1998 and the three months ended May 2, 1998;

  . the Predecessor's summary historical combined balance sheet data as of January 28, 1995, February 3, 1996, February 1, 1997, January 31, 1998 and May 2, 1998;

  . our company's summary historical consolidated financial data for the five months ended January 30, 1999 and the three months ended May 1, 1999;

  . our company's summary historical consolidated balance sheet data as of January 30, 1999 and May 1, 1999; and

  . our company's summary unaudited pro forma consolidated financial data for fiscal 1999 and the three months ended May 1, 1999 and as of May 1, 1999.

The Predecessor's historical financial data for fiscal 1995 and the three months ended May 2, 1998 and balance sheet data as of January 28, 1995, February 3, 1996 and May 2, 1998 were derived from unaudited combined financial statements of the Predecessor. The Predecessor's historical financial data for fiscal 1996 (other than the balance sheet data as of February 3, 1996) through fiscal 1998 and the seven months ended August 28, 1998, and balance sheet data as of February 1, 1997 and January 31, 1998, were derived from audited combined financial statements of the Predecessor. The Predecessor's combined financial statements include the accounts of G & G Shops, Inc. and certain store assets owned by subsidiaries of Petrie Retail, Inc.

Our company's historical financial data for the five months ended January 30, 1999 and balance sheet data as of January 30, 1999 were derived from our audited consolidated financial statements. Our company's historical financial data for the three months ended May 1, 1999 and balance sheet data as of May 1, 1999 were derived from our unaudited financial statements.

The pro forma statement of operations data for fiscal 1999 is intended to give you a better picture of what our business might have looked like if the following transactions had each occurred on February 1, 1998:

  .  the acquisition of our business from the Predecessor; and

  . the sale of the units consisting of the outstanding notes and certain warrants to purchase our parent company's Class D common stock.

The pro forma statement of operations data for the three months ended May 1, 1999 and the pro forma balance sheet data as of May 1, 1999 are intended to give you a better picture of what our business might have looked like if the sale of the units had occurred on January 31, 1999 and May 1, 1999, respectively.

The pro forma statements of operations data do not reflect the write-off of the unamortized portion of the financing costs (net of tax) related to the financing of the acquisition of our business from the Predecessor. This write-off will be treated as an extraordinary item in our financial statements for the second quarter of fiscal 2000.

The pro forma financial data should not be considered indicative of either future results of operations or the results that might have occurred if these transactions had been consummated on the indicated dates or had been in effect for the period presented. The pro forma financial data is unaudited.

You should read the summary financial data presented below in conjunction with "Selected Financial and Operating Data," "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined and consolidated financial statements and the notes related thereto of the Predecessor and our company included elsewhere in this Prospectus.

    Summary Historical and Unaudited Pro Forma Financial and Operating Data

                                           Predecessor                                Company
                         ---------------------------------------------------  -------------------------
                                                                 February 1,  August 29,
                                     Fiscal Year                   1998 to      1998 to     Pro Forma
                         --------------------------------------  August 28,   January 30,  Fiscal  Year
                           1995    1996(1)     1997      1998       1998        1999(2)        1999
                         --------  --------  --------  --------  -----------  -----------  ------------
(Dollars in thousands)*
Statement of
 Operations Data:
Net sales........        $237,680  $243,583  $266,362  $286,938   $162,823     $131,567      $294,390
Cost of sales
 (including
 occupancy
 costs)..........         155,940   159,262   166,636   177,765    106,056       79,267       185,323
                         --------  --------  --------  --------   --------     --------      --------
Gross margin.....          81,740    84,321    99,726   109,173     56,767       52,300       109,067
Selling, general,
 administrative
 and buying
 expenses(3).....          75,526    78,128    76,684    79,702     49,330       36,170        81,188
Depreciation and
 amortization
 expense(4)......           8,905     5,148     4,526     4,489      2,845        5,141        11,074
                         --------  --------  --------  --------   --------     --------      --------
Operating income
 (loss)..........          (2,691)    1,045    18,516    24,982      4,592       10,989        16,805
Interest expense,
 net.............             --        --        --        --         --         7,395        13,794
                         --------  --------  --------  --------   --------     --------      --------
Income (loss)
 before provision
 for (benefit
 from) income
 taxes...........          (2,691)    1,045    18,516    24,982      4,592        3,594         3,011
Provision for
 (benefit from)
 income taxes....          (1,109)      431     7,629    10,293      1,892        1,581         1,322
                         --------  --------  --------  --------   --------     --------      --------
Net income
 (loss)..........        $ (1,582) $    614  $ 10,887  $ 14,689   $  2,700     $  2,013      $  1,689
                         ========  ========  ========  ========   ========     ========      ========
Other Operating
 Data:
Sales per gross
 square foot.....        $    222  $    238  $    277  $    295   $    160     $    130      $    290
Inventory
 turnover(5).....             5.1x      5.4x      6.4x      6.6x       6.0x         6.5x          6.2x
Same store net
 sales increase
 (decrease)(6)...             3.1%      5.5%     13.0%      4.5%      (3.0%)       (1.1%)        (2.2%)
Capital
 expenditures:
 New stores......        $    940  $    835  $    829  $  2,972   $  1,299     $  1,027      $  2,326
 Remodels........             887     1,780       892     3,320      1,809        1,341         3,150
 Non-store assets
  and systems....             576       205       231       713        292          411           703
                         --------  --------  --------  --------   --------     --------      --------
 Total capital
  expenditures...        $  2,403  $  2,820  $  1,952  $  7,005   $  3,400       $2,779      $  6,179
                         ========  ========  ========  ========   ========     ========      ========
Number of stores:
 Beginning
  balance........             465       441       416       395        408          415           408
 New stores
  opened.........               5         6        11        25          9           13            22
 Existing stores
  closed.........              29        31        32        12          2            6             8
                         --------  --------  --------  --------   --------     --------      --------
 Ending balance..             441       416       395       408        415          422           422
                         ========  ========  ========  ========   ========     ========      ========
Other Financial
 Data:
EBITDA as
 adjusted(7).....        $  9,721  $  9,802  $ 24,791  $ 31,305   $  8,449     $ 16,130      $ 27,879
EBITDA margin as
 adjusted(8).....             4.1%      4.0%      9.3%     10.9%       5.2%        12.3%          9.5%
Gross margin
 percentage......            34.4%     34.6%     37.4%     38.0%      34.9%        39.8%         37.0%
Royalty
 expense(9)......        $  3,507  $  3,609  $  1,749  $  1,834   $  1,012     $    --       $    --
Ratio of earnings
 to fixed
 charges(10).....             --        1.2x      3.7x      4.5x       2.1x          1.3x         1.1x
Ratio of earnings as adjusted to fixed charges(11)................................................1.3x
Ratio of EBITDA as adjusted to interest expense(12)...............................................2.2x
Ratio of net debt to EBITDA as adjusted(13).......................................................3.0x
                         Predecessor           Company
                         ------------ -------------------------
                                                    Pro Forma
                         First Fiscal First Fiscal First Fiscal
                           Quarter      Quarter      Quarter
                             1999         2000         2000
                         ------------ ------------ ------------
(Dollars in thousands)*
Statement of
 Operations Data:
Net sales........          $66,398      $72,733      $72,733
Cost of sales
 (including
 occupancy
 costs)..........           42,594       46,374       46,374
                         ------------ ------------ ------------
Gross margin.....           23,804       26,359       26,359
Selling, general,
 administrative
 and buying
 expenses(3).....           19,338       20,728       20,728
Depreciation and
 amortization
 expense(4)......            1,225        3,173        3,173
                         ------------ ------------ ------------
Operating income
 (loss)..........            3,241        2,458        2,458
Interest expense,
 net.............              --         3,168        3,200
                         ------------ ------------ ------------
Income (loss)
 before provision
 for (benefit
 from) income
 taxes...........            3,241         (710)        (742)
Provision for
 (benefit from)
 income taxes....            1,335         (313)        (327)
                         ------------ ------------ ------------
Net income
 (loss)..........          $ 1,906      $  (397)     $  (415)
                         ============ ============ ============
Other Operating
 Data:
Sales per gross
 square foot.....          $    67      $    70      $    70
Inventory
 turnover(5).....              5.8x         6.0x         6.0x
Same store net
 sales increase
 (decrease)(6)...             (4.7%)        3.4%         3.4%
Capital
 expenditures:
 New stores......          $   714      $ 1,054      $ 1,054
 Remodels........              736        1,888        1,888
 Non-store assets
  and systems....              108          304          304
                         ------------ ------------ ------------
 Total capital
  expenditures...          $ 1,558      $ 3,246      $ 3,246
                         ============ ============ ============
Number of stores:
 Beginning
  balance........              408          422          422
 New stores
  opened.........                7            6            6
 Existing stores
  closed.........              --           --           --
                         ------------ ------------ ------------
 Ending balance..              415          428**        428**
                         ============ ============ ============
Other Financial
 Data:
EBITDA as
 adjusted(7).....          $ 4,874      $ 5,631      $ 5,631
EBITDA margin as
 adjusted(8).....              7.3%         7.7%         7.7%
Gross margin
 percentage......             35.9%        36.2%        36.2%
Royalty
 expense(9)......          $   408      $   --       $   --
Ratio of earnings
 to fixed
 charges(10).....              2.7x         --           --
Ratio of earnings as adjusted to fixed charges(11).......1.0x
Ratio of EBITDA as adjusted to interest expense (12).....1.8x
Ratio of net debt to EBIT as adjusted(13)................16.3x

                                           Predecessor                     Company   Predecessor      Company
                         ----------------------------------------------- ----------- ----------- ------------------
                                                                                                          Pro Forma
                         January 28, February 3, February 1, January 31, January 30,   May 2,     May 1,   May 1,
                            1995        1996        1997        1998        1999        1998       1999     1999
                         ----------- ----------- ----------- ----------- ----------- ----------- -------- ---------
(Dollars in thousands)
Balance Sheet Data:
Total assets............   $31,746     $29,218     $25,818     $28,157    $167,664     $36,665   $171,650 $180,506
Total long-term debt....     7,623      12,364      20,591      20,866      90,000      20,886     90,000   98,960

------
* Other than sales per gross square foot.
**Does not include 13 stores for which we have executed leases, but which were not open as of May 1, 1999.

  Notes to Summary Historical and Unaudited Pro Forma Financial and Operating
                                      Data

 (1) The year ended February 3, 1996 consisted of 53 weeks.
 (2) We were inactive from the date of our incorporation on June 26, 1998 to August 28, 1998, the date on which we completed the acquisition of our business from the Predecessor.
 (3) Selling, general, administrative and buying expenses include royalty expense (see Note 9 below) and store closing expenses.
 (4) In November 1994, Petrie Retail, Inc., the Predecessor's parent, was acquired. This acquisition was a bargain purchase and, accordingly, the fixed assets were written down. This write-down of assets caused the substantial decrease in depreciation and amortization for fiscal years 1996, 1997 and 1998.
 (5) Inventory turnover is calculated by dividing the summation of monthly net sales (at retail) by average monthly retail inventory.
 (6) A store becomes comparable after it is open twelve full months.
 (7) EBITDA is defined by us as operating income plus depreciation and amortization. In addition, we have further adjusted EBITDA to add back royalty expense (see Note 9 below). EBITDA as adjusted is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with generally accepted accounting principles as an indicator of our operating performance, as an alternative to cash from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. We believe that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the retail industry. Accordingly, this information is presented to permit a more complete comparative analysis of our operating performance relative to other companies in the industry. However, not all companies calculate EBITDA using the same methods; therefore, the EBITDA as adjusted figures presented herein may not be comparable to EBITDA reported by other companies.
 (8) Computed by dividing EBITDA as adjusted by net sales.
 (9) Royalty expense represents an amount charged by Petrie Retail, Inc., the Predecessor's parent, for the use of certain trademarks which it owned. We purchased these trademarks in connection with our acquisition of the Predecessor's junior apparel retail business.
(10) Computed by dividing (i) the sum of (a) earnings before income taxes and
     (b) fixed charges, by (ii) fixed charges. Fixed charges consist of interest on debt, amortization of debt issuance costs, amortization of original issue discount with respect to the outstanding notes and the value assigned to the outstanding warrants of our parent company issued as part of the units and the estimated interest component of rental expense. For 1995 and the three months ended May 1, 1999, earnings were insufficient to cover fixed charges by $2.7 million and $710,000, respectively.
(11) Computed by dividing (i) the sum of (a) earnings before income taxes, (b) amortization of goodwill and (c) fixed charges, by (ii) fixed charges. Fixed charges consist of interest on debt, amortization of debt issuance costs, amortization of original issue discount with respect to the outstanding notes and the value assigned to the outstanding warrants of our parent company issued as part of the units and the estimated interest component of rental expense. Ratio of earnings as adjusted to fixed charges is not intended as a substitute for the ratio of earnings to fixed charges. We believe this ratio is meaningful information for analysts, investors and other interested parties.
(12) Computed by dividing EBITDA as adjusted by interest expense including the amortization of the original issue discount with respect to the outstanding notes and the discount related to the value assigned to the outstanding warrants of our parent company issued as part of the units (excluding amortization of deferred financing costs).
(13) Computed by dividing (i) total debt less excess cash, where excess cash is defined as the cash balance less $3.0 million, the amount estimated by management as the minimum average balance required for operations, by (ii) EBITDA as adjusted.

                                  RISK FACTORS

You should carefully consider the following risk factors and other information in this Prospectus before deciding to tender outstanding notes in the exchange offer. Some of the information in this Prospectus contains forward-looking statements.

Forward-Looking Statements.

Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. While these statements reflect our current judgment about the direction of our business, our actual results likely will vary, sometimes in a material way, from the estimates, projections, assumptions and other future performance suggested in this Prospectus. Our actual revenues, profitability and operating results may differ materially from those expressed in the "forward-looking" statements contained in this Prospectus as a result of one or more factors including the following factors:

  . our ability to successfully implement operating strategies (including the opening of new stores);

  .  changes in economic conditions;

  .  our competition; and

  . risk factors set forth below and other matters referred to elsewhere in this Prospectus.

We do not intend to release publicly any revisions to our forward-looking statements that we may make as a result of events or circumstances that occur after the date of this Prospectus.

Failure to Exchange--There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the Offering Memorandum distributed in connection with the private placement of the units consisting of the outstanding notes and certain warrants to purchase shares of our parent company's Class D common stock. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act of 1993 and applicable state securities laws. Except as required by the registration rights agreement that we entered into with the initial purchasers of the units, we do not intend to register resales of the outstanding notes under the Securities Act of 1933. See "The Exchange Offer-- Consequences of Failure to Exchange." You should refer to "The Exchange Offer" for information about how to tender your outstanding notes.

The tender of outstanding notes pursuant to the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Significant Indebtedness--We have significant indebtedness that may prevent us from fulfilling our obligations under the notes.

We have significant indebtedness. As of May 1, 1999, after giving pro forma effect to the private placement of the units, our outstanding indebtedness would have been $99.0 million after giving effect to the original issue discount (or $107.0 million principal amount). In addition, as of such date, we had $681,000 of letters of credit outstanding under our current revolving credit facility. See "Capitalization" and "Unaudited Pro Forma Consolidated Financial Statements." As of such date, we would have had additional availability of approximately $15.5 million under our revolving credit facility. Furthermore, subject to restrictions in our revolving credit facility (or any revolving line of credit which may replace it in the future) and the indenture for the notes, we may incur additional indebtedness from time to time to finance acquisitions or capital expenditures. See "Description of Revolving Credit Facility" and "Description of the Notes-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." In addition, we recently entered into a capital lease agreement pursuant to which we may incur indebtedness of up to $5.0 million to finance our point of sale equipment upgrade by the end of fiscal 2001. See "Business--Management Information Systems."

Our significant indebtedness, and the resulting amount of leverage, may:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . make it more difficult for us to make required payments under our revolving credit facility;

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to obtain additional financing to fund future working capital, capital expenditure and other general corporate requirements;

  . require us to dedicate a substantial portion of cash flow from operations to principal and interest payments with respect to our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and industry; and

  . place us at a competitive disadvantage compared to our competitors that have less debt.

For the three months ended May 1, 1999, our earnings were insufficient to cover our fixed charges by $710,000 due to the seasonal nature of our business. See "--Effect of Seasonality."

Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash, available borrowings under our revolving credit facility and available capitalized leases will be adequate to meet our future liquidity needs for at least the next few years.

We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility and the notes, on commercially reasonable terms or at all.

Effective Subordination--Although the notes are senior debt they will be effectively subordinated to our secured debt.

The outstanding notes are, and the exchange notes will be, unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. We pledged substantially all of our assets to secure our indebtedness under our revolving credit facility. See "Description of Revolving Credit Facility." In the event of a bankruptcy or similar proceeding involving us, our assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the notes. In addition, if we default on our secured indebtedness, the lenders thereunder may foreclose on and take control of our assets pledged as collateral. As a result, we may have insufficient remaining assets to pay amounts due on your notes. As of May 1, 1999, we had no outstanding secured indebtedness. However, as of May 1, 1999, we had $681,000 of secured letters of credit outstanding under our revolving credit facility. In addition, the notes will be effectively subordinated to the capitalized lease that we recently entered into to finance our point of sale equipment upgrade to the extent of the value of the equipment leased. See "Business--Management Information Systems." In addition, although our domestic subsidiaries will guarantee the notes, our foreign subsidiaries, including our Puerto Rican subsidiary, may not be required to guarantee the notes. The notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of any of our foreign subsidiaries which do not guarantee the notes.

Restrictive Covenants--We may be unable to comply with the restrictions imposed by our revolving credit facility and the indenture for the notes which could cause a default under these instruments.

We must comply with various restrictive covenants contained in our revolving credit facility and the indenture for the notes. Our revolving credit facility requires us to maintain a minimum tangible net worth. Our revolving credit facility and the indenture for the notes require us to comply with customary affirmative and negative covenants including, among other things, limitations on our ability to (1) incur additional indebtedness, (2) make certain payments,
(3) pay dividends, (4) create liens on assets, (5) sell assets and (6) engage in fundamental business changes. Our revolving credit facility also limits our ability to make acquisitions and capital expenditures. See "Description of Revolving Credit Facility" and "Description of the Notes--Certain Covenants."

Our ability to continue to comply with these covenants may be affected by events beyond our control. Our failure to comply with these covenants could cause a default under our revolving credit facility, which in turn could cause the lenders under such facility to accelerate our indebtedness or to cease to provide additional revolving loans or letters of credit. If we cannot pay the accelerated indebtedness, the lenders under our revolving credit facility could foreclose on the collateral we pledged to secure our indebtedness under such facility. This collateral consists of all or substantially all of our assets. See "Description of Revolving Credit Facility." As a result of foreclosure, we may have insufficient remaining assets to pay amounts due on your notes. The acceleration of indebtedness under our revolving credit facility would constitute an event of default under the indenture relating to the notes. Similarly, our failure to comply with the restrictions in the indenture could result in an event of default under the indenture, which could lead to a cross-default under our revolving credit facility and under the terms of other indebtedness.

Same Store Sales--Our same store sales results declined from fiscal 1998 to fiscal 1999.

Our same store sales results have fluctuated in the past and likely will continue to fluctuate in the future. Factors affecting these results include, among others, economic conditions, fashion trends, the retail sales environment, changes in our merchandise mix, sourcing and distribution of products, our ability to execute our business strategy efficiently, calendar shifts of holiday periods, actions by our competitors and weather. The following table shows the fluctuations in our annual same store sales results over the past five fiscal years.

                                                               Same Store
       Fiscal Year                                       Sales Growth (Decrease)
       -----------                                       -----------------------
       1995.............................................           3.1%
       1996.............................................           5.5%
       1997.............................................          13.0%
       1998.............................................           4.5%
       1999.............................................          (2.2%)

As indicated in the table above, we recorded same store sales decreases in fiscal 1999. Same store sales for any particular quarter or fiscal year may decrease in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Competition--We face significant competition in the junior apparel retail business.

The junior apparel retail business is highly competitive. We compete for sales primarily with specialty apparel retailers such as Wet Seal/Contempo Casual, a mall-based junior apparel retailer. We also compete with several discount department stores and local and regional department store chains that overlap with our merchandise offerings and price points. Some of our competitors are larger and may have greater financial, marketing and other resources than us. In addition, we compete with our competitors and other persons for favorable site locations and lease terms in shopping malls. Competition from our current major competitors, as well as from catalog and Internet retailers, may increase significantly in the future which could adversely affect our business. See "Business--Competition."

Fashion Risks--Our profitability depends upon our ability to identify our customers' fashion tastes which may change frequently.

Our profitability largely depends upon our ability to identify the fashion tastes of our customers and to provide merchandise that appeals to their preferences in a timely manner. The fashion tastes of our customers may change frequently. Our failure to identify or react appropriately to changes in styles or trends could lead to, among other things, excess inventories and higher markdowns than we anticipated, which could have a material adverse effect on our business. In addition, our fashion misjudgments could materially and adversely affect our business, financial condition, operating results and image with our customers. See "Business--General" and "Business--Merchandising and Marketing."

Dependence on Key Personnel--Our success depends upon our ability to retain our senior management.

We believe that our success depends significantly upon the performance of our senior management.

Jay Galin has been with our company for over 40 years and is our Chairman of the Board and Chief Executive Officer. Scott Galin, Jay Galin's son, who has been with our company for over 20 years, is our President and Chief Operating Officer. Jay and Scott Galin are employed pursuant to employment agreements expiring in August 2000 and August 2003, respectively.

In addition to Jay and Scott Galin, our senior management includes our Chief Financial Officer, Vice President-Store Operations, Vice President-Warehouse and Distribution and Vice President/Divisional Merchandise Manager and five other Divisional Merchandise Managers who have an average of nine years experience with our company. The loss of the services of members of our senior management could have a material adverse effect on our business. Our success also depends upon our ability to retain and attract qualified employees to meet our needs in connection with our growth strategy. We do not maintain "key man" life insurance on any member of senior management. See "Management."

Growth Strategy--We may be unable to successfully implement our growth strategy of opening new stores.

Our continued growth significantly depends upon our ability to open new stores on a profitable basis and our management's ability to manage our growth and resultant expanded operations. During fiscal 1997, 1998 and 1999, we opened 11, 25 and 22 new stores, respectively. We opened six new Rave stores during the period from January 31, 1999 to May 1, 1999, and we intend to open approximately 24 new Rave stores by the end of fiscal 2000. Accomplishing our expansion goals will depend upon a number of factors, including our ability to obtain favorable geographical locations and suitably sized locations for new stores at acceptable costs, and availability of capital.

We also intend to test the market for sales to 8- to 12-year-old girls by opening approximately six mall stores under the name Rave Girl during fiscal 2000. If this market test succeeds, we also intend to further expand into this market. Our ability to successfully operate in this market will depend upon a number of factors including our ability to identify and react appropriately to fashion trends in this market. The market for sales to 8- to 12-year-old girls may present different merchandising challenges from the teen market.

We expect to finance the expenditures related to our planned expansion, including our Rave Girl stores, with cash flow from operations and borrowings under our revolving credit facility (or any revolving line of credit which may replace it in the future). We may not always have access to sufficient funds to finance these expenditures or be able to achieve our store expansion goals, successfully integrate planned new stores into our operations, successfully expand into the market for sales to 8- to 12-year-old girls or operate new stores profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Store Openings and Closings."

Economic Conditions--We may be adversely affected by economic conditions that affect the demand for our merchandise. We depend on the popularity of malls as a shopping destination.

Certain economic conditions affect the level of consumer spending on the merchandise that we offer, including, among others, business conditions, levels of employment and consumer confidence in future economic conditions. If the demand for apparel and related merchandise by female teenagers were to decline, our business, financial condition and results of operations would be materially and adversely affected. In addition, because our stores are located primarily in malls, we depend upon the continued popularity of malls as a shopping destination and the ability of mall anchor tenants and other attractions to generate customer traffic for our stores. A decrease in mall traffic or a decline in economic conditions in the markets in which our stores are located would adversely affect our business, financial condition and results of operations. See "Business--Stores" and "Business--Properties."

Lease Expirations--A significant number of our store leases will expire in the near future.

All of our store sites are leased. As of May 1, 1999, the leases for 45 (or approximately 10%) of our stores expired, and we are occupying such premises on a month-to-month basis. In addition, as of May 1, 1999, the leases for an additional 98 (or approximately 22%) of our stores are scheduled to expire by January 31, 2000. Of these 143 stores, as of May 1, 1999, we were negotiating renewals for 137 stores; with respect to these 137 stores, our negotiations had progressed, as of such date, to the final documentation phase for 50 stores. In addition, leases for 70 (or approximately 16%) of our stores are scheduled to expire by January 31, 2001 and leases for 65 (or approximately 15%) of our stores are scheduled to expire by January 31, 2002. Furthermore, as of May 1, 1999, approximately 16% of our stores were leased from a single landlord. See "Business--Properties."

Although we believe that our real estate staff has strong relationships with our present landlords, we may be unable to renew one or more of these expiring or expired leases or renew one or more of them for the term we desire or at an attractive rental price or on other acceptable terms. The failure to renew a significant number of these expired or expiring leases could have a material adverse effect on our business, financial condition and results of operations.

Single Distribution Facility--We depend on a single distribution facility.

We handle our distribution functions for all of our stores from a single facility in North Bergen, New Jersey. Any significant interruption in the operation of this distribution facility would have a material adverse effect on our business, financial condition and results of operations. See "Business-- Distribution and Transportation."

Key Suppliers--We may be unable to obtain an adequate amount of inventory because we depend upon outside suppliers with whom we do not have long-term contracts.

Our business depends upon our ability to purchase current season apparel at competitive prices. We currently purchase inventory primarily from domestic manufacturers. We do not own any manufacturing facilities. During the first fiscal quarter of fiscal 2000, our top three suppliers accounted for approximately 12.7%, 10.4% and 8.2%, respectively, of our inventory purchases. During fiscal 1999, our top three suppliers accounted for approximately 12.8%, 11.2% and 9.8%, respectively, of our inventory purchases. During the first fiscal quarter of fiscal 2000 and during fiscal 1999, we did not purchase more than 5.0% of our inventory from any one of our other vendors.

We do not have long-term contracts with our suppliers and transact business principally on an order-by-order basis. Although we believe that we have strong relationships with our key suppliers, we may be unable to acquire merchandise from such suppliers in sufficient quantities or on favorable terms in the future. The inability or failure of key suppliers to supply us with adequate quantities of desired merchandise, the loss of one or more key suppliers or a material change in our current purchase terms could have a material adverse effect on our business, financial condition and results of operations. Many of our smaller suppliers have limited resources, production capacities and operating histories.

Effect of Seasonality--Our results of operations fluctuate based on the seasons; our quarterly results of operations also may fluctuate in the future.

Our results of operations fluctuate based on the seasons. Historically, our fourth fiscal quarter has generated the largest percentage of our annual net sales. For example, in fiscal 1999, our fourth fiscal quarter accounted for approximately 29.6% of our annual net sales. In contrast, our first quarter historically has generated the smallest percentage of our annual net sales. A substantial decline in our sales during the fourth fiscal quarter below seasonal norms for any reason may cause our cash on hand to be insufficient to cover payments on the notes.

Our quarterly results of operations also may fluctuate significantly as a result of a variety of other factors, including the number and timing of store openings and closings, the level of markdowns taken, and the amount of revenue contributed by new stores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results."

Control by Significant Stockholders--Members of our senior management and affiliates of one investment fund own or control a substantial amount of our parent company's capital stock and therefore may influence our affairs.

Currently, members of our senior management and affiliates of Pegasus Investors, L.P., a Connecticut-based private equity investment fund, control our parent company, and accordingly our company, through their ownership of voting common equity in our parent company. See "Principal Stockholders."

Circumstances may occur in which the interests of the holders of our parent company's voting common equity could be in conflict with your interests as holders of the notes. In addition, holders of our parent company's voting common equity may desire to pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment even though such transactions may subject you, as a holder of notes, to risks. See "Principal Stockholders" and "Management--Directors, Executive Officers and Key Employees of the Company."

Regional Concentration--A significant number of our stores are located in Florida, New York, California and Puerto Rico.

Although our stores were located in 39 states in the United States, Puerto Rico and the U.S. Virgin Islands as of May 1, 1999, a significant number of our stores are located in Florida, New York,

California and Puerto Rico. As of May 1, 1999, we had 49 stores in Florida, 40 stores in New York, 34 stores in California and 41 stores in Puerto Rico. We plan to expand within these markets. As a result, we are susceptible to fluctuations in our business caused by severe weather, natural disasters or adverse economic conditions in one or more of these geographic regions. Such fluctuations could have a material adverse effect on our business, financial condition and results of operations. See "Business--Stores."

Year 2000--Year 2000 compliance issues could adversely impact our business.

The year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the fact that certain computer systems and programs use two digits, rather than four, to define the applicable year of business transactions. On January 1, 2000, these systems and programs may recognize the date as January 1, 1900 and may process data incorrectly or stop processing data altogether.

We have completed a review of our information technology and non-information technology systems to determine whether they are year 2000 compliant. As a result of this review, we believe that our computer programs should be able to continue to operate effectively after December 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

However, in addition to our own systems, we rely directly and indirectly on external systems of our suppliers, landlords, banks, utilities providers and other third parties. We are currently in the process of asking our significant suppliers about their year 2000 readiness. To date, we are not aware of any third party year 2000 issues that would materially impact our business, financial condition or results of operations. However, we have no means of ensuring that the third parties with which we deal will be year 2000 compliant. If the systems of any third parties with which we interact experience year 2000 problems, our business, financial condition or results of operations could be materially and adversely affected. We cannot be certain that the systems of third parties with which we interact will not suffer from year 2000 problems.

Labor Stoppage--Certain of our distribution center employees are represented by a union which may cause us to be more vulnerable to work stoppages.

As of May 1, 1999, approximately 132 of our employees at our distribution center in North Bergen, New Jersey were represented by Local 2326 of the UAW/AFL/CIO. The collective bargaining agreement covering our distribution center employees expires on January 31, 2002. Although we believe that we have good relations with our union employees and never have experienced a work stoppage, we may be subject to work stoppages in the future. Any such work stoppages could have a material adverse effect on our business, financial condition and results of operations. See "Business--Employees."

Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture for the notes.

Upon the occurrence of change of control events specified in the indenture for the notes, we will be required to offer to repurchase all outstanding notes. It is possible, however, that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our revolving credit facility will not allow such repurchases. In addition, important corporate events such as leveraged recapitalizations and certain other highly leveraged transactions, restructurings or mergers that would increase the level of our indebtedness would not constitute a change of control under the indenture. See "Description of the Notes--Repurchase at the Option of Holders."

Original Issue Discount--You will be required to recognize income for federal tax purposes prior to receiving certain cash payments on the notes.

The outstanding notes were issued with original issue discount for federal income tax purposes and thus the exchange notes will also have original issue discount for federal income tax purposes. As a result, as a holder of notes you will be required to include the original issue discount in gross income for federal income tax purposes as it accrues in advance of the receipt of cash payments on the notes (regardless of whether you are a cash or accrual basis taxpayer). See "Certain Federal Income Tax Considerations--Other Tax Considerations--United States Holders--Taxation of Original Issue Discount."

Fraudulent Conveyance Matters--Our obligations to you under the notes could be voided under federal or state fraudulent transfer laws.

Our obligations to you under the notes could be voided under federal or state fraudulent transfer laws if a bankruptcy case or other lawsuit is commenced by or on behalf of any of our creditors and the court in such a case or lawsuit makes the determinations described in the following sentence. Specifically, a court of competent jurisdiction in such a case or lawsuit could void, in whole or in part, the notes or subordinate the notes to our existing and future indebtedness or take other action detrimental to you if, at the time we issued the notes, we either:

  . issued the notes with the intent to hinder, delay or defraud our existing or future creditors; or

  . received less than reasonably equivalent value or fair consideration for issuing the notes and we either:

    .  were insolvent at the time of such issuance;

    . were rendered insolvent by reason of such issuance (and the application of the proceeds of the notes);

    . were engaged or were about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on such businesses; or

    . intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

The measure of our insolvency for purposes of the foregoing test will vary depending upon the law applied in such case. Generally, however, we would be considered insolvent at a particular time if (1) the sum of our debts, including our contingent liabilities, at that time exceeded the fair saleable value of all of our assets, (2) the present fair saleable value of our assets at that time was less than the amount that would be required to pay the probable liability on our existing debts, including our contingent liabilities, as they become absolute and matured or (3) we could not pay our debts as they become due.

Our obligations under the notes will be guaranteed by our domestic subsidiaries and our subsidiaries which guarantee our debt or the debt of another subsidiary of our company. As of May 1, 1999, we had only one subsidiary, a foreign subsidiary, which had no material assets, and which is not a guarantor of the outstanding notes and will not be a guarantor of the exchange notes at the time the exchange offer is consummated. Any guarantee of the notes also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent transfer laws, if a bankruptcy case or a lawsuit is commenced by or on behalf of any creditor of a guarantor or a representative of any such creditors. In such a case, the analysis set forth above would generally apply, except that the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit (and only indirectly for the benefit of the guarantor), the obligation of the guarantor thereunder was incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee of the notes, subordinate the guarantee to other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes.

We issued the outstanding notes, and will issue exchange notes, in good faith and for proper purposes and without the intent to hinder, delay or defraud our creditors. We believe that, after the private placement of the units consisting of the outstanding notes and certain warrants to purchase our parent company's Class D common stock and the application of the proceeds thereof, we were solvent, had sufficient capital for carrying on our business and were able to pay our debts as they matured. However, a court passing on such questions may apply a different standard in making such determination and may disagree with our view.

No Public Market for the Exchange Notes--You may find it difficult to transfer the exchange notes due to the lack of a public trading market.

The exchange notes are new securities for which there is no existing market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The notes are eligible for trading in the Private Offerings, Resales and Trading Through Automated Linkages (PORTAL) Market. The initial purchasers of the units consisting of the outstanding notes and certain warrants to purchase our parent company's Class D common stock have advised us that they currently intend to make a market in the exchange notes. However, the initial purchasers of the units are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system.

No assurance can be given to non-exchanging holders of outstanding notes as to the liquidity of the trading market for the outstanding notes following the exchange offer.

The liquidity of, and trading market for, the exchange notes also may be adversely affected by general declines in the market for similar securities or by changes in our financial performance. Such a market decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

Third Party Teen Market Data--We have not independently verified the teen market data contained in this Prospectus; such information may change significantly, which could adversely affect our business.

We included in this Prospectus information about the teen market. Such information indicates that the teen market is large and rapidly growing, has significant discretionary income which is increasing and spends a significant percentage of discretionary income on apparel. We obtained this information from Kalorama Information's October 1998 report entitled "The Teen Market," published under the name Packaged Facts(R), and we have not independently verified such information. The teen market may not be as large as reported or growing at the reported rate. In addition, teenagers may not have as much discretionary income as reported and their discretionary income may not be increasing as reported. Furthermore, teenagers may not currently spend or continue to spend the reported amount of their income on apparel. Factors beyond our control such as economic conditions and consumer preferences may cause changes in the teen market information presented in this Prospectus. An adverse change in the size, growth rate, purchasing power or purchasing habits of the teen market could have a material adverse effect on our business, financial condition and results of operations.

                                THE ACQUISITION

On August 28, 1998, senior management of the Predecessor, together with an investor group led by affiliates of Pegasus Investors, L.P. ("Pegasus"), a Connecticut-based private equity investment fund, acquired from the Predecessor the junior apparel retail business currently conducted by the Company (the "Acquisition"). The Company and its parent, G&G Retail Holdings, Inc. (the "Parent"), were formed in 1998 to make the Acquisition. The Company acquired substantially all of the Predecessor's assets for $132.0 million in cash, the assumption of certain liabilities and the issuance to the Predecessor of shares of non-voting Class C common stock of the Parent (which shares were subsequently transferred to a liquidating trust as part of Petrie Retail, Inc.'s plan of reorganization). A portion of the cash purchase price was financed with debt including senior bridge notes in the aggregate principal amount of $90.0 million (the "Senior Bridge Notes"). The Senior Bridge Notes were repaid in full with the net proceeds of the private placement of the units consisting of the outstanding notes and certain warrants to purchase the Parent's Class D common stock. See "Use of Proceeds."

The Acquisition was made by a transfer of substantially all of the assets of the Predecessor in accordance with Section 363 of the United States Bankruptcy Code and was approved by the United States Bankruptcy Court for the Southern District of New York on August 24, 1998. In October 1995, Petrie Retail, Inc., the Predecessor's parent ("Petrie"), on behalf of itself and its subsidiaries (including the Predecessor), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. In December 1998, the United States Bankruptcy Court for the Southern District of New York issued an order confirming Petrie's plan of reorganization. The Predecessor's operating performance was strong prior to and during the bankruptcy proceedings. The Predecessor generated aggregate EBITDA as adjusted of $84.1 million and aggregate net income of $27.0 million from the beginning of fiscal 1995 through August 28, 1998.

Pegasus, the financial sponsor of the Acquisition, was founded by Craig Cogut, who was a senior principal of Apollo Advisors, L.P. Pegasus makes control investments in middle market companies, with a focus on complex transactions such as bankruptcies and restructurings. Pegasus typically invests in companies with strong management teams with whom they partner to grow and strategically develop the companies' businesses. Pegasus currently manages $220.0 million in committed capital and has participated in 15 acquisitions and investments.

                                USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this Prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

The net proceeds from the sale of the units consisting of the outstanding notes and certain warrants to purchase the Parent's Class D common stock were approximately $94.7 million (after deducting discounts and commissions, transaction fees and expenses of the private placement.) Of those net proceeds, $90.6 million was used by the Company to repay in full and retire all of its outstanding indebtedness (including interest accrued through the date of repayment) under the Senior Bridge Notes. The Company expects to use the balance of those net proceeds for general corporate purposes.

The Senior Bridge Notes were issued by the Company in August 1998 to fund a portion of the purchase price for the Acquisition. See "The Acquisition." The Senior Bridge Notes accrued interest at one-month London Inter-Bank Offered Rate ("LIBOR") plus 6%, (10.92% as of May 17, 1999, the date on which they were repaid) which was payable monthly in cash.

                                 CAPITALIZATION

The following table sets forth as of May 1, 1999 the actual capitalization of the Company and the pro forma capitalization of the Company as adjusted to give effect to the private placement of the units consisting of the outstanding notes and certain warrants to purchase the Parent's Class D common stock. This table should be read in conjunction with the "Selected Financial and Operating Data" and "Unaudited Pro Forma Consolidated Financial Statements" and the historical combined and consolidated financial statements of the Predecessor and the Company and notes related thereto included elsewhere in this Prospectus.

                                                                 May 1, 1999
                                                              -----------------
                                                                         Pro
                                                               Actual   Forma
(Dollars in thousands)                                        -------- --------
Cash......................................................... $  5,332 $  9,992
                                                              ======== ========
Long-term debt:
  Revolving Credit Facility(1)............................... $    --  $    --
  Senior Bridge Notes(2).....................................   90,000      --
  11% Senior Notes due 2006(2)(3)............................      --    98,960
                                                              -------- --------
    Total long-term debt.....................................   90,000   98,960
Redeemable Equity............................................      --       --
Stockholder's equity(4)(5)...................................   51,444   51,694
                                                              -------- --------
    Total capitalization..................................... $141,444 $150,654
                                                              ======== ========

--------
(1) The revolving credit facility provides for revolving loans in the aggregate principal amount of up to $20.0 million (including a sublimit of $10.0 million for letters of credit) and matures in October 2001. As of May 1, 1999, the Company had no borrowings outstanding under the revolving credit facility, but had $681,000 of letters of credit outstanding thereunder, and $15.5 million of availability thereunder.
(2) The net proceeds from the sale of the units were used to repay in full and retire all of the outstanding Senior Bridge Notes. See "Use of Proceeds."
(3) Net of original issue discount and the value assigned to the warrants of the Parent comprising the units.
(4) The deferred financing costs (net of tax) associated with the Senior Bridge Notes have been written off and reflected as an adjustment to stockholder's equity in the pro forma capitalization of the Company.
(5) Stockholder's equity reflects the capital contribution by the Parent totalling $700,000 in connection with the issuance of the warrants of the Parent comprising the units.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Consolidated Financial Statements are based on the historical combined financial statements of the Predecessor and the historical consolidated financial statements of the Company as adjusted to illustrate the estimated effects of the Acquisition and the sale of the units (consisting of the outstanding notes and certain warrants to purchase the Parent's Class D common stock). The Company acquired substantially all of the assets and assumed certain liabilities of the Predecessor in the Acquisition on August 28, 1998. See "The Acquisition." The Company and the Parent completed the private offering of the units on May 17, 1999. See "Summary of the Exchange Offer."

The following Unaudited Pro Forma Consolidated Balance Sheet as of May 1, 1999 gives effect to the sale of the units as if it had occurred on such date. The following Unaudited Pro Forma Consolidated Statement of Income for the year ended January 30, 1999 gives effect to the Acquisition and the sale of the units as if each had occurred on February 1, 1998. The following Unaudited Pro Forma Consolidated Statement of Income for the three months ended May 1, 1999 gives effect to the sale of the units as if it had occurred on January 31, 1999. The following Unaudited Pro Forma Consolidated Statements of Income for the year ended January 30, 1999 and the three months ended May 1, 1999 do not reflect the write-off of the unamortized portion of the financing costs (net of tax) related to the financing of the Acquisition. This write-off will be treated as an extraordinary item in the Company's financial statements for the second quarter of fiscal 2000. The Unaudited Pro Forma Consolidated Statements of Income and the Unaudited Pro Forma Consolidated Balance Sheet do not purport to represent what the Company's results of operations or financial condition would have been if the Acquisition (as applicable) and the sale of the units had occurred as of the dates indicated or what such results or financial condition will be for any future periods. The Unaudited Pro Forma Consolidated Financial Statements are based upon assumptions the Company believes are reasonable and should be read in conjunction with the historical combined and consolidated financial statements of the Predecessor and the Company and the notes related thereto included elsewhere in this Prospectus.

                                G+G Retail, Inc.

                 Unaudited Pro Forma Consolidated Balance Sheet
                                  May 1, 1999

                                                          Pro Forma
                                              Historical Adjustments   Pro Forma
(Dollars in thousands)                        ---------- -----------   ---------
Assets
Current assets:
  Cash......................................   $  5,332    $99,660 (a) $  9,992
                                                           (90,000)(a)
                                                            (5,000)(b)
  Accounts receivable.......................        452                     452
  Inventories...............................     21,897                  21,897
  Prepaid expenses..........................      3,253                   3,253
  Deferred tax assets.......................        645                     645
                                               --------    -------     --------
Total current assets........................     31,579      4,660       36,239
Property and equipments, net................     23,590                  23,590
Intangible assets...........................    115,489       (804)(c)  119,685
                                                             5,000 (b)
Deferred tax assets.........................        785                     785
Other assets................................        207                     207
                                               --------    -------     --------
Total assets................................   $171,650    $ 8,856     $180,506
                                               ========    =======     ========
Liabilities and stockholder's equity
Current liabilities:
  Accounts payable..........................    $15,852                 $15,852
  Accrued expenses..........................     13,132                  13,132
  Income taxes payable......................      1,222       (354)(c)      868
                                               --------    -------     --------
Total current liabilities...................     30,206       (354)      29,852
Long-term debt..............................     90,000    (90,000)(a)   98,960
                                                           107,000 (a)
                                                            (7,340)(a)
                                                              (700)(d)
                                               --------    -------     --------
Total liabilities...........................    120,206      8,606      128,812
Commitments and contingencies
Stockholder's equity:
  Common stock, par value $.01 per share,
   1,000 shares authorized, 10 shares issued
   and outstanding..........................        --                      --
  Additional paid-in capital................     49,828        700 (d)   50,528
  Retained earnings.........................      1,616       (450)(c)    1,166
                                               --------    -------     --------
Total stockholder's equity..................     51,444        250       51,694
                                               --------    -------     --------
Total liabilities and stockholder's equity..   $171,650    $ 8,856     $180,506
                                               ========    =======     ========

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a) Records the offering of the units, net of the original issue discount, and repayment of the Senior Bridge Notes.

(b)  Records deferred financing costs associated with the units.

(c) Eliminates deferred financing costs associated with the Senior Bridge Notes and records the related tax adjustment.

(d) Capital contribution by the Parent in connection with warrants issued by the Parent to note holders.

                                G+G Retail, Inc.

              Unaudited Pro Forma Consolidated Statement of Income
                      for the Year Ended January 30, 1999

                            Predecessor        Company
                          ---------------- ----------------
                          February 1, 1998 August 29, 1998                Pro Forma
                                 to               to         Pro Forma     Fiscal
                          August 28, 1998  January 30, 1999 Adjustments   Year 1999
                          ---------------- ---------------- -----------   ---------
(Dollars in thousands)
Net sales...............      $162,823         $131,567                   $294,390
Cost of sales (including
 occupancy costs).......       106,056           79,267                    185,323
                              --------         --------                   --------
Gross margin............        56,767           52,300                    109,067
Selling, general,
 administrative
 and buying expenses....        49,330(a)        36,170       $(3,300)(b)   81,188
                                                               (1,012)(c)
Depreciation and
 amortization expense...         2,845            5,141           820 (d)   11,074
                                                                2,268 (e)
                              --------         --------       -------     --------
Operating income........         4,592           10,989        (1,224)      16,805
Interest expense, net...           --             7,395         8,400 (f)   13,794
                                                               (1,715)(g)
                                                                1,400 (h)
                                                               (2,400)(i)
                                                                  714 (j)
                              --------         --------       -------     --------
Income (loss) before
 provision for
 income taxes...........         4,592            3,594        (5,175)       3,011
Provision (benefit) for
 income taxes...........         1,892            1,581        (2,151)(k)    1,322
                              --------         --------       -------     --------
Net income..............      $  2,700         $  2,013       $(3,024)    $  1,689
                              ========         ========       =======     ========


       See Notes to Unaudited Pro Forma Consolidated Statement of Income.

         Notes to Unaudited Pro Forma Consolidated Statement of Income
                      for the Year Ended January 30, 1999

(a) Includes royalty expense (see Note (c) below) and store closing expenses.

(b) Eliminates a success fee paid to Jay Galin, the Company's Chairman of the Board and Chief Executive Officer, and Scott Galin, the Company's President and Chief Operating Officer, in connection with their assistance in the sale of the junior apparel retail business conducted by the Predecessor prior to August 28, 1998.

(c) Eliminates royalty expenses charged by Petrie for the use of certain trademarks which were owned by Petrie. In connection with the Acquisition, the Company purchased these trademarks.

(d) Records the additional depreciation associated with step-up in value of property and equipment as if the Acquisition had occurred on February 1, 1998.

(e) Records the additional amortization of the goodwill associated with the Acquisition as if the Acquisition had occurred on February 1, 1998.

(f) Records additional interest, and quarterly fees based on the aggregate principal amount, on the Senior Bridge Notes as if they were outstanding as of February 1, 1998.

(g) Records a reduction to interest expense to reflect the lower interest rate on the notes, and elimination of quarterly fees on the Senior Bridge Notes, as if the notes had replaced the Senior Bridge Notes as of February 1, 1998. Pro forma interest expense includes the amortization of the original issue discount with respect to the notes and the discount for the assigned value of the warrants issued as part of the units. A 1/8% change in interest rate would have resulted in a difference of approximately $133,750 in interest costs for the year ended January 30, 1999.

(h) Records the additional amortization of the deferred financing costs related to the Senior Bridge Notes as if they were outstanding on February 1, 1998.

(i) Eliminates the amortization of the deferred financing costs related to the Senior Bridge Notes. The unamortized portion of deferred financing costs (net of tax) will be written off and will be treated as an extraordinary item in the Statement of Income in the second quarter of fiscal 2000 when the proceeds of the outstanding notes were used to repay the Senior Bridge Notes.

(j) Records the amortization of the deferred financing costs as if the notes were outstanding on February 1, 1998.

(k)  Records income tax provision based on the Company's effective tax rate.

                                G+G Retail, Inc.

              Unaudited Pro Forma Consolidated Statement of Income
                     for the Three Months Ended May 1, 1999

                                                                     Pro Forma
                                                                       First
                                       January 31, 1999               Fiscal
                                              to         Pro Forma    Quarter
                                         May 1, 1999    Adjustments    2000
                                       ---------------- -----------  ---------
(Dollars in thousands)
Net sales.............................     $72,733                    $72,733
Cost of sales (including
 occupancy costs).....................      46,374                     46,374
                                           -------                    -------
Gross margin..........................      26,359                     26,359
Selling, general, administrative
 and buying expenses..................      20,728                     20,728
Depreciation and amortization
 expense..............................       3,173                      3,173
                                           -------         -----      -------
Operating income......................       2,458                      2,458
Interest expense, net.................       3,168         $ 460 (a)    3,200
                                                            (607)(b)
                                                             179 (c)
                                           -------         -----      -------
Loss before provision for
 income taxes.........................        (710)          (32)        (742)
Benefit for income taxes..............        (313)          (14)(d)     (327)
                                           -------         -----      -------
Net loss..............................     $  (397)        $ (18)     $  (415)
                                           =======         =====      =======

         Notes to Unaudited Pro Forma Consolidated Statement of Income
                     for the Three Months Ended May 1, 1999

(a) Records an increase in interest expense to reflect a higher interest rate on the notes, as if the notes had replaced the Senior Bridge Notes as of January 31, 1999. Pro forma interest expense includes the amortization of the original issue discount with respect to the notes and the discount for the assigned value of the warrants issued as part of the units. A 1/8% change in interest rate would have resulted in a difference of approximately $33,438 in interest costs for the quarter ended May 1, 1999.

(b) Eliminates the amortization of the deferred financing costs related to the Senior Bridge Notes. The unamortized portion of deferred financing costs (net of tax) will be written off and will be treated as an extraordinary item in the Statement of Income in the second quarter of fiscal 2000 when the proceeds of the notes were used to repay the Senior Bridge Notes.

(c) Records the additional amortization of the deferred financing costs related to the Senior Bridge Notes as if they were outstanding on January 31, 1999.

(d)  Records income tax provision based on the Company's effective tax rate.

                     SELECTED FINANCIAL AND OPERATING DATA

The following selected financial and operating data (except number of stores) for (1) the combined balance sheets of the Predecessor as of January 28, 1995 and February 3, 1996 and the related combined statements of operations and cash flows for the year ended January 28, 1995 have been derived from unaudited financial statements of the Predecessor, (2) the combined balance sheets of the Predecessor as of February 1, 1997 and January 31, 1998 and the related combined statements of operations and cash flows for the three years ended January 31, 1998 and the seven months ended August 28, 1998 have been derived from the audited financial statements of the Predecessor, (3) the combined balance sheet of the Predecessor as of May 2, 1998 and the related combined statements of operations and cash flows for the three months ended May 2, 1998 have been derived from unaudited financial statements of the Predecessor, (4) the consolidated balance sheet of the Company as of January 30, 1999 and the related consolidated statements of income and cash flows for the five months ended January 30, 1999 have been derived from the audited financial statements of the Company and (5) the consolidated balance sheet of the Company as of May 1, 1999 and the related consolidated statements of income and cash flows for the three months ended May 1, 1999 have been derived from unaudited financial statements of the Company. The Predecessor's combined financial statements contain the accounts of the Predecessor and certain store assets owned by subsidiaries of Petrie.

The following unaudited pro forma financial and operating data of the Company for the year ended January 30, 1999 give effect to the Acquisition and the sale of units (consisting of the outstanding notes and certain warrants to purchase the Parent's Class D common stock) as if such transactions occurred on February 1, 1998. The following unaudited pro forma financial and operating data of the Company for the three months ended May 1, 1999 give effect to the sale of the units as if such transaction occurred on January 31, 1999. The following unaudited pro forma balance sheet data of the Company as of May 1, 1999 gives effect to the sale of units as if such transaction occurred on May 1, 1999. The following unaudited pro forma statements of operations data of the Company for the year ended January 30, 1999 and the three months ended May 1, 1999 do not reflect the write-off of the unamortized portion of the financing costs (net of tax) related to the financing of the Acquisition. This write-off will be treated as an extraordinary item in the Company's financial statements for the second quarter of fiscal 2000.

The historical and pro forma financial and operating data for the year ended January 30, 1999 and the three months ended May 1, 1999 are not necessarily an indication of the results to be expected for future years. The Company did not conduct operations from the date of its incorporation on June 26, 1998 to August 28, 1998. The Company acquired substantially all of the assets and assumed certain liabilities of the Predecessor on August 28, 1998. See "The Acquisition." The Company and the Parent completed the private offering of the units on May 17, 1999. See "Summary of the Exchange Offer."

The selected financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial statements of the Company and the historical combined and consolidated financial statements and notes thereto of the Predecessor and the Company included elsewhere in this Prospectus.

                                G+G Retail, Inc.

                     Selected Financial and Operating Data

                                           Predecessor                                Company
                         ---------------------------------------------------  ------------------------
                                                                 February 1,  August 29,
                                     Fiscal Year                   1998 to      1998 to     Pro Forma
                         --------------------------------------  August 28,   January 30,  Fiscal Year
                           1995    1996(1)     1997      1998       1998        1999(2)       1999
                         --------  --------  --------  --------  -----------  -----------  -----------
(Dollars in thousands)*
Statement of
 Operations Data:
Net sales........        $237,680  $243,583  $266,362  $286,938   $162,823     $131,567     $294,390
Cost of sales
 (including
 occupancy costs)..       155,940   159,262   166,636   177,765    106,056       79,267      185,323
                         --------  --------  --------  --------   --------     --------     --------
Gross margin.....          81,740    84,321    99,726   109,173     56,767       52,300      109,067
Selling, general,
 administrative
 and buying
 expenses(3).....          75,526    78,128    76,684    79,702     49,330       36,170       81,188
Depreciation and
 amortization
 expense(4)......           8,905     5,148     4,526     4,489      2,845        5,141       11,074
                         --------  --------  --------  --------   --------     --------     --------
Operating income
 (loss)..........          (2,691)    1,045    18,516    24,982      4,592       10,989       16,805
Interest expense,
 net.............             --        --        --        --         --         7,395       13,794
                         --------  --------  --------  --------   --------     --------     --------
Income before
 provision for
 (benefit from)
 income taxes....          (2,691)    1,045    18,516    24,982      4,592        3,594        3,011
Provision for
 (benefit from)
 income taxes....          (1,109)      431     7,629    10,293      1,892        1,581        1,322
                         --------  --------  --------  --------   --------     --------     --------
Net income
 (loss)..........        $ (1,582) $    614  $ 10,887  $ 14,689   $  2,700     $  2,013     $  1,689
                         ========  ========  ========  ========   ========     ========     ========
Other Operating
 Data:
Sales per gross
 square foot.....        $    222  $    238  $    277  $    295   $    160     $    130     $    290
Inventory
 turnover(5).....             5.1x      5.4x      6.4x      6.6x       6.0x         6.5x         6.2x
Same store sales
 increase
 (decrease)(6)...             3.1%      5.5%     13.0%      4.5%      (3.0%)       (1.1%)       (2.2%)
Capital
 expenditures:
 New stores......        $    940  $    835  $    829  $  2,972   $  1,299     $  1,027     $  2,326
 Remodels........             887     1,780       892     3,320      1,809        1,341        3,150
 Non-store assets
  and systems....             576       205       231       713        292          411          703
                         --------  --------  --------  --------   --------     --------     --------
 Total capital
  expenditures...        $  2,403  $  2,820  $  1,952  $  7,005   $  3,400     $  2,779     $  6,179
                         ========  ========  ========  ========   ========     ========     ========
Number of stores:
 Beginning
  balance........             465       441       416       395        408          415          408
 New stores
  opened.........               5         6        11        25          9           13           22
 Existing stores
  closed.........              29        31        32        12          2            6            8
                         --------  --------  --------  --------   --------     --------     --------
 Ending balance..             441       416       395       408        415          422          422
                         ========  ========  ========  ========   ========     ========     ========
Other Financial
 Data:
EBITDA as
 adjusted(7).....        $  9,721  $  9,802  $ 24,791  $ 31,305   $  8,449     $ 16,130     $ 27,879
EBITDA margin as
 adjusted(8).....             4.1%      4.0%      9.3%     10.9%       5.2%        12.3%         9.5%
Gross margin
 percentage......            34.4%     34.6%     37.4%     38.0%      34.9%        39.8%        37.0%
Royalty
 expense(9)......        $  3,507  $  3,609  $  1,749  $  1,834   $  1,012     $    --      $    --
Ratio of earnings
 to fixed
 charges(10)..                --        1.2x      3.7x      4.5x       2.1x         1.3x         1.1x
Ratio of earnings as adjusted to fixed charges(11).............................................. 1.3x
Ratio of EBITDA as adjusted to interest expense(12)............................................. 2.2x
Ratio of net debt to EBITDA as adjusted(13)..................................................... 3.0x

                         Predecessor     Company
                         ----------- -------------------
                                                 Pro
                                                Forma
                            First     First     First
                           Fiscal    Fiscal    Fiscal
                           Quarter   Quarter   Quarter
                            1999      2000      2000
                         ----------- --------- ---------
(Dollars in thousands)*
Statement of
 Operations Data:
Net sales........          $66,398   $72,733   $72,733
Cost of sales
 (including
 occupancy costs)..         42,594    46,374    46,374
                         ----------- --------- ---------
Gross margin.....           23,804    26,359    26,359
Selling, general,
 administrative
 and buying
 expenses(3).....           19,338    20,728    20,728
Depreciation and
 amortization
 expense(4)......            1,225     3,173     3,173
                         ----------- --------- ---------
Operating income
 (loss)..........            3,241     2,458     2,458
Interest expense,
 net.............              --      3,168     3,200
                         ----------- --------- ---------
Income before
 provision for
 (benefit from)
 income taxes....            3,241      (710)     (742)
Provision for
 (benefit from)
 income taxes....            1,335      (313)     (327)
                         ----------- --------- ---------
Net income
 (loss)..........          $ 1,906   $  (397)  $  (415)
                         =========== ========= =========
Other Operating
 Data:
Sales per gross
 square foot.....          $    67   $    70   $    70
Inventory
 turnover(5).....              5.8x      6.0x      6.0x
Same store sales
 increase
 (decrease)(6)...             (4.7%)     3.4%      3.4%
Capital
 expenditures:
 New stores......          $   714   $ 1,054   $ 1,054
 Remodels........              736     1,888     1,888
 Non-store assets
  and systems....              108       304       304
                         ----------- --------- ---------
 Total capital
  expenditures...          $ 1,558   $ 3,246   $ 3,246
                         =========== ========= =========
Number of stores:
 Beginning
  balance........              408       422       422
 New stores
  opened.........                7         6         6
 Existing stores
  closed.........              --        --        --
                         ----------- --------- ---------
 Ending balance..              415       428**     428**
                         =========== ========= =========
Other Financial
 Data:
EBITDA as
 adjusted(7).....          $ 4,874   $ 5,631   $ 5,631
EBITDA margin as
 adjusted(8).....              7.3%      7.7%      7.7%
Gross margin
 percentage......             35.9%     36.2%     36.2%
Royalty
 expense(9)......          $   408   $   --    $   --
Ratio of earnings
 to fixed
 charges(10).....              2.7x      --        --
Ratio of earnings as adjusted to fixed charges(11)....1.0x
Ratio of EBITDA as adjusted to interest expense(12)...1.8x
Ratio of net debt to EBITDA as adjusted(13)..........16.3x

                                           Predecessor                     Company   Predecessor      Company
                         ----------------------------------------------- ----------- ----------- ------------------
                                                                                                          Pro Forma
                         January 28, February 3, February 1, January 31, January 30,   May 2,     May 1,   May 1,
                            1995        1996        1997        1998        1999        1998       1999     1999
                         ----------- ----------- ----------- ----------- ----------- ----------- -------- ---------
(Dollars in thousands)
Balance Sheet Data:
Total assets............   $31,746     $29,218     $25,818     $28,157    $167,664     $36,665   $171,650 $180,506
Total long-term debt....     7,623      12,364      20,591      20,866      90,000      20,886     90,000   98,960

-------
* Other than sales per gross square foot.
**Does not include 13 stores for which the Company has executed leases, but which were not open as of May 1, 1999.

                 Notes to Selected Financial and Operating Data

 (1) The year ended February 3, 1996 consisted of 53 weeks.
 (2) The Company was inactive from the date of its incorporation on June 26, 1998 to August 28, 1998, the date on which the Acquisition was completed.
 (3) Selling, general, administrative and buying expenses include royalty expense (see Note 9 below) and store closing expenses.
 (4) In November 1994, Petrie was acquired. This acquisition was a bargain purchase and, accordingly, the fixed assets were written down. This write-down of assets caused the substantial decrease in depreciation and amortization for fiscal years 1996, 1997 and 1998.
 (5) Inventory turnover is calculated by dividing the sum of monthly net sales (at retail) by average monthly retail inventory.
 (6)  A store becomes comparable after it is open twelve full months.
 (7) EBITDA is defined by the Company as operating income plus depreciation and amortization. In addition, the Company has further adjusted EBITDA to add back royalty expense (see Note 9 below). EBITDA as adjusted is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with generally accepted accounting principles ("GAAP") as an indicator of the Company's operating performance, as an alternative to cash from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the retail industry. Accordingly, this information is presented to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the industry. However, not all companies calculate EBITDA using the same methods; therefore, the EBITDA as adjusted figures presented herein may not be comparable to EBITDA reported by other companies.
 (8)  Computed by dividing EBITDA as adjusted by net sales.
 (9) Royalty expense represents an amount charged by Petrie for the use of certain trademarks which it owned. The Company purchased these trademarks in connection with the Acquisition.
(10)  Computed by dividing (i) the sum of (a) earnings before income taxes and
      (b) fixed charges, by (ii) fixed charges. Fixed charges consist of interest on debt, amortization of debt issuance costs, amortization of original issue discount with respect to the outstanding notes and the value assigned to the outstanding warrants of the Parent issued as part of the units and the estimated interest component of rental expense. For 1995 and the three months ended May 1, 1999, earnings were insufficient to cover fixed charges by $2.7 million and $710,000, respectively.
(11) Computed by dividing (i) the sum of (a) earnings before income taxes, (b) amortization of goodwill and (c) fixed charges, by (ii) fixed charges. Fixed charges consist of interest on debt, amortization of debt issuance costs, amortization of original issue discount with respect to the outstanding notes and the value assigned to the outstanding warrants of the Parent issued as part of the units and the estimated interest component of rental expense. Ratio of earnings as adjusted to fixed charges is not intended as a substitute for the ratio of earnings to fixed charges. The Company believes this ratio is meaningful information for analysts, investors and other interested parties.
(12) Computed by dividing EBITDA as adjusted by interest expense including the amortization of the original issue discount with respect to the outstanding notes and the value assigned to the outstanding warrants of the Parent issued as part of the units (excluding amortization of deferred financing costs).
(13) Computed by dividing (i) total debt less excess cash, where excess cash is defined as the cash balance less $3.0 million, the amount estimated by management as the minimum average balance required for operations, by
      (ii) EBITDA as adjusted.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with "Selected Financial and Operating Data," "Unaudited Pro Forma Consolidated Financial Statements" and the historical combined and consolidated financial statements of the Predecessor and the Company and the related notes thereto included elsewhere in this Prospectus. The Company acquired substantially all of the assets and assumed certain liabilities of the Predecessor on August 28, 1998. See "The Acquisition." The Company's (as did the Predecessor's) fiscal year ends on the Saturday nearest January 31 in the same calendar year. Accordingly, fiscal 1997 ended on February 1, 1997, fiscal 1998 ended on January 31, 1998 and fiscal 1999 ended on January 30, 1999.

Overview

The Company is a leading national mall-based retailer of popular price apparel for young women principally between the ages of 13 and 19 years old. As of May 1, 1999, the Company had 441 stores (of which 428 were in operation) throughout the United States, Puerto Rico and the U.S. Virgin Islands. Since early 1995, the Company has implemented an ongoing program to open new stores in locations that it believes are favorable for its business and close underperforming stores. Between October 31, 1995 and January 30, 1999, the Company opened 59 new stores and closed 70 stores. The Company intends to grow its sales and EBITDA by continuing to implement its strategy of opening new stores in locations that it believes are favorable for its business. The Company opened six new Rave stores in the period from January 31, 1999 to May 1, 1999 and anticipates opening approximately 24 new Rave stores in the remainder of fiscal 2000. The Company also anticipates opening six new Rave Girl stores in fiscal 2000.

The Company achieved positive same store sales on an annual basis in each of fiscal 1995, 1996, 1997 and 1998. Same store sales growth was 3.1% during fiscal 1995, 5.5% during fiscal 1996, 13.0% during fiscal 1997 and 4.5% during fiscal 1998. However, the Company experienced a 2.2% decline in same store sales in fiscal 1999. The Company believes that same store sales in fiscal 1999 were adversely affected by the significant time and attention required to be spent by management in connection with the sale by the Predecessor of its junior apparel retail business to the Company (an approximately ten-month process), the complications of Petrie's bankruptcy proceedings described below and the liquidity problems faced by the Predecessor as a result of Petrie using substantially all of the Predecessor's excess cash to fund Petrie's own cash needs. As a result of same store sales growth in fiscal 1995, 1996, 1997 and 1998 and the Company's store expansion program, the Company's sales per gross square foot improved from $222 in fiscal 1995 to $290 in fiscal 1999 and the Company's EBITDA as adjusted increased from $9.7 million in fiscal 1995 to $27.9 million in pro forma fiscal 1999.

On August 28, 1998, the Company completed its acquisition of its junior apparel retail business from the Predecessor by means of an asset transfer pursuant to
Section 363 of the United States Bankruptcy Code. See "The Acquisition." In October 1995, Petrie, the Predecessor's parent, on behalf of itself and its subsidiaries (including the Predecessor), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. In December 1998, the United States Bankruptcy Court for the Southern District of New York issued an order confirming Petrie's plan of reorganization. The Predecessor's operating performance was strong prior to and during the bankruptcy proceedings. The Predecessor generated aggregate EBITDA as adjusted of $84.1 million and aggregate net income of $27.0 million from the beginning of fiscal 1995 through August 28, 1998. Management of the Company believes that the Company's independence from Petrie and Petrie's recent Chapter 11 proceedings will improve the Company's liquidity position by, among other things, improving the Company's ability to purchase on credit and will enable the Company to enter into longer term leases for its stores.

The Acquisition was consummated on August 28, 1998 and funded by a net capital contribution by the Parent to the Company of $49.8 million and $90.0 million of borrowings under the Senior Bridge Notes, which were repaid out of the proceeds of the units. The Acquisition was accounted for under the purchase method of accounting. Accordingly, the Company's pro forma financial statements for fiscal 1999 reflect the effects of purchase accounting adjustments (including increased depreciation expense and amortization of goodwill).

Prior to the Acquisition, Petrie provided the Predecessor with payroll administration and legal services, tax, real estate and employee benefits support and insurance coverage. An estimate for the costs of these services has been reflected in the financial statements of the Predecessor included elsewhere herein. The Company no longer pays royalties that the Predecessor paid to Petrie for the use of certain trademarks ($1.8 million in fiscal 1998), since the Company purchased these trademarks in connection with the Acquisition. The Predecessor obtained rent concessions during its bankruptcy proceedings. Approximately $700,000 of these rent concessions remained available to the Company at May 1, 1999, but may not continue to be available to the Company in the future.

The Company intends to finance its future operations, including its expansion plans, through cash flow from operations, borrowings under its revolving credit facility and capitalized leases.

Statement of Income

The table below sets forth selected statement of income data of (1) the Predecessor for fiscal 1997 and fiscal 1998, the period from February 1, 1998 to August 28, 1998 and the three months ended May 2, 1998 and (2) the Company for the period from August 29, 1998 through January 30, 1999, pro forma fiscal 1999, the three months ended May 1, 1999 and pro forma three months ended May 1, 1999, expressed as a percentage of net sales.

                               Predecessor                Company        Predecessor       Company
                         ------------------------- --------------------- ----------- --------------------
                                       February 1, August 29,               First     First
                         Fiscal Year     1998 to     1998 to   Pro Forma   Fiscal    Fiscal   Pro Forma
                         ------------  August 28,  January 30,  Fiscal     Quarter   Quarter First Fiscal
                         1997   1998      1998        1999     Year 1999    1999      2000   Quarter 2000
                         -----  -----  ----------- ----------- --------- ----------- ------- ------------
Net sales............... 100.0% 100.0%    100.0%      100.0%     100.0%     100.0%    100.0%    100.0%
Gross margin............  37.4   38.0      34.9        39.8       37.0       35.9      36.2      36.2
Selling, general,
 administrative
 and buying expenses....  28.8   27.8      30.3        27.5       27.6       29.1      28.5      28.5
Depreciation and
 amortization expense...   1.7    1.6       1.7         3.9        3.8        1.8       4.4       4.4
Operating income........   6.9    8.6       2.9         8.4        5.6        5.0       3.3       3.3
Interest expense, net...   --     --        --          5.6        4.7        --        4.4       4.4
Income (loss) before
 provision for income
 taxes..................   6.9    8.6       2.9         2.8        0.9        5.0      (1.1)     (1.1)
Net income (loss).......   4.1    5.1       1.7         1.5        0.6        2.9      (0.5)     (0.6)
EBITDA as adjusted......   9.3   10.9       5.2        12.3        9.5        7.3       7.7       7.7

 Comparison of First Fiscal Quarter 2000 and First Quarter 1999

The historical statement of income data for the three months ended May 1, 1999 is substantially the same as the pro forma statement of income data for such period except for net interest expense and the related tax effect. The difference in net interest expense is due to the fact that the historical data reflects interest expense associated with the Senior Bridge Notes whereas the pro forma data reflects interest expense associated with the notes, which were issued in replacement of the Senior Bridge Notes.

Net sales increased approximately $6.3 million, or 9.5%, to $72.7 million in the first quarter of fiscal 2000 as compared to $66.4 million in the first quarter of fiscal 1999. The increase in net sales was due to the opening of new stores which contributed $4.1 million to net sales in the first quarter of fiscal 2000 and a $2.2 million, or 3.4%, increase in same store sales compared to the first quarter of fiscal 1999. Average sales per gross square foot increased 4.5% to $70 in the first quarter of fiscal 2000 from $67 in the first quarter fiscal 1999. The Company operated 428 stores at the end of the first quarter of fiscal 2000 as compared to 415 stores at the end of the first quarter of fiscal 1999, as a result of closing eight stores and opening 21 new stores.

Gross margin after giving effect to occupancy costs increased approximately 10.9% to $26.4 million in the first quarter of fiscal 2000 from $23.8 million in the first quarter of fiscal 1999. As a percentage of net sales, gross margin increased from 35.9% in fiscal 1999 to 36.2% in the first quarter of fiscal 2000. This 0.3% increase resulted from a 0.4% increase in net merchandise margins offset by a 0.1% increase in occupancy costs. The increase in the merchandise margins as a percentage of net sales was due to an increase in the initial mark-on which was partially offset by an increase in markdowns and a reduction in vendor allowances. The increase in occupancy costs resulted primarily from an increase in same store occupancy costs.

Selling, general, administrative and buying expenses increased 7.2%, from $19.3 million in the first quarter of fiscal 1999 to $20.7 million in the first quarter of fiscal 2000. As a percentage of net sales, these expenses decreased to 28.5% in the first quarter of fiscal 2000 as compared to 29.1% in the first quarter of fiscal 1999. The $1.4 million increase resulted from additional selling costs related to new store openings, an increase in same store selling expenses and an increase in administrative costs partially offset by the elimination of royalty expense in the first quarter of fiscal 2000 as compared to approximately $400,000 of royalty expense in the first quarter of fiscal 1999. Fiscal 1999 royalty expense was a charge from Petrie for the use of certain trademarks which were owned by Petrie. The Company purchased these trademarks in connection with the Acquisition.

Depreciation and amortization expense for the first quarter of fiscal 2000 was $3.2 million as compared to $1.2 million for the first quarter of fiscal 1999. The increase of $2.0 million is attributable to the additional depreciation and amortization related to the incremental value assigned to the property and equipment and goodwill resulting from the Acquisition.

Net interest expense was $3.2 million, and as a percentage of net sales was 4.4%, for the first quarter of fiscal 2000 and pro forma first quarter of fiscal 2000. The first quarter of fiscal 2000 interest expense reflects the interest on the Senior Bridge Notes and the amortization of the related issuance costs. The pro forma interest expense assumes the notes were outstanding for the full quarter and assumes the amortization of the original issue discount, the value assigned to the warrants issued as part of the units and deferred financing costs. In the first quarter of fiscal 1999, the Company did not have borrowings.

Income tax benefit for pro forma first quarter of fiscal 2000 was $327,000 compared to income tax expense of $1.3 million in the first quarter of fiscal 1999. The tax benefit in pro forma first quarter of fiscal 2000 compared to tax expense in the first quarter of fiscal 1999 was due to a pre-tax loss in pro forma first quarter of fiscal 2000 resulting from the interest expense on the notes and the amortization of intangible assets. The income tax benefit rate for pro forma first quarter of fiscal 2000 was 44.0% as compared to 41.2% for the first quarter of fiscal 1999. The higher rate in pro forma first quarter of fiscal 2000 was principally attributable to the fact that the Company has a different legal structure relative to its Puerto Rico operations from the Predecessor.

Net income decreased from $1.9 million in the first quarter of fiscal 1999 to a loss of $415,000 in pro forma first quarter of fiscal 2000 due to the factors discussed above.

 Comparison of Fiscal 1999 Year and Fiscal 1998 Year

The statement of income data for the seven-month period ended August 28, 1998 and the five-month period ended January 30, 1999 on a combined basis are the same as the pro forma statement of income data for fiscal 1999 except for (1) the increased depreciation and amortization resulting from the Acquisition as if it occurred on February 1, 1998, (2) the additional interest expense resulting from the notes as if the sale of the units including the notes occurred on February 1, 1998 and (3) the related tax effect of each of these pro forma adjustments.

Net sales increased approximately $7.5 million, or 2.6%, to $294.4 million in fiscal 1999 as compared to $286.9 million in fiscal 1998. The increase in net sales was due to the opening of new stores which contributed $13.6 million to net sales in fiscal 1999, partially offset by a $6.1 million, or 2.2%, decrease in same store sales. Average sales per gross square foot decreased 1.7% from $295 in fiscal 1998 to $290 in fiscal 1999. Same store sales and average sales per gross square foot in fiscal 1999 were adversely affected by the ten-month sale process of the Predecessor's junior apparel retail business, Petrie's bankruptcy proceedings and liquidity problems faced by the Predecessor as a result of Petrie's operations. See "--Overview." The Company had 422 stores at the end of fiscal 1999 as compared to 408 stores at the end of fiscal 1998, as a result of closing eight underperforming stores and opening 22 new stores.

Gross margin after giving effect to occupancy costs decreased from $109.2 million in fiscal 1998 to $109.1 million in fiscal 1999. As a percentage of net sales, gross margin decreased from 38.0% in fiscal 1998 to 37.0% in fiscal 1999. This 1.0% decrease resulted from a 0.3% decrease in net merchandise margins and a 0.7% increase in occupancy costs as a percentage of sales. The net decrease in the merchandise margin was due to an overall increase in markdowns offset by a slight increase in the initial mark-on. The occupancy cost increase resulted primarily from a decrease of $534,000 in rent concessions which were available to the Predecessor in 1998 as a result of its bankruptcy proceedings and an overall increase in store occupancy costs primarily related to new store openings.

Selling, general, administrative and buying expenses increased 1.9%, from $79.7 million in fiscal 1998 to $81.2 million in fiscal 1999. As a percentage of net sales, these expenses decreased to 27.6% in fiscal 1999 as compared to 27.8% in fiscal 1998. The $1.5 million increase resulted from additional selling costs related to new store openings, a marginal increase in same store selling expenses and an increase in administrative costs, partially offset by the elimination of royalty expense in fiscal 1999, as compared to $1.8 million of royalty expense in fiscal 1998. Fiscal 1998 royalty expense was a charge from Petrie for the use of certain trademarks which were owned by Petrie. The Company purchased these trademarks in connection with the Acquisition.

Depreciation and amortization for the seven-month period ended August 28, 1998 and the five-month period ended January 30, 1999 on a combined basis was $8.0 million as compared to $4.5 million for fiscal 1998. The increase of $3.5 million was attributable to the additional depreciation and amortization in the five-month period ended January 30, 1999 related to the incremental value assigned to the property and equipment and goodwill resulting from the Acquisition. Depreciation and amortization expense for pro forma fiscal 1999 was $11.1 million as compared to $4.5 million for fiscal 1998. The increase of $6.6 million was attributable to the additional depreciation and amortization related to the incremental value assigned to the property and equipment and goodwill resulting from the Acquisition, as if the Acquisition occurred on February 1, 1998.

Net interest expenses was $7.4 million, and as a percentage of net sales was 2.5%, for the seven-month period ended August 28, 1998 and the five-month period ended January 30, 1999 on a combined basis. The interest expense primarily reflects the interest on, and amortization of debt issuance costs with respect to, the Senior Bridge Notes. Net interest expense was $13.8 million, and as a percentage of net sales was 4.7%, for pro forma fiscal 1999. The pro forma interest expense assumes the notes were outstanding for all of fiscal 1999 and assumes the amortization of associated deferred financing costs of $1.1 million. In fiscal 1998, the Company did not have any borrowings.

Income tax expense for pro forma fiscal 1999 was $1.3 million compared to income tax expense of $10.3 million for fiscal 1998. The decrease in tax expense is primarily due to lower pre-tax income resulting from the pro forma fiscal 1999 interest expense associated with the notes and amortization of intangible assets. The effective income tax rate for pro forma fiscal 1999 was 43.9% as compared to 41.2% for 1998. The higher effective tax rate in pro forma fiscal 1999 was principally attributable to the fact that the Company has a different legal structure relative to its Puerto Rico operations from the Predecessor.

Net income decreased $13.0 million to $1.7 million in pro forma fiscal 1999 from $14.7 million in fiscal 1998 due to the factors discussed above.

 Comparison of Fiscal 1998 Year and Fiscal 1997 Year

Net sales increased approximately $20.5 million, or 7.7%, to $286.9 million in fiscal 1998 as compared to $266.4 million in fiscal 1997. The increase in net sales was due to the opening of new stores which contributed $9.0 million to net sales in fiscal 1998 and an $11.5 million, or 4.5%, increase in same store sales compared to fiscal 1997. Average sales per gross square foot increased 6.5% from $277 in fiscal 1997 to $295 in fiscal 1998. The Company had 408 stores at the end of fiscal 1998 as compared to 395 stores at the end of fiscal 1997, as a result of closing 12 underperforming stores and opening 25 new stores.

Gross margin after giving effect to occupancy costs increased approximately 9.5% to $109.2 million in fiscal 1998 from $99.7 million in fiscal 1997. As a percentage of net sales, gross margin increased from 37.4% in fiscal 1997 to 38.0% in fiscal 1998. This 0.6% increase resulted from a 0.2% increase in net merchandise margins and a 0.4% decrease in occupancy costs. The increase in the merchandise margin as a percentage of net sales was due to a decrease in markdowns, and an increase in vendor allowances, which was slightly offset by a decrease in the initial mark-on. The occupancy cost decrease, as a percentage of net sales, resulted primarily from an increase in same store sales.

Selling, general, administrative and buying expenses increased 3.9%, from $76.7 million in fiscal 1997 to $79.7 million in fiscal 1998. As a percentage of net sales, these expenses decreased to 27.8% in fiscal 1998 as compared to 28.8% in fiscal 1997. The $3.0 million increase resulted from additional selling costs related to new store openings and cost increases that were offset by lower store closing costs due to closing 12 stores in fiscal 1998 versus closing 32 stores in fiscal 1997.

Depreciation and amortization expense for fiscal 1998 was 1.6% of net sales as compared to 1.7% in fiscal 1997, and was approximately $4.5 million in both years.

Income tax expense for fiscal 1998 was $10.3 million compared to income tax expense of $7.6 million for fiscal 1997. The effective income tax rate was 41.2% for both fiscal years.

Net income increased $3.8 million to $14.7 million in fiscal 1998 from $10.9 million in fiscal 1997 due to the factors discussed above.

Liquidity and Capital Resources

The Company's primary sources of liquidity are cash flow from operating activities and borrowings under its revolving credit facility. The Company's primary cash requirements are for (i) working capital, (ii) the construction of new stores, (iii) the remodeling or upgrading of existing stores as necessary and (iv) upgrading and maintaining computer systems.

Net cash used by operating activities in the first quarter of fiscal 2000 was $4.2 million as compared to net cash provided by operating activities of $378,000 in the first quarter of fiscal 1999. The decrease in net cash provided by operating activities was principally due to the fact that accounts payable and accrued expenses increased $3.4 million more during the first quarter of fiscal 1999 as compared to the first quarter of fiscal 2000 because Petrie used substantially all of the Predecessor's excess cash to fund Petrie's own cash needs. Fiscal 1999 net cash provided by operating activities totaled $27.7 million, an increase of $2.1 million as compared to fiscal 1998. This increase was principally due to the payment of $7.8 million in liabilities by the Predecessor in connection with the Acquisition.

Capital expenditures for the first quarter of fiscal 2000, the first quarter of fiscal 1999 and fiscal 1999, 1998 and 1997 were $3.2 million, $1.6 million, $6.2 million, $7.0 million and $2.0 million, respectively. Management estimates that capital expenditures for the remaining three quarters of fiscal 2000 will be approximately $13.8 million, which will be used primarily to fund new point of sale equipment and software (approximately $6.5 million), the opening of an estimated 36 new stores (six of which have been opened as of May 1, 1999), including six Rave Girl stores (approximately $4.7 million), and the upgrading of existing stores (approximately $2.6 million). The Company has received approval from a lending institution for $5.0 million of lease financing for the purchase of the point of sale equipment and software. As of May 1, 1999, no lease financing was incurred under this arrangement.

The Company reviews the operating performance of its stores on an ongoing basis to determine which stores, if any, to expand or close. The Company closed eight stores in fiscal 1999 and anticipates closing approximately 12 stores during fiscal 2000. No stores were closed during the first quarter of fiscal 2000.

Fiscal 1999 net cash provided by financing activities (excluding net distributions to the Predecessor's parent) was $137.0 million, reflecting the contribution of capital and the financing used for the Acquisition and associated fees and expenses.

As of May 1, 1999, there were $90.0 million of Senior Bridge Notes outstanding. Prior to their repurchase (as described below), the Senior Bridge Notes accrued interest at one-month LIBOR plus 6% (10.92% as of May 1, 1999) which was payable monthly in cash.

On May 17, 1999, the Company and the Parent issued 107,000 units, each consisting of $1,000 principal amount of the Company's 11% Senior Notes due 2006 and one warrant to initially purchase 0.07672 shares of the Parent's Class D common stock. The units were issued at a price equal to $931.40 per unit, for a total price of approximately $99.7 million. Net proceeds of approximately $94.7 million from the private placement of the units were used primarily to repay in full and retire all of the Company's indebtedness under the Senior Bridge Notes. See "Use of Proceeds."

On a pro forma basis, as of May 1, 1999, after giving effect to the sale of the units, the Company's total debt would have been $99.0 million. See "Capitalization" and "Description of the Notes."

As of May 1, 1999, the Company had $5.3 million in cash of which $7.0 million was invested in a United States Treasury money market fund. The investment exceeded the net cash balance due to cash float. The Company has historically maintained negligible accounts receivable balances since the Company's customers primarily pay for their purchases with cash, checks and third party credit cards which are promptly converted to cash.

The Company's revolving credit facility (the "Revolving Credit Facility") provides for a line of credit in an amount of up to $20.0 million (including a sublimit of $10.0 million for letters of credit) and matures in October 2001. The Revolving Credit Facility may be used for general operating, working capital and other proper corporate purposes. Amounts available under the Revolving Credit Facility are subject to the value of the Company's eligible inventory (as defined in the Revolving Credit Facility) and to the satisfaction of certain conditions. The borrowing base provides for seasonal fluctuations in inventory. Peak borrowing periods occur in July, August, October and November. Interest on outstanding borrowings under the Revolving Credit Facility is payable at 1.75% over the adjusted Eurodollar Rate or at the Prime Rate. The Revolving Credit Facility subjects the Company to a minimum tangible net worth (as defined in the Revolving Credit Facility) covenant of $39.0 million and other customary restrictive covenants. The Company's obligations under the Revolving Credit Facility are secured by a lien on all or substantially all of the Company's assets. See "Description of Revolving Credit Facility."

As of May 1, 1999, the Company had no borrowings outstanding under the Revolving Credit Facility, but had $681,000 of letters of credit outstanding thereunder, and $15.5 million of availability thereunder.

In addition to the covenants in the Revolving Credit Facility, the Company is subject to customary restrictive covenants in the indenture for the notes. See "Description of the Notes--Certain Covenants."

The Company has minimum annual rental commitments of approximately $18.5 million in fiscal 2000 under existing store leases and the leases for its corporate headquarters and distribution center.

The Company is not aware of any material environmental liabilities relating to either past or current properties owned, operated or leased by it. There can be no assurance that such liabilities do not currently exist or will not exist in the future.

Management believes that the Company's cash flow from operating activities, cash on hand and borrowings under the Revolving Credit Facility will be sufficient to meet the Company's operating and capital expenditure requirements through the end of fiscal 2000. In addition, the Company believes that cash flow from operations will be sufficient to cover the interest expense arising from the Revolving Credit Facility and the notes. However, the Company's ability to meet its operating and capital expenditure requirements depends upon its future performance, which in turn, is subject to general economic conditions and financial, business and other factors affecting the operations of the Company, including factors beyond its control. See "Risk Factors." Accordingly, there can be no assurance that cash flow from operations and cash on hand will be sufficient to meet the Company's debt service obligations or that cash flow from operations, cash on hand and borrowings under the Revolving Credit Facility will be sufficient to meet the Company's other operating and capital expenditure obligations.

In addition, upon a change of control of the Parent or the requirement that the Parent pay cash dividends on its preferred stock, the Parent may not have sufficient funds to pay such payments or redeem the preferred stock on a change of control unless the Company pays a dividend of such amount to the Parent. See "Principal Stockholders."

Seasonality and Quarterly Results

Due to the seasonal nature of the Company's business, working capital requirements increase as inventory levels peak in anticipation of the back-to-school and Christmas shopping seasons. Working capital at May 1, 1999 was $1.4 million compared to a negative $10.9 million at May 2, 1998. Working capital at January 30, 1999 was $2.0 million as compared to negative working capital of $13.1 million and $6.9 million, respectively, at January 31, 1998 and February 1, 1997. The negative working capital at May 2, 1998, January 31, 1998 and February 1, 1997 was due to the Predecessor transferring all of its excess cash to Petrie.

The Company's fourth fiscal quarter historically accounts for the largest percentage of the Company's annual net sales. The Company's first fiscal quarter historically accounts for the smallest percentage of annual net sales. In fiscal 1999, the Company's fourth quarter accounted for approximately 29.6% of the Company's annual net sales. The Company's quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including the timing of store openings, the amount of revenue contributed by new stores, changes in the mix of products sold, the timing and level of markdowns, the timing of store closings and expansions, competitive factors and general economic conditions.

The following table sets forth (1) certain statement of operations and operating data for the Predecessor for each fiscal quarter in fiscal 1998 and
(2) certain pro forma statement of operations and operating data for the Company for each fiscal quarter in fiscal 1999 and the first fiscal quarter in fiscal 2000. This quarterly data was derived from unaudited financial statements of the Predecessor and the Company, which in the opinion of management of the Company contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof.

                                                                                             Pro Forma
                                   Fiscal 1998                Pro Forma Fiscal 1999         Fiscal 2000
                         ------------------------------- ---------------------------------- -----------
                          First  Second   Third  Fourth   First   Second    Third   Fourth     First
                         Quarter Quarter Quarter Quarter Quarter  Quarter  Quarter  Quarter   Quarter
(Dollars in thousands)   ------- ------- ------- ------- -------  -------  -------  -------   -------
Net sales............... $66,043 $69,961 $66,840 $84,094 $66,398  $71,634  $69,248  $87,110 $72,733
Net income (loss).......   2,713   2,967   1,720   7,289    (745)  (1,257)  (1,065)   4,756    (415)
EBITDA as adjusted......   6,168   6,629   4,459  14,049   4,874    4,008    4,307   14,690   5,631

Year 2000 Compliance

The Company has completed a review of its own information technology and non-information technology systems to determine whether they are year 2000 compliant.

The Company's merchandise system, which includes purchase order management, open order reporting, allocation and distribution, material handling, price management and inventory reporting, is written in an application that provides four digits rather than two digits to define the year end, accordingly, is inherently year 2000 compliant. The Company's financial systems, which include sales audit, inventory control and accounts payable, are written in the same application language as its merchandise system. The Company's general ledger system was recently purchased and has been certified by the software vendor to be year 2000 compliant. An outside service provides payroll and payroll related tax services and, based on the documentation obtained from this vendor, these systems are compliant with the year 2000.

The Company plans to install new point of sale equipment in all of its stores during fiscal 2000 and fiscal 2001. In the event the Company is not successful with this implementation, the Company believes that its current point of sales terminals will continue to adequately support the Company's store operations, including the ability to obtain authorization of third party credit cards in the year 2000. The Company's current point of sale devices are unsophisticated terminals and the current date must be entered manually each day.

The Company is in the process of asking its significant suppliers the status of their year 2000 readiness. To date, the Company is not aware of any third party year 2000 issue that would materially impact the Company's business, financial condition or results of operations. However, the Company has no means of ensuring that its suppliers will be year 2000 compliant. The inability of suppliers to complete their year 2000 resolution process in a timely fashion could materially impact the Company. The Company is unable to determine the effect of non-compliance by its suppliers.

In addition, there can be no assurance that the systems of other third parties with which the Company interacts will not suffer from year 2000 problems, or that such problems would not have a material adverse effect on the Company's business, financial condition or results of operations. In particular, year 2000 problems that have been or may in the future be identified with respect to information technology and non-information technology systems of third parties having widespread national and international interactions with persons and entities generally (for example, governmental agencies, utilities and information and financial networks) could have a material adverse impact on the Company's business, financial condition or results of operations.

Inflation

The Company does not believe that inflation has had a material effect on the results of operations during the past three fiscal years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

New Accounting Pronouncements

In 1998, the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS 14, Financial Reporting for Segments of a Business Enterprise. The adoption of SFAS 131 did not affect the results of the Company's operations or financial position.

The Company conducts business in one operating segment. The Company determined its operating segment based on individual stores that the chief operating decision maker reviews for purposes of assessing performance and making operational decisions. These individual operations have been aggregated into one segment because the Company believes it helps the users to understand the Company's performance. The combined operations have similar economic characteristics and each operation has similar products, services, customers and distribution network.

                                    BUSINESS

General

The Company is a leading national mall-based retailer of popular price female junior apparel. For over 30 years, the Company has built a reputation for providing fashion apparel and accessories distinctly targeted at teenaged women. The Company closely monitors the fashion trends of its core customers, young women principally between the ages of 13 to 19 years old, who, together with male teenagers, represent the fastest growing segment of the consumer market. The Company sells substantially all of its merchandise under private label names including Rave, Rave Up and In Charge, which provide the Company's customers with fashionable, quality apparel and accessories at lower prices than brand name merchandise. The Company's emphasis on sourcing merchandise domestically and its efficient distribution system provide it with short inventory lead times, which enable the Company to respond quickly to the latest fashion trends and thereby achieve high inventory turns and reduce markdowns. The Company's pricing strategy, which emphasizes delivering consistent value to its customers rather than driving sales with periodic promotions, also contributes to reducing markdowns.

As of May 1, 1999, the Company had 441 stores, generally in major enclosed regional shopping malls, throughout the United States, Puerto Rico and the U.S. Virgin Islands primarily under the G+G and Rave names. The Company uses the same store format for both its G+G and Rave stores and applies this format in all of its markets. The Company's stores average approximately 2,400 gross square feet with approximately 25 feet of mall frontage and are designed to create a lively and exciting shopping experience for the Company's teenaged customers. The Company's sales per gross square foot increased from $222 in fiscal 1995 to $290 in fiscal 1999 (representing a compound annual growth rate of 6.9%) and EBITDA as adjusted increased from $9.7 million in fiscal 1995 to $27.9 million in pro forma fiscal 1999 (representing a compound annual growth rate of 30.1%). In addition, from fiscal 1995 to fiscal 1999 the Company's same store sales (based on 359 stores open throughout this period) grew 23.6%.

The retail business conducted by the Company was founded in the 1930s by Jay Galin's father and uncle. The first stores offered only lingerie and hosiery for sale. In 1969, the business opened its first mall-based store and introduced female junior sportswear. Due to the success of its mall-based stores offering sportswear, the business began focusing exclusively on opening mall-based stores and selling sportswear in these stores. In 1969, an initial public offering of common stock was completed. In 1980, the business was acquired by Petrie Stores, Inc. In October 1995, Petrie, the Predecessor's parent, on behalf of itself and its subsidiaries (including the Predecessor), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. In December 1998, the United States Bankruptcy Court for the Southern District of New York issued an order confirming Petrie's plan of reorganization. The Predecessor's operating performance was strong prior to and during the bankruptcy proceedings. The Predecessor generated aggregate EBITDA as adjusted of $84.1 million and aggregate net income of $27.0 million from the beginning of fiscal 1995 through August 28, 1998. On August 28, 1998, senior management, together with an investor group led by affiliates of Pegasus, acquired the business currently conducted by the Company from the Predecessor by means of an asset transfer pursuant to Section 363 of the United States Bankruptcy Code. The Company was incorporated in the State of Delaware on June 26, 1998. The Parent was incorporated in the State of Delaware on August 24, 1998 and acquired 100% of the outstanding capital stock of the Company on August 27, 1998 to effectuate the Acquisition.

The Parent's only material asset is shares of the Company's common stock, and it conducts no business other than owning shares of the Company's common stock.

Business Strategy

The Company's business strategy is to expand its operations and increase its sales and EBITDA through the opening of new Rave stores (including through the acquisition of groups of or individual leases) primarily in mall locations that it believes are favorable for its business. The Company opened 22 new stores in fiscal 1999 and six new stores in the period from January 31, 1999 to May 1, 1999; the Company anticipates opening approximately 24 new stores during the remainder of fiscal 2000. The Company believes that its strong relationships with its existing landlords, coupled with the fact that it no longer is hampered by the Predecessor's recent bankruptcy proceedings, provide it with a good opportunity to negotiate favorable leases in new locations. The Company believes that at least 200 locations exist at where the opening of new stores would be attractive. The Company believes that its current distribution infrastructure can support a total of 700 stores without a material increase in cost.

In addition, the Company intends to test the market for sales to 8- to 12-year-old girls by opening approximately six mall stores under the name Rave Girl during fiscal 2000. The Company believes that the market for the sale of popularly priced fashion apparel to this age group is currently under-served. The Company intends to enter this market at a relatively low incremental cost by leveraging its existing administrative, distribution and marketing infrastructure. The Company's prototype Rave Girl store is approximately 1,500 square feet with a design aimed at appealing to 8- to 12-year-old girls. If this market test succeeds, the Company will seek to opportunistically open additional Rave Girl stores.

The Company recently launched, and is in the process of expanding, an Internet web site that provides information about the Company's merchandise offerings, promotions and store sites. The address of this web site is www.gorave.com. The Company intends to actively monitor the popularity of this web site and its potential for additional applications.

Merchandising and Marketing

 Merchandising Strategy

The Company's merchandising strategy is to deliver the latest fashions to its teenaged customers more quickly and at lower prices than its competitors. The Company's merchandise is designed primarily to appeal to young women between the ages of 13 and 19 years old who desire fashion, quality and value. Due to the Company's merchandise and its geographic diversity, over the past few years the Company's stores also have increasingly attracted the 20- to 30-year-old female customer. Substantially all of the Company's merchandise is private label that is manufactured to the Company's specifications, which gives the Company tighter control over apparel production and delivery than it would have if it purchased and sold brand name merchandise. The Company's stores offer the latest fashion in both apparel and accessories in stores that are designed to be bright, energetic and welcoming to create a fun and enjoyable shopping experience. The Company's apparel offerings include tops, bottoms, dresses, lingerie, coordinates and outerwear. The Company utilizes an everyday value pricing strategy as opposed to offering discounts on marked-up merchandise. During fiscal 1999, the average selling price of the items the Company sold was $10.50.

During fiscal 1997, 1998 and 1999 and the first fiscal quarter of fiscal 2000, tops, bottoms and dresses each accounted for more than 10% of the Company's net sales (except for dresses in fiscal 1999 and the first fiscal quarter of fiscal 2000, which accounted for 9.1% and 5.8%, respectively), as indicated in the table presented below. No other category of merchandise sold by the Company accounted for more than 10% of the Company's net sales in fiscal 1997, 1998 or 1999 or the first fiscal quarter of fiscal 2000.

                                            Percentage of Net Sales
                                ------------------------------------------------
                                                                    First Fiscal
Merchandise Category            Fiscal 1997 Fiscal 1998 Fiscal 1999 Quarter 2000
--------------------            ----------- ----------- ----------- ------------
Tops...........................    42.3%       46.9%       47.4%        45.7%
Bottoms........................    18.8        21.0        21.5         29.6
Dresses........................    14.7        11.0         9.1          5.8

In order to react quickly to teenagers' changing tastes and keep stores stocked with current fashions, the Company sources approximately 90% of its merchandise domestically. Maintaining current merchandise allows the Company to achieve high inventory turns and sales per square foot while improving profitability. The speed of the Company's merchandising and product sourcing capability enables the Company to change its product mix in season and respond immediately to, rather than try to anticipate, teenaged fashion trends. From fiscal 1995 through fiscal 1999, the Company's inventory turns increased from 5.1x to 6.2x and its sales per gross square foot improved from $222 to $290.

The Company's merchandising strategy is established by the collective efforts of its six divisional merchandise managers who report to Jay Galin, the Company's Chairman of the Board and Chief Executive Officer. These managers identify and target fashion trends and customer demand by, among other things, shopping the better domestic and European markets, reviewing magazines and catalogs and viewing television shows and movies directed to the Company's customers, monitoring sell-through trends and attending certain fashion shows. The Company also maintains an office in California to ensure proper coverage of the trend-setting West Coast market. Inventory levels are constantly reviewed and planned on a store-by-store basis by the Company's planning and distribution staff whose main responsibility is matching the fashion desires of the Company's customers, who are primarily young and in demand of the latest fashion trends.

 Visual Presentation and Advertising

The Company believes that effective and strong visual merchandising is critical in order to capture a customer's interest in the few seconds she is exposed to the store front. At G+G and Rave, presentation is a product of store design, use of fixtures and in-store marketing which complement the merchandise offering. The merchandise floorset, which is integral to a store's merchandise presentation, is jointly executed in a store by the merchants and the marketing department. Once approved, a consistent floor set is communicated to all of the stores in the chain through a formal floorset layout. The floorsets are finalized based on seasonal and climatic differences among the Company's regional markets. Major floorsets are prepared for each major selling season and sale period. Modifications to the floorset are forwarded to the stores on a bi-weekly basis.

The Company primarily advertises in its stores, stressing fashion, quality and value in support of its everyday value pricing strategy. The marketing department creates a seasonal sign package that accentuates the merchandise presentation. Each season, key items are selected and highlighted with a comprehensive in-store poster and signage program. The sign package reflects new merchandise colors and fashion trends to keep the stores looking current and visually stimulating. The merchandise package also targets the customer with hard-hitting value pricing slogans in the form of large store-spanning banners and rack-top signage. Store bags, boxes, name badges and other store peripherals all emphasize fashion and value.

 Merchandise Planning

The Company's seasonal merchandise plans are prepared by the Company's financial division and are approved by senior management. The monthly corporate merchandise plan is then allocated by merchandise department based on historical and current trends. The preparation and monitoring of merchandise plans independently of purchasing functions is essential for controlling inventory levels. The Company monitors its inventory through a perpetual inventory system. The Company uses four merchandise seasons each year, which enables it to identify inventory age. The Company maintains a current base of inventory, which is extremely important in ensuring a proper mix of seasonal inventory to match customer buying patterns and a profitable sell-down at the end of a season.

Based on the Company's ability to procure the majority of its merchandise within two to four weeks from delivery of a purchase order, the Company purchases seasonal merchandise within the season and is able to quickly identify, address and correct any negative sales trends or to quickly react and capitalize on positive sales trends. This fluid purchasing practice prevents significant over-inventoried positions which could adversely affect the Company's profitability and cash flow.

The table below reflects average store inventory and average annual inventory turn over the last five fiscal years.

                                                  Average Store   Average Annual
Fiscal Year                                      Retail Inventory Inventory Turn
-----------                                      ---------------- --------------
1995............................................     $102,900          5.1x
1996............................................      103,400          5.4
1997............................................      102,800          6.4
1998............................................      107,300          6.6
1999............................................      113,100          6.2

Sourcing and Suppliers

All of the Company's inventory is purchased from third-party suppliers or manufacturers. The Company owns no manufacturing facilities. Approximately 90% of the Company's private label merchandise is manufactured domestically, with the remainder manufactured overseas. The Company supplies the design and the specifications to the manufacturers. The Company's manufacturers continually consult with the Company regarding developing fashion trends so that they can respond quickly to the Company's merchandise orders. Prior to delivery, the Company regularly inspects samples of its manufactured goods for quality based on materials, color, sizing specifications and shrinkage. The Company's merchants also routinely inspect the factories of the Company's suppliers to ensure that the Company's goods are of high quality.

The Company believes that it has established relationships with an adequate number of suppliers to meet its ongoing inventory needs and that it has strong relationships with these suppliers. During fiscal 1999, the Company purchased its inventory from more than 300 suppliers. The Company has purchased inventory from its top three suppliers for more than five years. The Company has no long-term contracts with its suppliers and transacts business principally on an order-by-order basis. During the first fiscal quarter of fiscal 2000, the Company's top three suppliers accounted for 12.7%, 10.4% and 8.2% of the Company's inventory purchases. During fiscal 1999, the Company's top three suppliers accounted for 12.8%, 11.2% and 9.8% of the Company's inventory purchases. During the first fiscal quarter of fiscal 2000 and during fiscal 1999, no other single supplier accounted for more than 5.0% of the Company's inventory purchases.

Distribution and Transportation

The Company maintains a 165,000 square foot leased distribution center in North Bergen, New Jersey. All of the Company's vendors ship the purchased merchandise to the Company's distribution center, which then ships such merchandise to the Company's stores.

Merchandise allocation begins the day before a vendor's delivery, with the vendor making a receiving appointment. This pre-allocation process allows the merchandise to be shipped to stores generally within 24 hours from receipt. To expedite delivery, the Company's vendors which are located on the West Coast ship merchandise by air to the distribution center.

The Company employs an in-house developed allocation system which interfaces with the Company's store cash registers, as well as the Company's order and receiving system and distribution system. The allocation system maintains unit inventory and sales data by store at the style level, which enables the Company to identify specific store needs for replenishment.

The Company uses national and regional package carriers to ship merchandise to its stores and also uses air freight to ship merchandise to stores in certain regions. Transit time to stores generally is two to three days and merchandise is available for sale by stores the same day it is received. Accordingly, the time period from receipt of goods at the distribution center to display in the Company's stores generally is less than five days.

During fiscal 1999, the Company estimates that more than 50% of merchandise coming into the distribution center was pre-ticketed and a substantial portion of merchandise coming into the distribution center was vendor pre-packed. Pre-ticketing and pre-packing save time, reduce labor costs and enhance inventory management.

The Company's distribution and allocation operations are managed by the Vice President-Warehouse and Distribution. On the distribution side, the Vice President-Warehouse and Distribution supervises the distribution center manager who in turn oversees supervisors for receiving, packing and shipping. On the allocation side, the Vice President-Warehouse and Distribution supervises planners and distributors who prepare store merchandise allocations.

Management of the Company believes that the Company's current distribution infrastructure can support a total of 700 stores.

Stores

 Store Locations

As of May 1, 1999, the Company had 441 stores in 39 states in the United States, Puerto Rico and the U.S. Virgin Islands. The following chart shows the number of stores that the Company had in each state, Puerto Rico and the U.S. Virgin Islands as of May 1, 1999.

                          Number
State/Territory          of Stores
---------------          ---------
Alabama.................      9
Arkansas................      2
Arizona.................      4
California..............     34
Colorado................      6
Connecticut.............      7
Delaware................      1
Florida.................     49
Georgia.................     12
Hawaii..................      1
Idaho...................      1
Illinois................     17
Indiana.................      5
Kentucky................      2
Louisiana...............     13
Maine...................      1
Maryland................     17
Massachusetts...........     17
Michigan................     20
Missouri................      6
Mississippi.............      3

                          Number
State/Territory          of Stores
---------------          ---------
Nebraska................      1
Nevada..................      1
New Hampshire...........      4
New Jersey..............     13
New Mexico..............      2
New York................     40
North Carolina..........      9
Ohio....................     16
Oregon..................      2
Pennsylvania............     22
Puerto Rico.............     41
Rhode Island............      2
South Carolina..........      2
Tennessee...............      8
Texas...................     27
Virginia................      8
Virgin Islands..........      2
Washington..............      9
Wisconsin...............      3
West Virginia...........      2

 Store Format

The Company uses the same store format for both its G+G and Rave stores and consistently applies its store format in all the markets served by the Company. In general, the G+G name is used in the New York, New Jersey and Connecticut markets and the Rave name is used in the other markets served by the Company.

The Company's stores are predominantly located in major enclosed regional shopping malls, including Roosevelt Field in Garden City, New York and Florida Mall in Orlando, Florida. Within malls, the Company seeks locations in proximity to stores and areas having high teen traffic flow such as music stores, shoe stores and food courts. Each store is typically 2,400 gross square feet in size with approximately 25 feet of mall frontage.

The Company's stores are designed to create a lively and exciting shopping experience for the Company's teenaged customer. The stores are fitted with various fixtures to display the merchandise in the appropriate fashion. Approximately 15% of a store's total space is committed to fitting rooms and storage space. The store layout and merchandise placement is centrally controlled by the Company's merchandising staff. Store and merchandise layouts are updated approximately every six weeks, or sooner when necessary, to stay current with the seasons and fashion trends.

The clean design of the Company's stores allows the Company to enjoy a relatively low level of maintenance expenditures ($3.2 million in fiscal 1999) while retaining an attractive, well-maintained store base. Sales have been evenly balanced among the Company's store base, with its highest volume store accounting for less than 1.0% of gross sales during fiscal 1999.

Store Operations

All aspects of store operations (other than purchasing) are managed by district/area managers, each of whom is responsible for six to ten stores. Each district/area manager reports to a regional manager who oversees seven to eight district/area managers, and the regional managers report to the Vice President-Store Operations.

Generally, each store employs five to ten employees, consisting of a store manager, who is in charge of all aspects of operations including recruiting, training, customer service and merchandising, two assistant managers and sales employees. Store managers report to a district/area manager and assistant managers and sales employees report to a store manager.

The Company seeks to hire sales employees who have prior retail sales experience and an entrepreneurial spirit. Sales personnel are knowledgeable about the merchandise. The Company's sales personnel and assistant store managers are trained by experienced store managers, and the Company's store managers are trained by experienced district/area managers, in each case to offer the customer courteous and knowledgeable service.

The Company's customers may pay for merchandise with cash, checks or third party credit cards. During fiscal 1999, 80% of purchases were made with cash or checks and 20% were made with credit cards.

The Company's merchandise return policy permits returns if made within 30 days from the date of purchase. A refund will be given if the customer has a receipt; otherwise a store credit will be issued.

Store Openings and Closings

Since 1995, the Company has implemented an ongoing program to open new stores in locations that it believes are favorable for its business and close underperforming stores through negotiations with landlords. Between October 31, 1995 and January 30, 1999, the Company opened 59 new stores. During this same period, the Company closed 70 underperforming stores. This program benefitted from the legal protections available to the Predecessor under the United States Bankruptcy Code after it filed for relief under Chapter 11 in October 1995. This program has improved the quality of the Company's store base and store productivity as measured by sales per gross square foot which increased from $222 in fiscal 1995 to $290 in fiscal 1999.

The Company opened six new Rave stores in the period from January 31, 1999 to May 1, 1999 and plans to open approximately 24 new Rave stores by the end of fiscal 2000. The Company believes that its strong relationships with its existing landlords, coupled with the fact that its business is no longer hampered by the Predecessor's recent bankruptcy proceedings, provide it with a good opportunity to negotiate favorable leases in new locations. The Company anticipates closing approximately 12 stores by the end of fiscal 2000.

In deciding whether to open or close a store, the Company considers several factors, including (i) the extent of competition from other mall tenants, (ii) the location of the store in the mall, (iii) the rental rate for the property where the store is or will be located, (iv) the performance of other apparel retail stores in the mall (which information is often made available to the Company from mall owners), (v) whether the mall's environment is suitable for the store, (vi) the anticipated return on investment and (vii) the quality of anchor stores in the mall in which the store is or will be located.

The opening of a new store requires an investment in leasehold improvements and fixtures (an average of approximately $110,000 in fiscal 1999) plus the cost of inventory (approximately $62,500 in fiscal 1999).

Furthermore, the Company intends to test the market for sales to 8- to 12-year-old girls by opening approximately six mall stores under the name Rave Girl during fiscal 2000. The Company believes that the market for the sale of popularly priced fashion apparel to this age group is currently under-served. The Company intends to enter this market at a relatively low incremental cost by leveraging its existing administrative, distribution and marketing infrastructure. The Company's prototype Rave Girl store is approximately 1,500 square feet with a design aimed at appealing to 8- to 12-year-old girls. If this market test succeeds, the Company will seek to opportunistically open additional Rave Girl stores.

Teen Market

Teenagers represent both a growing part of the U.S. population and an increasing source of purchasing power. The teenaged population reached approximately 31 million in 1998 and is projected to grow to approximately 34 million by 2005, representing a projected average annual growth rate nearly twice that of the overall United States population. This rapid growth is primarily the result of the growing up of the children of the baby boomers.

In addition to the growing number of teenagers, teen purchasing power is also growing. Income for teens reached a record $119.9 billion in 1998, up from $75.0 billion in 1995, and is expected to grow at a compound annual growth rate of approximately 4.4% to reach $148.5 billion in 2003. Teen income stems from three main sources: (1) part- and full-time employment, comprising approximately 22% of teenagers' total income; (2) allowances, comprising approximately 30% of teenagers' total income; and (3) gifts and occasional odd jobs, comprising the remaining approximately 48% of teenagers' total income. Teenage income from employment is expected to rise as a result of teens having an easier time finding jobs in such fields as retail, foodservice, and construction and recent raises in the federal minimum wage. On October 1, 1996, the minimum wage increased to $4.75 or 12.0% over the previous level of $4.25, and on September 1, 1997, the minimum wage was raised an additional 8.4% to $5.15. Teen purchasing power is further bolstered by parents from whom most teens (84%) receive money when needed. The buying power of today's teenager is also aided by easier access to cash via credit cards, whether their own or those of their parents. With rising wages and increasing parental support, teens are predicted to have more spending money in the future.

The bulk of teenagers' income is discretionary since most teenagers live with their parents. Teenage girls spend the largest percentage of their total income, approximately 42%, on clothing and jewelry.

Malls serve as social centers for teenagers. Teens go to malls 40% more frequently than older shoppers, with approximately 63% of teens shopping at a mall at least once a week. In general, teens choose malls as their favorite shopping destination, with teenage girls tending to shop at mall specialty clothing and beauty stores. Each mall trip averages 90 minutes with 56% of teens making purchases averaging $35.

Teens have become increasingly fashion conscious. In addition, teens alter their wardrobes more frequently than adults.

Competition

The junior apparel retail business is highly competitive, with fashion, quality, price, location, store environment and customer service being the principal competitive factors. While the Company believes that it is able to compete favorably with respect to each of these factors, the Company believes it competes primarily on the basis of fashion, price and quality.

The Company competes with a number of mall-based popular priced junior fashion retailers, but has few direct competitors in its price points and levels of fashion and quality. The Company's competitors include Wet Seal/Contempo Casual, a mall-based junior apparel retailer based in Irvine, California which offers current fashions at higher price points than the Company. In addition, the Company competes with several discount department stores and local and regional department store chains which overlap with the Company's merchandise offerings and price points. Some of the Company's competitors are larger and may have greater financial, marketing and other resources than the Company. In addition, the Company competes for favorable site locations and lease terms in shopping malls. In the future, the Company may experience increased competition from catalog and Internet retailers.

Properties

As of May 1, 1999, the Company had 441 stores in 39 states in the United States, Puerto Rico and the U.S. Virgin Islands. All of the Company's store sites are leased.

As of May 1, 1999, the average remaining lease term of the Company's stores (excluding stores with month-to-month leases) was approximately 40 months, assuming renewal options are not exercised (or approximately 52 months, assuming renewal options are exercised). The table below reflects the fiscal years in which the leases on the Company's stores, as of May 1, 1999, expire (assuming renewal options are not exercised):

                                                                   Number of
      Fiscal Year                                               Leases Expiring*
      -----------                                               ----------------
      2000.....................................................        98**
      2001.....................................................        70
      2002.....................................................        65
      2003.....................................................        45
      2004 and thereafter......................................       118
                                                                      ---
                                                                      396
                                                                      ===

--------
* As of May 1, 1999, the Company also had 45 stores with expired leases; the Company occupies such premises on a month-to-month basis.
** Does not include leases for eight stores which expired in the period between January 31, 1999 and May 1, 1999; the Company occupies such premises on a month-to-month basis (see * above).

The Company believes that its real estate staff has strong relationships with the Company's present landlords. The Company believes that the strength of these relationships is based, among other things, upon the credibility established from the many years of the Company doing business with the key leasing personnel at its major landlords, the Company's long history in the female junior apparel business, the national scope of the Company's business, the Company's consistent financial results, the attractive tenant use offered by the Company's stores and the Company's expansion strategy. As of May 1, 1999, the Company's two largest landlords leased the Company 16% and 7.7%, respectively, of its stores. However, despite these factors and its relationships with landlords, during the Predecessor's Chapter 11 proceedings, the Company often was unable to negotiate long-term leases. Now that the Company is independent from Petrie, it believes that it will be able to negotiate longer and more favorable store leases. However, no assurance can be given that the Company can renew existing leases on favorable terms. Between August 28, 1998 (the date on which the Acquisition was consummated) and May 1, 1999, the Company renewed leases for 78 stores and entered into leases for 29 new stores. In addition, as of May 1, 1999, the Company was negotiating renewals for 137 of the 143 stores which have leases expiring during fiscal 2000 or expired leases; with respect to these 137 stores, the Company's negotiations had progressed, as of such date, to the final documentation phase for 50 stores.

The Company leases its distribution center located in North Bergen, New Jersey. The lease expires in August 2004. The Company has one five-year renewal option pursuant to which the rent will be equal to 90% of the fair market value of the premises.

The Company's headquarters are located in New York City and consist of 35,000 square feet of leased office space. From the Company's headquarters, the Company administers its purchasing, merchandising, finance, store operations, management information systems, marketing, real estate, human resources and store construction functions. The lease for the Company's headquarters will expire in January 2000 unless extended pursuant to the Company's three-year renewal option. The Company's chief executive office is located at 520 Eighth Avenue, New York, NY 10018 and its telephone number is (212) 279-4961.

Management Information Systems

The Company has a computer system that is fully integrated using an IBM RISC 6000 computer. The Company's management information and control systems provide management, buyers, planners and distributors information by the next business day to identify sales trends, replenish depleted store inventories, re-price merchandise and monitor merchandise mix. The automated and integrated allocation and material handling systems enable the Company to move the majority of its merchandise through its distribution center within 24 hours of receipt.

All of the Company's stores have point of sales terminals that record sales at the style level, markdowns, distribution center receipts, inter-store transfers and store payroll. This information is transmitted daily to the Company's host systems. During fiscal 2000 and 2001, the Company intends to replace its existing point of sale equipment and software with new state-of-the-art PC-based, point of sale equipment and software, which will give the Company the capability of bar code scanning, price look-up and inventory tracking and will enhance store productivity and reporting. The Company estimates the cost of the upgrade to be approximately $6.8 million and expects to finance a substantial portion of the upgrade with capital leases. The Company has already begun the pilot phase for this project.

Trademarks and Service Marks

The Company owns numerous trademarks, service marks and trade names which are used in its business. G+G and In Charge are registered on the federal principal trademark register for use in connection with retail services and items of apparel. Rave and Rave Up are registered under the laws of the states in which the Company transacts business for use in connection with retail services and items of apparel. These registrations are renewable indefinitely so long as the marks are used by the Company. The Company intends to maintain its marks and the related registrations. The Company is not aware of any claims of infringement or other challenges to the Company's right to use its marks in the United States.

Employees

As of May 1, 1999, the Company had a total of 3,901 employees, consisting of 778 full-time salaried employees, 1,316 full-time hourly employees and 1,807 part-time hourly employees. The number of part-time hourly employees fluctuates due to the seasonal nature of the Company's business.

As of May 1, 1999, the Local 2326 of the UAW/AFL/CIO represented 132 hourly employees in the Company's distribution center. The collective bargaining agreement covering these employees expires on January 31, 2002. None of the Company's other employees are members of a union. The Company has never had a strike or work stoppage.

The Company considers its relations with both its union and non-union employees to be favorable. The Company believes that its employees are paid competitively with current standards in the industry. Despite the Predecessor's recent Chapter 11 case, the Company has experienced little turnover among its regional managers and district/area managers.

Litigation

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Prospectus, the Company was not engaged in any legal proceedings which are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees of the Company

The Company's directors, executive officers and key employees, each of whom assumed his or her position with the Company on August 31, 1998, are as follows as of June 15, 1999:

Name                               Age                  Position
----                               ---                  --------
Jay Galin.........................  63 Chairman of the Board of Directors and
                                        Chief Executive Officer
Scott Galin.......................  40 President, Chief Operating Officer and
                                        Director
Craig Cogut.......................  45 Director
Donald D. Shack...................  70 Director
Lenard B. Tessler.................  47 Director
Michael Kaplan....................  45 Vice President, Chief Financial Officer,
                                        Treasurer and Secretary
James R. Dodd.....................  57 Vice President-Store Operations
Robert W. Tinbergen...............  51 Vice President-Warehouse and Distribution
Jeffrey Galin.....................  37 Vice President/Divisional Merchandise
                                        Manager
Donna D'Angelo....................  43 Divisional Merchandise Manager
Carol J. Harren...................  54 Divisional Merchandise Manager
Robert B. Lembersky...............  43 Divisional Merchandise Manager
Denise Vazquez....................  46 Divisional Merchandise Manager
Joshua S. Podell..................  29 Director of Real Estate

Jay Galin worked for the Predecessor for over 40 years and served as President of the Predecessor from 1972 to August 1998. Mr. Galin was responsible for developing the Company from a lingerie and hosiery shop into a women's specialty retailer. Mr. Galin also served as Senior Vice President of Petrie Retail, Inc. from 1981 to 1990. Mr. Galin served as Executive Vice President of Petrie Stores Corporation/Petrie Retail, Inc. from 1990 to 1995. Mr. Galin held various management and executive positions with the Predecessor from 1956 to 1972. Mr. Galin served as a board member of Petrie Stores Corporation (Petrie's predecessor) from 1980 to 1995 and is a member of the board of directors of Ark Restaurants Corp. Mr. Galin is the father of Scott Galin and Jeffrey Galin.

Scott Galin served as Executive Vice President and Chief Operating Officer of the Predecessor from 1992 to August 1998. From 1985 to 1992, Mr. Galin served as a Senior Vice President of the Predecessor and held executive positions in real estate, finance and store operations. Mr. Galin served as Senior Vice President of Petrie Stores/Petrie Retail, Inc. from 1985 to 1995. From 1980 to 1984, Mr. Galin held various buying and merchandising positions at the Predecessor. From 1977 to 1980, Mr. Galin held various part-time and training positions with the Predecessor. Scott Galin is the son of Jay Galin and the brother of Jeffrey Galin.

Craig Cogut is a senior founding principal of Pegasus Investors, L.P., a partnership which was formed in 1996 and manages $220.0 million in equity capital. From 1990 to 1995, Mr. Cogut was a senior principal of Apollo Advisors, L.P. and Lion Advisors, L.P., partnerships which managed several billion dollars of equity capital for investment partnerships and private accounts. From 1984 to 1990, Mr. Cogut served as a consultant and advisor to Drexel Burnham Lambert Incorporated and associated entities. From 1979 to 1984, Mr. Cogut practiced law with Irell & Manella in Los Angeles, California. Mr. Cogut serves as a member of the board of directors of Vail Resorts, Inc. Mr. Cogut received a J.D. from Harvard Law School and a B.A. from Brown University.

Donald D. Shack is a founding director of the law firm of Shack & Siegel, P.C., general counsel to the Company and the Parent. Prior to the formation of Shack & Siegel, P.C. in April 1993, Mr. Shack was a member of the law firm of Whitman and Ransom from January 1990 to April 1993. Mr. Shack received a B.A. (1948) from Williams College and an LLB (1951) from Harvard Law School. He completed service with the U.S. Army in Korea in 1953 when he joined the law firm of Golenbock and Barell, becoming a partner in 1959. Mr. Shack is a member of the board of directors of Ark Restaurants Corp., the Andover Apparel Group, Inc., Just Toys, Inc. and International Citrus, Inc.

Lenard B. Tessler is a founding principal of TGV Partners, a private investment partnership which was formed in April 1990. Mr. Tessler served as Chairman of the Board of Empire Kosher Poultry from 1994 to 1997, after serving as its President and Chief Executive Officer from 1992 to 1994. Before founding TGV Partners, Mr. Tessler was a founding partner of Levine, Tessler, Leichtman & Co., a leveraged buyout firm formed in 1987. From 1982 to 1987, Mr. Tessler was a founder, director and executive vice president of Walker Energy Partners, a publicly traded master limited partnership in the oil and gas industry, and subsequently he served as an independent financial consultant to financially troubled companies in that industry. Prior thereto, Mr. Tessler practiced accounting in New York as a certified public accountant, specializing in tax. Mr. Tessler received an M.B.A. from Fairleigh Dickinson University and a B.B.A. from the University of Miami. Mr. Tessler currently serves as a member of the board of directors of Opinion Research Corporation, and Garfield & Marks Designs Ltd., Inc.

Michael Kaplan served as Vice President and Chief Financial Officer of the Predecessor from 1988 to August 1998. From 1986 to 1988, Mr. Kaplan was employed as controller for Brooks Fashions Stores, Inc. From 1983 to 1985, he was a consultant for Deloitte & Touche, LLP. From 1980 to 1983, he served as corporate controller for Ormond Shops Inc. Mr. Kaplan is a certified public accountant and from 1976 to 1980 held various auditing positions with Ernst & Young LLP.

James R. Dodd served as Vice President of Store Operations of the Predecessor from April 1998 to August 1998. From 1995 to 1998, he was Vice President-Retail Division for JH Collectibles in Milwaukee, Wisconsin. On October 4, 1996, JH Collectibles filed a voluntary petition pursuant to Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Wisconsin-Milwaukee; as of March 31, 1999, the plan of liquidation, which was confirmed and has become effective, was substantially consummated. From 1990 to 1995, he was Vice President of Operations for several companies including Tommy Hilfiger, London Fog and Cape Island Knitters. From 1982 to 1990, he held several positions with The Limited, Inc., including Vice President of Operations for Lane Bryant from 1988 to 1990. From 1974 to 1982, he was employed by Damschroders, Inc., a midwestern retailer where he held several positions, including Vice President of Operations. In the early 1970's, he was associated with The Limited, Inc., and before that he was employed by International Business Machines Corporation.

Robert W. Tinbergen served as Vice President of Planning and Distribution of the Predecessor from 1988 to August 1998. From 1982 to 1987, he served as director of distribution for Orbachs. From 1980 to 1982, Mr. Tinbergen was employed as a senior consulting manager for Ernst & Whinney in their retailing group. From 1973 to 1980, Mr. Tinbergen served as the manager of planning and distribution for K-Mart Apparel Corp.

Jeffrey Galin served as Divisional Merchandise Manager of the Predecessor from 1991 to August 1998. From 1989 to 1991, Mr. Galin was employed as a sales associate for Bergdorf Goodman. From 1985 to 1988, Mr. Galin served as a commercial real estate salesperson. Mr. Galin started his career as an associate buyer of the Predecessor from 1983 to 1984. Jeffrey Galin is the son of Jay Galin and the brother of Scott Galin.

Donna D'Angelo served as Divisional Merchandise Manager of the Predecessor from 1986 to August 1998. From 1981 to 1986, Ms. D'Angelo was employed as a buyer for the Predecessor. From 1975 to 1981, she was a buyer for Felix Lilenthal & Company.

Carol J. Harren served as Divisional Merchandise Manager of the Predecessor from 1992 to August 1998. From 1989 to 1991, Ms. Harren was employed as a buyer for Weathervane Stores. From 1986 to 1989, she served as head of merchandising for Sebo Knitwear. Ms. Harren served as vice president of merchandise for Brooks Fashion Stores from 1984 to 1986. From 1980 to 1984, she was the merchandise manager for Lane Bryant Stores. From 1972 to 1980, Ms. Harren was a buyer for Gimbels New York. Ms. Harren was also a buyer for R.H. Macy & Co. from 1966 to 1972.

Robert B. Lembersky served as Divisional Merchandise Manager of the Predecessor from 1993 to August 1998. From 1990 to 1992, Mr. Lembersky held various positions at Networks, a division of Worth Stores, including Vice President, merchandise manager and divisional merchandise manager. From 1984 to 1990, Mr. Lembersky was employed as sales manager and executive vice president of Barefoot Miss.

Denise Vazquez served as buyer and Divisional Merchandise Manager of the Predecessor for the Puerto Rico Division from 1988 to August 1998. From 1981 to 1988, Mrs. Vazquez was employed as a buyer for Goldrings. From 1979 to 1981, Mrs. Vazquez was a buyer for Melburn Shops. From 1969 to 1979, Mrs. Vazquez held various positions for Gimbels New York, including executive training, assistant buyer, buyer and department manager.

Joshua S. Podell served as Director of Real Estate of the Predecessor from August 1997 to August 1998, and as real estate manager of the Predecessor from January 1997 to August 1997. From January 1996 to January 1997, Mr. Podell served as director of real estate for Speedo Authentic Fitness Stores. From January 1994 to January 1996, Mr. Podell held various positions at The Greenberg Group, Inc., including retail tenant consultant, site analyst and retail real estate broker. From January 1992 to December 1993, Mr. Podell was employed as an advertising salesperson at K-III Corporation.

The Company's Board of Directors consists of five members. All of the Company's directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Pursuant to the Parent's certificate of incorporation, so long as the Parent controls the Company, the Parent is required to cause the Company's Board of Directors to be identical to the Parent's Board of Directors. The Parent's Board of Directors consists of five members. Holders of shares of Class A common stock of the Parent ("Class A Common Stock") are currently entitled to elect three directors and holders of shares of Class B common stock of the Parent ("Class B Common Stock") are currently entitled to elect two directors. Jay Galin, Scott Galin and Donald D. Shack were elected to the Parent's Board of Directors by the Class A Common Stock holders and Craig Cogut and Lenard Tessler were elected to the Parent's Board of Directors by the Class B Common Stock holders. As of March 31, 1999, Jay and Scott Galin collectively owned (assuming the exercise of their stock options exercisable as of March 31, 1999) approximately 81% of the issued and outstanding Class A Common Stock and affiliates of Pegasus owned 100% of the Class B Common Stock. See "Principal Stockholders."

Upon the occurrence of certain events, holders of shares of Class A Common Stock will be entitled to elect two directors and holders of shares of Class B Common Stock will be entitled to elect three directors. Such events include (1) the Parent's consolidated earnings before interest, taxes, depreciation and amortization for the twelve most recent full months being less than $15.0 million, (2) the occurrence of certain defaults under any of the Parent's or the Company's debt facilities, (3) termination of the employment of either of Jay or Scott Galin by the Company for "cause" or by such employee without "good reason" (as such terms are defined in such executive's employment agreement) and (4) the failure of the Parent to perform certain obligations to the holders of its Series B Preferred Stock.

From and after such time as there are no longer any shares of Class B Common Stock or Class C common stock or Class D common stock of the Parent outstanding, the Parent's Board of Directors will be elected at each annual meeting of stockholders of the Parent by a plurality of the votes cast by holders of Class A Common Stock.

Pursuant to an agreement dated August 28, 1998, Pegasus G&G Retail, L.P., Pegasus Partners, L.P. and Pegasus Related Partners, L.P. (the "Pegasus Group") have agreed that, for so long as (1) TGV/G+G Investors LLC, an affiliate of TGV Partners, of which Lenard Tessler is a principal, is a limited partner of Pegasus G&G Retail, L.P. and (2) the Pegasus Group has the power to elect at least two directors to the Board of Directors of the Parent, they will elect Lenard Tessler as one of such directors. See "Principal Stockholders." In the event that Lenard Tessler votes, or after inquiry indicates his intention to vote, on any issue brought before the Board of Directors of the Parent differently from the other director elected by the Pegasus Group, then the Pegasus Group's obligation to elect Lenard Tessler to the Parent's Board of Directors will terminate, Lenard Tessler will immediately resign from the Board of Directors of each of the Parent and the Company and the Pegasus Group will be entitled to elect a new director to replace Lenard Tessler. In such event, the Pegasus Group will appoint Lenard Tessler or another individual acceptable to the Pegasus Group as an observer at meetings of the Parent's Board of Directors until such time as their obligation to elect Lenard Tessler as a director would otherwise have terminated.

The executive officers of the Company were elected to serve in such capacities until the next annual meeting of the Board of Directors and until their respective successors are elected and qualified or until their earlier resignation or removal. In addition, Jay Galin and Scott Galin are employed by the Company pursuant to employment agreements. See "--Employment Contracts and Severance Agreements."

See "Certain Relationships and Related Transactions" for descriptions of certain agreements relating to the stock ownership and management of the Company.

Compensation of Directors

As of the date of this Prospectus, the directors of the Company do not receive any compensation for their services as directors.

Executive Compensation

The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Predecessor from February 1, 1998 to August 28, 1998 and to the Company from August 31, 1998 to January 30, 1999 of those persons (collectively, the "Named Officers") who served as Chief Executive Officer and the four next most highly compensated executive officers of the Company during the fiscal year ended January 30, 1999. In connection with the Acquisition, the Named Officers terminated their employment with the Predecessor and became officers of the Company.

                Summary Compensation Table For 1999 Fiscal Year

                                 Annual Compensation
                         --------------------------------------
Name and Principal                                 Other Annual    All Other
Position                    Salary        Bonus    Compensation Compensation(1)
------------------       ----------    ----------- ------------ ---------------
Jay Galin............... $1,116,666(2)     --      $152,987(3)      $15,460(4)
 Chairman of the Board
 and Chief Executive
 Officer
Scott Galin............. $  502,884(5)     --      $150,163(3)      $15,460(4)
 President and Chief
 Operating Officer
Michael Kaplan.......... $  259,325(6) $ 26,500(7)     --           $11,401
 Vice President, Chief
 Financial Officer,
 Treasurer and Secretary
Jeffrey Galin........... $  194,326(8) $ 20,500(7)     --           $ 8,718
 Vice
 President/Divisional
 Merchandise Manager
Robert W. Tinbergen..... $  149,182(9) $ 15,000(7)     --           $10,768
 Vice President-
 Warehouse
 and Distribution

--------
(1) Reflects actual premiums paid under the Executive Medical Reimbursement Plan by the Company and estimates of premiums paid by the Predecessor under this plan, which estimates assume that the premiums paid by the Predecessor were identical to the premiums paid by the Company because both companies offered the same plan. The plan, which is available to full-time employees at or above the assistant director level, reimburses covered employees for medical, dental, vision and deductible expenses not covered by the Company's primary healthcare plan, which is available to all of the Company's full-time employees. The premiums paid under the plan for each of the Named Officers were as follows: Jay Galin ($8,118), Scott Galin ($8,118), Michael Kaplan ($4,059), Jeffrey Galin ($1,376) and Robert W. Tinbergen ($4,059). Also includes contributions to the G+G Retirement Plan and Trust made by the Company for the benefit of the Named Officers as follows: Jay Galin ($7,342), Scott Galin ($7,342), Michael Kaplan ($7,342), Jeffrey Galin ($7,342) and Robert W. Tinbergen ($6,709).
(2) $679,166 for service to the Predecessor and $437,500 for service to the Company.
(3) For each of Jay Galin and Scott Galin, represents $143,278 of personal legal fees and disbursements incurred in connection with the Acquisition reimbursed by Petrie ($17,205), the Predecessor ($32,795) and the Company ($93,278). Also includes reimbursement for automobile-related expenses and commuting expenses.
(4) Each of these Named Officers also received a success fee equal to $1,378,000 in cash and a note payable by the Company in the amount of $272,000 in connection with their assistance in the sale of the junior apparel retail business conducted by the Predecessor prior to August 28, 1998. See "Certain Relationships and Related Transactions--Purchase of Stock in Parent; Success Fees; Loans From Company."
(5) $274,519 for service to the Predecessor and $228,365 for service to the Company.
(6) $143,654 for service to the Predecessor and $115,671 for service to the Company.
(7) Reflects a bonus earned by each of these Named Officers during fiscal 1999 and prior fiscal years during which the Predecessor operated under the protection of Chapter 11 of the United States Bankruptcy Code as a reward for remaining with the Predecessor during the pendency of its Chapter 11 case. The Company paid these bonuses on or about March 15, 1999.
(8) $109,615 for service to the Predecessor and $84,711 for service to the Company.
(9) $84,115 for service to the Predecessor and $65,067 for service to the Company.

Employment Contracts and Severance Agreements

Jay Galin is employed by the Company as its Chairman of the Board and Chief Executive Officer pursuant to an employment agreement which expires on August 28, 2000. Under his employment agreement, Jay Galin is entitled to receive a base salary of $1,050,000 per year, which increases to $1,075,000 per year on August 28, 1999, and a bonus pursuant to the Bonus Plan for Senior Management Employees of the Company. See "--Bonus Plan." At any time during the term of his employment agreement, Jay Galin may, upon three months prior written notice to the Company, terminate his employment agreement and enter into a three-year consulting agreement with the Company. The consulting agreement would require Jay Galin to provide consulting services to the Company for up to half normal working time, in exchange for annual consulting fees equal to one-half of his annual salary at the time of termination of his employment agreement.

Scott Galin is employed by the Company as its President and Chief Operating Officer pursuant to an employment agreement which expires on August 28, 2003. Under his employment agreement, Scott Galin is entitled to receive a base salary of $525,000 per year, which increases by $25,000 on an annual basis, and a bonus pursuant to the Bonus Plan for Senior Management Employees of the Company. See "--Bonus Plan." In addition, in the event Jay Galin's employment is terminated for any reason (including the exercise of his consulting option described above), Scott Galin will serve as Chief Executive Officer of the Company for the remaining term of his employment agreement, and his base salary initially will be increased to $750,000 per year (subject to further annual increases of $25,000).

In the event the employment of Jay or Scott Galin is terminated by the Company without "cause" or by such executive for "good reason" (as such terms are defined in the employment agreements), such executive is entitled to receive, as severance, the salary, bonus and benefits to which he would have been entitled for the remainder of the employment term. In the event the employment of Jay or Scott Galin is terminated upon "disability" (as defined in the employment agreements), such executive will receive his full salary and benefits for one year and 50% of his salary and full benefits for an additional six months. Upon the death of Jay or Scott Galin, the Company is required to pay to such executive's designated beneficiary his salary and bonus for one year following his death, provided that the Company has obtained key-man life insurance covering such executive at a reasonable cost. In the event Jay Galin exercises his consulting option described above, his consulting agreement would include termination provisions substantially similar to those contained in his employment agreement.

Each employment agreement also contains covenants precluding the executive from, among other things, competing with the Company or soliciting its customers or employees until the earlier of (i) the expiration of the initial term of the employment agreement or (ii) the date which is 18 months after the termination of his employment with the Company. In the event Jay Galin exercises his consulting option, his consulting agreement would contain substantially similar covenants not to compete or solicit.

The Company has also entered into separate agreements with Michael Kaplan, a Vice President and the Chief Financial Officer of the Company, and Jeffrey Galin, Vice President/Divisional Merchandise Manager of the Company, which provide for severance payments in the event the Company terminates the executive's employment without "cause" (as such term is defined in the severance agreement). These severance payments consist of the executive's base salary for one year and, if the executive elects to continue coverage under the Company's medical insurance, the payment of a portion of the premiums for such insurance equal to the portion which would have been paid had he remained in the Company's employ for up to one year.

Bonus Plan

The Company's Board of Directors adopted a Bonus Plan for Senior Management Employees of the Company (the "Bonus Plan") which became effective on February 2, 1999. Participants in the Bonus

Plan include Jay Galin, the Company's Chairman of the Board and Chief Executive Officer, and Scott Galin, the Company's President and Chief Operating Officer, and other members of the Company's senior management selected by the Company's Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer. Under the Bonus Plan, participants are eligible to receive annual cash bonuses in addition to their base salaries.

The payment of bonus awards for each fiscal year is based upon the Company's financial performance for such fiscal year measured by the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for such fiscal year. The Bonus Plan provides for several Company performance levels, each of which is based on (i) a percentage of the Company's projected EBITDA for the relevant fiscal year established by the Company's Board of Directors and (ii) the dollar amount of bonuses payable to participants in the Bonus Plan for the relevant fiscal year at such performance level.

The dollar amount of bonus awards is based on a percentage of each participant's base salary and ranges from 0% to 40% of a participant's salary (or, for the Chairman of the Board/Chief Executive Officer or the President/Chief Operating Officer, 0% to 65% of such participant's salary) based on the performance level attained by the Company.

The Bonus Plan is administered by the Company's Board of Directors. The Bonus Plan may be amended or terminated at any time upon the recommendation of the Company's Chairman of the Board/Chief Executive Officer and President/Chief Operating Officer.

Stock Option Plan

Effective as of March 15, 1999, the Parent adopted its 1999 Stock Option Plan (the "Option Plan") providing for the granting of options to purchase shares of its Class A Common Stock to its employees and employees of its subsidiaries. The Option Plan is administered by the Board of Directors of the Parent, which is authorized to grant incentive stock options and/or non-qualified stock options to purchase up to 7,000 shares of Class A Common Stock.

The Board of Directors of the Parent will determine the number of shares subject to each option, the time(s) when the options will be granted, the time(s) when each option may be exercised, and any other matters which it deems appropriate. The exercise price of the options is $300.00 per share; however, for incentive stock options, the exercise price per share may not be less than 100% of the fair market value of one share of the Class A Common Stock at the time the option is granted, nor less than 110% of the fair market value of one share of the Class A Common Stock at the time the option is granted if the option is granted to an employee who owns more than ten percent of all voting stock of the Parent. Each option will terminate on the date specified by the Board of Directors of the Parent, but in no event later than ten years from the date on which the option was granted. However, if an incentive stock option is granted to an employee who owns more than ten percent of all voting stock of the Parent, the option must terminate no later than five years from the date of grant. The Board of Directors of the Parent will determine whether each option granted shall be an incentive stock option or a non-qualified stock option. However, if, at the time of grant, the fair market value of the Class A Common Stock underlying the incentive stock options to be granted exceeds $100,000 on the date they first become exercisable, such options shall be treated as non-qualified stock options to the extent of such excess. The incentive stock options are non-transferrable other than by will or the laws of descent and distribution. The non-qualified stock options may not be transferred other than by will or the laws of descent and distribution, unless transfer is permitted by the Board of Directors of the Parent and set forth in the option instrument. The Option Plan will terminate on March 14, 2009, unless terminated earlier by the Board of Directors of the Parent. Termination of the Option Plan will not terminate any option that was granted prior to termination.

Effective as of March 15, 1999, the Parent granted under the Option Plan options to purchase 5,000 shares of its Class A Common Stock, of which 1,250 are currently exercisable. These options, which are non-qualified stock options, were granted to Jay Galin, the Company's Chairman of the Board and Chief Executive Officer, and Scott Galin, the Company's President and Chief Operating Officer (2,500 options each). Pursuant to the Option Plan, an aggregate of 5,000 options may be granted to Jay Galin and Scott Galin.

Retirement Plans

The Company currently maintains three tax-qualified retirement plans. The G+G Retirement Plan and Trust (the "G+G Retirement Plan") and the G+G Retail, Inc. 401(k) Savings Plan (the "G+G 401(k) Plan") cover all employees, except those covered under a collective bargaining agreement or, with respect to the G+G 401(k) Plan, those employed in Puerto Rico. The G+G Retail-UAW Local Collectively Bargained 401(k) Plan (the "Local 2326 401(k) Plan") covers employees employed under a collective bargaining agreement with Local 2326 of the UAW. Each of these plans is a "defined contribution plan" under applicable pension laws and, as such, the Company's only obligation to them is to make any contribution required by their terms. The Company can have no contingent liability to such plans based on poor investment returns or other factors. The Company has the discretion, but not the obligation, to make a contribution in any year to the G+G Retirement Plan. The Company has no obligation make a contribution to the G+G 401(k) Plan. The Company is obligated to make a contribution to the Local 2326 401(k) Plan equal to 2% of each participant's compensation, up to a maximum of $30,000 in compensation; the Company also must "match" 50% of a participant's contribution to the plan, up to a maximum matching contribution of the lesser of 1% of the participant's compensation or $300. The Company intends to establish a 401(k) plan for employees in Puerto Rico during fiscal 2000 but does not expect to have a contribution obligation to such plan.

Indemnification Agreements

The Company has entered into separate, identical indemnification agreements with each of the directors of the Company. Pursuant to each indemnification agreement, the Company agreed to hold harmless and indemnify, to the fullest extent provided by Sections 145(a) and (b) of the Delaware General Corporation Law, the director against all expenses, judgments, fines and amounts paid in settlement reasonably incurred by the director in connection with any threatened, pending or completed civil or criminal action, suit or proceeding (including derivative actions) to which the director is, was or becomes a party, or is threatened to be made a party, as a result of being a director or former director of the Company. The obligation of the Company to indemnify a director is subject to the conditions that the director acted in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the Company and, with respect to a criminal proceeding, had no reason to believe such conduct was unlawful. In addition, the obligation of the Company to indemnify a director is subject to certain limited exclusions set forth in the indemnification agreement. Pursuant to each indemnification agreement, a director also is entitled to receive from the Company an advance for expenses incurred by such director in defending any action, suit or proceeding, which advance is subject to repayment if a court ultimately determines that the director was not entitled to be indemnified.

                             PRINCIPAL STOCKHOLDERS

The Parent owns all of the outstanding capital stock of the Company. The following table sets forth certain information concerning the beneficial ownership of shares of the Parent's capital stock on May 1, 1999 by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Parent's voting securities, (ii) each director of the Company,
(iii) each Named Officer and (iv) all directors and executive officers of the Company as a group.

                                        Percentage Percent of             Percentage            Percentage
                                        Ownership  Vote of all Number of  Ownership  Number of  Ownership
                             Number       of all   Classes of  Shares of      of     Shares of      of
                          of Shares of  Classes of   Voting     Series A   Series A   Series B   Series B
Name of Beneficial           Common       Common     Common    Preferred  Preferred  Preferred  Preferred
Owner(1)(2)                 Stock(3)      Stock       Stock     Stock(4)    Stock    Stock (5)    Stock
------------------        ------------  ---------- ----------- ---------- ---------- ---------- ----------
Pegasus Related
 Partners, L.P..........     26,362(6)     39.0%      25.2%           --      --     15,724.459    49.4%
Paul Gunther, as
 Liquidating Trustee
 under Liquidating Trust
 Agreement dated as of
 December 18, 1998......     15,000(7)     30.0%       --             --      --            --      --
Cerberus G&G Company,
 L.L.C..................     14,000(8)     21.9%       --      18,855.749   100.0%          --      --
Pegasus G&G Retail,
 L.P....................     11,924(9)     20.6%      11.4%           --      --      7,112.637    22.3%
Pegasus Partners, L.P...     10,137(10)    17.9%       9.7%           --      --      6,045.582    19.0%
Jay Galin...............      7,465(11)    14.7%      21.0%           --      --            --      --
Scott Galin.............      7,465(11)    14.7%      21.0%           --      --            --      --
Pegasus G&G Retail II,
 L.P....................      4,977(12)     9.3%       4.8%           --      --      2,969.703     9.3%
Donald D. Shack.........         20(13)       *          *            --      --            --      --
Craig Cogut (14)........        --          --         --             --      --            --      --
Lenard Tessler..........        --          --         --             --      --            --      --
Michael Kaplan..........        600(15)     1.2%       1.7%           --      --            --      --
Jeffrey Galin...........      1,420(16)     2.8%       4.1%           --      --            --      --
Robert Tinbergen........        150(13)       *          *            --      --            --      --
All directors and
 executive officers as a
 group (9 individuals)..     17,270        33.7%      47.6%           --      --            --      --

--------
 *   Less than 1%.
 (1) Except as otherwise indicated, each beneficial owner has the sole power to vote and dispose of all shares beneficially owned by it.
 (2) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of the Parent's capital stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 1, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (3) The Parent has four authorized classes of common stock, par value $.001 per share (the "Common Stock"). Except with respect to the election of directors, holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to the stockholders for action. Holders of shares of Class A Common Stock are currently entitled to elect three directors of the Parent and holders of shares of Class B Common Stock are currently entitled to elect two directors of the Parent. From and after the occurrence of certain events, holders of shares of Class A Common Stock will be entitled to elect two directors of the Parent and holders of shares of Class B Common Stock will be entitled to elect three directors of the Parent. See "Management-- Directors, Executive Officers and Key Employees of the Company." In addition, the Parent and the Company are prohibited from taking certain actions without the affirmative vote or written consent of holders of a majority of the issued and outstanding shares of Class B Common Stock.
     Such restricted actions include, among other things, issuance or redemption of securities, incurrence of indebtedness in excess of specified amounts, effecting a liquidation or sale of the Parent or the Company or initiating a public offering (subject to limited exceptions). Except as required by the Delaware General Corporation
     Law, holders of shares of Class C common stock ("Class C Common Stock") and Class D common stock ("Class D Common Stock") do not have the right to vote on any matter. Upon the occurrence of a public offering after the consummation of which at least 20% of the Common Stock is listed or admitted for trading on a national securities exchange or quoted on the Nasdaq Stock Market, each share of Class B Common Stock, Class C Common Stock and Class D
     Common Stock then issued and outstanding will automatically be converted into one share of Class A Common Stock.
 (4) Holders of shares of Series A Exchangeable Preferred Stock ("Series A Preferred Stock") are entitled to receive dividends at an annual rate of 15%, which increases to 17% upon the occurrence of certain triggering events. The Parent is prohibited from taking certain actions without the affirmative vote or written consent of holders of a majority of the shares of Series A Preferred Stock. Otherwise, except as required by the Delaware General Corporation Law, holders of shares of Series A Preferred Stock do not have the right to vote on any matter. The holders of shares of Series A Preferred Stock are exchangeable at the option of the Parent for notes which contain terms which are substantially similar to the terms of the Series A Preferred Stock.
 (5) Holders of shares of Series B Exchangeable Preferred Stock ("Series B Preferred Stock") are entitled to receive dividends at an annual rate of 12%, which increases to 17% upon the occurrence of certain triggering events. Except as required by the Delaware General Corporation Law, holders of shares of Series B Preferred Stock do not have the right to vote on any matter. The shares of Series B Preferred Stock are exchangeable at the option of the Parent for notes which contain terms which are substantially similar to the terms of the Series B Preferred Stock.
 (6) Includes 8,837 shares of Class B Common Stock (49.4% of the issued and outstanding Class B Common Stock) and warrants to purchase 17,525 shares of Class D Common Stock. The address of this stockholder is c/o Pegasus Investors, L.P., 99 River Road, Cos Cob, Connecticut 06807.
 (7) Class C Common Stock. These shares were issued to the Predecessor in connection with the Acquisition and were transferred to the Liquidating Trustee in the bankruptcy proceedings for Petrie and its subsidiaries.
     The address of this stockholder is c/o Petrie Retail, Inc., 150
     Meadowlands Parkway, Secaucus, New Jersey 07094.
 (8) Warrants to purchase Class D Common Stock. The address of this stockholder is c/o Cerberus Partners, 450 Park Avenue, 28th Floor, New York, New York 10022.
 (9) Includes 3,997 shares of Class B Common Stock (22.3% of the issued and outstanding Class B Common Stock) and warrants to purchase 7,927 shares of Class D Common Stock. The address of this stockholder is c/o Pegasus Investors, L.P., 99 River Road, Cos Cob, Connecticut 06807.
(10) Includes 3,398 shares of Class B Common Stock (19.0% of the issued and outstanding Class B Common Stock) and warrants to purchase 6,739 shares of Class D Common Stock. The address of this stockholder is c/o Pegasus Investors, L.P., 99 River Road, Cos Cob, Connecticut 06807.
(11) Class A Common Stock. Includes options to purchase 625 shares of Class A Common Stock which are currently exercisable. Assuming these options were exercised, these shares represent 42.1% of the issued and outstanding
     Class A Common Stock. The address of this stockholder is c/o G+G Retail, Inc., 520 Eighth Avenue, New York, New York 10018.
(12) Includes 1,668 shares of Class B Common Stock (9.3% of the issued and outstanding Class B Common Stock) and warrants to purchase 3,309 shares of Class D Common Stock. The address of this stockholder is c/o Pegasus Investors, L.P., 99 River Road, Cos Cob, Connecticut 06807.
(13) Class A Common Stock. Represents less than 1% of the issued and outstanding Class A Common Stock.
(14) Craig Cogut may be deemed to beneficially own 17,900 shares of Class B Common Stock, 35,500 shares of Class D Common Stock and 31,852.381 shares of Series B Preferred Stock, through his indirect ownership interest in Pegasus Partners, L.P. ("PPLP"), Pegasus Related Partners, L.P.
     ("PRPLP"), Pegasus G&G Retail, L.P. and Pegasus G&G Retail II, L.P. Craig Cogut beneficially owns 100% of the issued and outstanding capital stock of Pegasus Investors GP, Inc., a Delaware corporation, which is the general partner of Pegasus Investors, L.P., a Delaware limited partnership. Pegasus Investors, L.P. is the general partner of each of PPLP and PRPLP. PPLP and PRPLP collectively own 100% of the issued and outstanding capital stock of Pegasus G&G Retail GP, Inc., a Delaware corporation, which is the general partner of each of Pegasus G&G Retail, L.P. and Pegasus G&G Retail II, L.P.
(15) Class A Common Stock. Represents 3.5% of the issued and outstanding Class
     A Common Stock.
(16) Class A Common Stock. Represents 8.3% of the issued and outstanding Class
     A Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Stock in Parent; Success Fees; Loans From Company

In connection with the Acquisition, affiliates of Pegasus--Pegasus Related Partners, L.P., Pegasus G&G Retail, L.P. and Pegasus Partners, L.P. (collectively, with Pegasus G&G Retail II, L.P., the "Pegasus Affiliates")-- purchased in the aggregate 17,900 shares of, or 100% of the outstanding, Class B Common Stock, 30,000 shares of, or 100% of the outstanding, Series B Preferred Stock and warrants to purchase 35,500 shares of Class D Common Stock for $0.01 per share for an aggregate purchase price equal to $31,346,400. In December 1998, Pegasus Partners, L.P. and Pegasus Related Partners, L.P. transferred certain of their shares of Class B Common Stock, Series B Preferred Stock and warrants to another affiliate of Pegasus, Pegasus G&G Retail II, L.P. From the Acquisition to March 31, 1999, the Pegasus Affiliates have received in the aggregate an additional 1,852.37 shares of Series B Preferred Stock, as dividends on their Series B Preferred Stock. The shares of Class B Common Stock owned by the Pegasus Affiliates represent approximately 51.1% of the voting common equity of the Parent outstanding on May 1, 1999 (or 49.4%, assuming the exercise of stock options exercisable as of May 1, 1999). As a result of their ownership of the Parent, the Pegasus Affiliates have the ability to determine the outcome of most corporate actions which are required to be submitted to the stockholders of the Parent for their approval, other than, currently, the election of a majority of the Parent's board of directors. In addition, as holders of Class B Common Stock, the Pegasus Affiliates have special veto rights which allow them to control the timing and occurrence of certain major corporate transactions by the Parent and the Company. Craig Cogut, a director of the Company and the Parent, has an indirect ownership interest in each of the Pegasus Affiliates. See "Principal Stockholders."

TGV Partners, of which Lenard Tessler, a director of the Company and the Parent, is a principal, and certain of its affiliates hold limited partnership interests in Pegasus G&G Retail L.P. and Pegasus G&G Retail II, L.P. Pegasus G&G Retail, L.P. and Pegasus G&G Retail II, L.P. own 22.3% and 9.3%, respectively, of the shares and warrants to purchase shares of the Parent held by the Pegasus Affiliates described above. See "Principal Stockholders." Pursuant to the limited partnership agreement of Pegasus G&G Retail, L.P., in the event the Parent has not consummated an initial public offering of the Common Stock on or prior to August 28, 2003, TGV Partners may require Pegasus G&G Retail, L.P. to exercise its demand registration rights described below. See "--Stockholder Agreements; Management Fees."

In connection with the Acquisition, the Company and the Parent assumed the Predecessor's obligation to pay a success fee to Jay Galin, the Chairman of the Board and the Chief Executive Officer of the Company and the Parent, and Scott Galin, the President, Chief Operating Officer and a director of the Company and the Parent. The success fee was payable pursuant to an agreement among Petrie, the Predecessor, Jay Galin and Scott Galin. In that agreement, Jay Galin and Scott Galin agreed, among other things, to provide their full cooperation and assist in the sale of the Predecessor's business, to provide prospective purchasers with information which would enable them to evaluate the Predecessor's assets, to conduct meetings and presentations and, under certain circumstances, to make themselves available on a full-time basis for up to six months after a closing of the sale to a successful purchaser. To satisfy their obligation in respect of the success fee, the Company and the Parent paid to each of Jay Galin and Scott Galin $1,378,000 in cash and issued to each of them a note payable by the Company in the amount of $272,000. These notes were non-interest bearing and were paid in full by the Company on their maturity date, January 4, 1999. In addition, in the agreement providing the success fee, Petrie and the Predecessor agreed to reimburse Jay Galin and Scott Galin for certain professional fees and disbursements incurred by them. An aggregate of $286,555 of such professional fees and disbursements was paid by the Predecessor, Petrie and the Company.

In connection with the Acquisition, each of Jay Galin and Scott Galin purchased 7,130 shares of Class A Common Stock for $841,500. Each of Jay Galin and Scott Galin transferred 290 shares of his Class A Common Stock to Jeffrey Galin, the Company's Vice President/Divisional Merchandise Manager and a son of Jay Galin. Of the 290 shares transferred by each of Jay Galin and Scott Galin, 169 shares were given to Jeffrey Galin as a gift and 121 shares were sold to Jeffrey Galin in exchange for a promissory note. The shares of Class A Common Stock owned by Jay and Scott Galin represent approximately 81% of the outstanding shares of Class A Common Stock, and approximately 41.2% of the voting common equity of the Parent, as of March 31, 1999 (assuming the exercise of stock options exercisable as of March 31, 1999). In addition, holders of Class A Common Stock currently are entitled to elect three-fifths of the Parent's Board of Directors. See "Principal Stockholders."

In connection with the Acquisition, the Parent afforded Donald D. Shack, a director of the Company, the opportunity to purchase shares of Class A Common Stock. Pursuant to this program, Donald D. Shack and four of his fellow directors in the law firm of Shack & Siegel, P.C., general counsel to the Company and the Parent, each purchased 20 shares of Class A Common Stock for a total purchase price of $11,822. See "Principal Stockholders."

In connection with the Acquisition, the Parent also afforded the following officers of the Company the opportunity to purchase shares of Class A Common
Stock: Michael Kaplan, a Vice President and Chief Financial Officer, Jeffrey Galin, Vice President/Divisional Merchandise Manager, James Dodd, Vice President-Store Operations, and Robert Tinbergen, Vice President-Warehouse and Distribution. Pursuant to this program, (1) Michael Kaplan purchased 600 shares of Class A Common Stock for a total purchase price of $70,813, (2) Jeffrey Galin purchased 840 shares of Class A Common Stock for a total purchase price of $99,138, (3) James Dodd purchased 150 shares of Class A Common Stock for a total purchase price of $17,703, and (4) Robert Tinbergen purchased 150 shares of Class A Common Stock for a total purchase price of $17,703. To fund the purchase of stock, each of these officers borrowed from the Parent, on a full recourse basis, an amount of money equal to the total purchase price of the stock purchased, less the par value of the stock ($.001 per share) which was paid in cash. The total principal amount of each officer's loan is due on the earlier of (1) the fifth anniversary of the date of the loan and (2) 30 days following the date on which the officer is no longer an officer of the Parent or any subsidiary of the Parent. The outstanding principal amount of each loan bears interest at the prime rate announced in New York City by Citibank, N.A. from time to time, payable on a quarterly basis. Each of these loans is secured by a pledge of the stock purchased with the proceeds of the loan.

Acquisition Closing Fees

In connection with the closing of the Acquisition, TGV Partners, of which Lenard Tessler, a director of the Company and the Parent, is a principal, received a closing fee in the amount of $1,250,000. The closing fee constituted consideration for TGV Partners' financial advisory services in connection with the Acquisition.

Private Placement Fee

The Company paid Pegasus a $1.0 million fee in consideration for financial advisory services provided by Pegasus to the Company in connection with the private placement of the units.

Stockholder Agreements; Management Fees

The Pegasus Affiliates are parties to a stockholders agreement with Jay and Scott Galin, certain other management stockholders of the Parent (together with Jay and Scott Galin, the "Management Stockholders") and the Parent (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, each Management Stockholder is prohibited from transferring shares of Class A Common

Stock on or prior to August 28, 2002 without the consent of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, except in limited circumstances. After August 28, 2002, all transfers of shares of Class A Common Stock by Management Stockholders are subject to a right of first refusal in favor of the Parent and the Pegasus Affiliates. In addition, in the event the Pegasus Affiliates propose to sell at least 80% of the common equity of the Parent held by them, the Management Stockholders may be required by the Pegasus Affiliates to sell shares of Class A Common Stock in the same sale to the purchaser of the shares held by the Pegasus Affiliates, on the same terms as are applicable to such shares. In addition, in the event one or more Pegasus Affiliates proposes to sell common equity which would constitute at least 5% of the common equity of the Parent, Management Stockholders are entitled to sell the same percentage of their shares of Class A Common Stock in such sale, on the same terms as are applicable to the shares of Common Stock sold by the Pegasus Affiliates.

In addition, pursuant to the Stockholders Agreement, Jay and Scott Galin made certain representations and warranties to the Pegasus Affiliates relating to the representations and warranties made by the Predecessor to the Company in connection with the Acquisition and agreed to indemnify the Pegasus Affiliates for damages in excess of $1,750,000 resulting from any breach of such representations and warranties, provided the aggregate amount of damages exceeds $3,500,000.

The Parent has granted the Pegasus Affiliates preemptive rights in connection with equity issuances by the Parent, other than certain specified issuances. The Pegasus Affiliates waived such preemptive rights with respect to the warrants issued with the outstanding notes as units on May 17, 1999. The Parent has also granted to the Pegasus Affiliates and the Management Stockholders certain demand and piggyback registration rights. Holders of at least 33% of the outstanding Common Stock held by the Pegasus Affiliates or the Management Stockholders are entitled to demand registration of their shares following the occurrence of a public offering of Common Stock after the consummation of which at least 20% of the then outstanding shares of Common Stock are publicly held and the Common Stock is listed or admitted for trading on a national securities exchange or quoted on the Nasdaq Stock Market (a "Qualified Public Offering"). Holders of at least 33% of the outstanding Common Stock held by the Pegasus Affiliates are also entitled to demand registration of their shares beginning on August 28, 2002. Any demand registration must reasonably be expected to yield aggregate gross proceeds of at least $20,000,000 to the stockholders exercising such registration rights. The Pegasus Affiliates as a group are entitled to two demand registrations, and the Management Stockholders as a group are entitled to one demand registration. The Pegasus Affiliates and the Management Stockholders are each entitled to piggyback registration rights in connection with any registration statement filed by the Parent (with limited exceptions).

In addition to their rights to elect directors, pursuant to the Stockholders Agreement, the Pegasus Affiliates have been granted the right to appoint an observer for meetings of the Parent's Board of Directors in certain circumstances. See "Management--Directors, Executive Officers and Key Employees of the Company."

Pursuant to the Stockholders Agreement, in the event the employment of any Management Stockholder with the Company is terminated by the Company for cause or by such Management Stockholder without good reason, each of the Parent and the Pegasus Affiliates have the right to purchase the shares of Class A Common Stock held by such Management Stockholder at a purchase price per share equal to the lower of such Management Stockholder's initial purchase price per share and the fair market value per share on the effective date of termination. Such rights to purchase Jay Galin's shares terminate upon the earlier of (1) the consummation of a Qualified Public Offering or (2) August 28, 2000. Such rights to purchase Scott Galin's shares terminate upon the earlier of (1) the consummation of a Qualified Public Offering or (2) August 28, 2003. Such rights to purchase shares of any Management Stockholder other than Jay or Scott Galin terminate upon the consummation of a Qualified Public Offering.

The Pegasus Affiliates and the Parent are also parties to a stockholders agreement with the Predecessor, pursuant to which the Predecessor and its permitted assigns (the "Class C Holders") are required to first offer to sell to the Parent and the Pegasus Affiliates, on specified terms, any shares of Class C Common Stock which the Class C Holders desire to sell. In the event the Parent and the Pegasus Affiliates do not elect to purchase such shares, the Class C Holders may sell them to a third party on terms no more favorable to such third party than the terms proposed to the Parent and the Pegasus Affiliates. In the event the proposed third party purchaser is primarily in the retail apparel business but is not primarily in the girls' and/or women's retail apparel business (including shoes), the Class C Holders must again offer to sell the shares of the Parent and the Pegasus Affiliates. In the event the Parent and the Pegasus Affiliates do not elect to purchase such shares, the Class C Holders may sell them to the proposed third party on terms no more favorable to such third party than the proposed terms.

In the event the Pegasus Affiliates propose to sell at least 50% of the common equity of the Parent held by them, the Class C Holders may be required by the Pegasus Affiliates to sell shares of Class C Common Stock in the same sale to the purchaser of the shares held by the Pegasus Affiliates, on the same terms as are applicable to such shares. In addition, in the event one or more Pegasus Affiliates proposes to sell common equity which would constitute at least 15% of the common equity of the Parent, Class C Holders are entitled to sell the same percentage of their shares of Class A Common Stock in such sale, on the same terms as are applicable to the shares of Common Stock sold by the Pegasus Affiliates.

The Class C Holders are also entitled to certain demand and piggyback registration rights. Holders of at least 50% of the outstanding Class C Common Stock are entitled to demand registration of their shares following the earlier to occur of (1) a Qualified Public Offering and (2) August 28, 2003, subject to certain limitations. The Class C Holders as a group are entitled to one demand registration. The Class C Holders are also entitled to piggyback registration rights in connection with any registration statement filed by the Parent (with limited exceptions). In connection with the Parent's initial public offering, the Class C Holders are entitled to include in such registration up to one third of the registrable shares held by such holders on a priority basis ahead of the other holders of the Parent's equity securities (subject to certain limitations). In addition, the Parent may not, without the consent of a majority of the Class C Holders, grant any demand or piggyback registration rights which have priority over or are inconsistent with the registration rights granted to the Class C Holders.

Employment and Severance Agreements and Other Compensation Arrangements

Jay Galin, the Chairman of the Board and the Chief Executive Officer of the Company, and Scott Galin, the President, the Chief Operating Officer and a director of the Company, are employed by the Company pursuant to employment agreements expiring on August 28, 2000 and August 28, 2003, respectively. See "Management--Employment Contracts and Severance Agreements."

Michael Kaplan, a Vice President and the Chief Financial Officer of the Company, and Jeffrey Galin, Vice President/Divisional Merchandise Manager of the Company, entered into severance agreements with the Company. See "Management--Employment Contracts and Severance Agreements."

Jay Galin, the Chairman of the Board and the Chief Executive Officer of the Company, and Scott Galin, the President, the Chief Operating Officer and a director of the Company, are participants in the Bonus Plan, and pursuant thereto may receive bonus awards ranging from 0% to 65% of their base salaries. Other executive officers of the Company may be eligible to participate in the Bonus Plan and receive bonus awards ranging from 0% to 40% of their base salaries. See "Management--Bonus Plan."

On March 15, 1999, the Parent granted to each of Jay Galin and Scott Galin an option to purchase 2,500 shares of its Class A Common Stock at an exercise price of $300.00 per share pursuant to the

Option Plan. The options are currently exercisable with respect to 25% of the shares and will become exercisable with respect to an additional 25% of the shares on each of the three succeeding anniversary dates of the date of grant. The options expire on March 14, 2009. See "Management--Stock Option Plan."

Indemnification Agreements

Each of the directors of the Company is party to a separate indemnification agreement with the Company. See "Management--Indemnification Agreements."

                    DESCRIPTION OF REVOLVING CREDIT FACILITY

The Revolving Credit Facility provides the Company with a line of credit of up to $20.0 million (including a sublimit of $10.0 million for letters of credit) and matures in October 2001. The facility may be used for general operating, working capital and other proper corporate purposes. The ability of the Company to borrow and obtain letters of credit under the Revolving Credit Facility is subject to compliance with a borrowing base (calculated as 80% or, during peak borrowing periods, 85% of eligible inventory) and other customary conditions precedent, including accuracy of representations and warranties, compliance with covenants, and absence of defaults.

Interest on amounts advanced under the Revolving Credit Facility accrues at a rate equal to 1.75% over the adjusted Eurodollar Rate or at the Prime Rate.

The Revolving Credit Facility contains a minimum tangible net worth (as defined in the Revolving Credit Facility) covenant of $39.0 million and other customary covenants, including limitations on change of ownership, transactions with affiliates, dividends, additional indebtedness, creation of liens, asset sales, acquisitions, conduct of business and capital expenditures. The Revolving Credit Facility also contains customary events of default, including defaults on the Company's other indebtedness (which includes the notes).

The Company's obligations under the Revolving Credit Facility are secured by a lien on all or substantially all of the Company's assets.

If the Revolving Credit Facility is terminated prior to its stated maturity, a termination fee may be payable. The fee payable for a termination on or prior to October 1999 would be $150,000, on or prior to October 2000 would be $100,000 and prior to October 2001 would be approximately $67,000.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Company entered into a registration rights agreement with the initial purchasers of the units (consisting of the outstanding notes and certain warrants to purchase the Parent's Class D common stock) in which the Company agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. The Company also agreed to use its reasonable best efforts to cause such offer to be consummated within 30 business days following the date on which the registration statement is declared effective. The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on May 17, 1999.

Pursuant to the registration rights agreement, under the circumstances set forth below the Company also will use its reasonable best efforts to cause the Securities and Exchange Commission (the "Commission") to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for at least two years after the issuance of the outstanding notes or until all of the outstanding notes have been sold. These circumstances include:

  . if applicable law does not permit the Company to effect the exchange offer as contemplated by the registration rights agreement;

  . if any holder of outstanding notes notifies the Company within 20 business days after the deadline for consummating the exchange offer that such holder is prohibited by law or Commission policy from participating in the exchange offer;

  . if any holder of outstanding notes notifies the Company within 20 business days after the deadline for consummating the exchange offer that such holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and this Prospectus is not appropriate or available for such resales by such holder; or

  . if any holder of outstanding notes notifies the Company within 20 business days after the deadline for consummating the exchange offer that such holder is a broker-dealer and holds outstanding notes acquired directly from the Company or any of its affiliates (as defined in Rule 144 of the Securities Act of 1933, as amended (the "Securities Act")).

If the Company fails to comply with certain obligations under the registration rights agreement, the Company will be required to pay liquidated damages to holders of the outstanding notes. Please read the section captioned "Registration Rights Agreement" for more details regarding the registration rights agreement.

Each holder of outstanding notes that wishes to exchange such outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

  . any exchange notes will be acquired in the ordinary course of such holder's business;

  . such holder is not engaged in, does not intend to engage in, and has no arrangement with any person to participate in, a distribution of the exchange notes; and

  . such holder is not an "affiliate" (as defined in Rule 144 of the Securities Act) of the Company or, if it is an affiliate of the Company, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Resale of Exchange Notes

Based on interpretations of the Commission staff set forth in no-action letters issued to unrelated third parties, the Company believes that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  . such holder is not an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act;

  . such exchange notes are acquired in the ordinary course of the holder's business; and

  . the holder is not engaged in, does not intend to engage in, and has no arrangement with any person to participate in, the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, and any holder who is an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act:

  . cannot rely on the position of the staff of the Commission enunciated in "Morgan Stanley and Co., Inc.," "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

This Prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this Prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal (a copy of which is attached as an exhibit to the registration statement of which this Prospectus is a part) the Company will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. The Company will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon failure of the Company to fulfill its obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series of notes will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of Notes" below.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

Solely for administrative reasons, the Company has fixed the close of business
on    , 1999 as the record date for the exchange offer for the purpose of determining the persons to whom this Prospectus and the letter of transmittal will be mailed initially. There will be, however, no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer.

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

As of the date of this Prospectus, $107.0 million aggregate principal amount of the outstanding notes is outstanding. This Prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes.

The Company intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes.

The Company will be deemed to have accepted for exchange properly tendered outstanding notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Company and delivering the exchange notes to such holders. Subject to the terms of the registration rights agreement, the Company expressly reserves the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain Conditions to the Exchange Offer."

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on           ,
1999, unless the Company, in its sole discretion, extends it, but in no event will the exchange offer expire later than 30 business days after the registration statement becomes effective.

In order to extend the exchange offer, the Company will notify the exchange agent orally or in writing of any extension. The Company will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Company reserves the right, in its sole discretion:

  .  to delay accepting for exchange any outstanding notes;

  . to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  . subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If the Company amends the exchange offer in a manner that it determines to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding notes of such amendment.

Without limiting the manner in which it may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, the Company shall have no

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

obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Company will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and the Company may terminate the exchange offer as provided in this Prospectus before accepting any outstanding notes for exchange if in the Company's reasonable judgment:

  . the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the exchange offer.

In addition, the Company will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Company:

  . the representations described under the captions "--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering"; and

  . such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to the Company an appropriate form for registration of the exchange notes under the Securities Act.

The Company expressly reserves the right, at any time or at various times, to extend the period of time during which the exchange offer is open, but in no event shall the exchange offer be open for less than 20 business days nor more than 30 business days. Consequently, the Company may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and the Company may accept them for exchange. The Company will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

The Company expressly reserves the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are solely for the benefit of the Company and the Company may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in the Company's sole discretion. If the Company fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Company may assert at any time or at various times.

In addition, the Company will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time the registration

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

statement contains a material misstatement or any stop order is issued with respect to the registration statement of which this Prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  . comply with The Depository Trust Company's ("DTC") Automated Tender Offer Program procedures described below.

In addition, either:

  . the exchange agent must receive outstanding notes along with the letter of transmittal; or

  . the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  . the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange Agent" prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, the Company recommends that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them. Delivery will be deemed made only when actually received or confirmed by the Exchange Agent.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

  . make appropriate arrangements to register ownership of the outstanding notes in such owner's name; or

  . obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.


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

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by the Company, they should also submit evidence satisfactory to the Company of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  . DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation;

  . such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

  .  the agreement may be enforced against such participant.

The Company will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered outstanding notes. The Company's determination will be final and binding. The Company reserves the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. The Company's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither the Company, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, the Company will issue exchange notes for outstanding notes that the Company has accepted for exchange under the exchange offer only after the exchange agent timely receives:

  . outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

  . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

By signing the letter of transmittal, each tendering holder of outstanding notes will represent to the Company that, among other things:

  . any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  . the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  . if the holder is not a broker-dealer, it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  . if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes (see "Plan of Distribution"); and

  . the holder is not an "affiliate," as defined in Rule 144 of the Securities Act, of the Company or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this Prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  .  the tender is made through an eligible institution;

  . prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile

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

     transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

    . setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered;

    .  stating that the tender is being made thereby; and

    . guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this Prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

  . the exchange agent must receive a written notice (which may be by facsimile transmission or letter) of withdrawal at one of the addresses set forth below under the caption "--Exchange Agent"; or

  . holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

Any such notice of withdrawal must:

  . specify the name of the person who tendered the outstanding notes to be withdrawn;

  . identify the outstanding notes to be withdrawn (including the principal amount of such outstanding notes); and

  . where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  .  the serial numbers of the particular certificates to be withdrawn; and

  . a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. The Company will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and its determination shall be final and binding on all parties. The Company will deem any outstanding notes so withdrawn not to have been validity tendered for

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

exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under the caption "--Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this Prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

    For Delivery by Registered or           For Overnight Delivery Only or By
           Certified Mail:                                Hand:


U.S. Bank Trust National Association      U.S. Bank Trust National Association
           P.O. Box 64485                    Fourth Floor--Bond Drop Window
   St. Paul, Minnesota 55164-9549                  180 East 5th Street
      Attn: Specialized Finance                 St. Paul, Minnesota 55101
                                                Attn: Specialized Finance

          By Facsimile Transmission (for eligible institutions only):

                      U.S. Bank Trust National Association
                                 (651) 244-1537
                           Attn: Specialized Finance

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

The Company will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, the Company may make additional solicitations by telegraph, telephone or in person by its officers and regular employees and those of its affiliates.

The Company has not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. The Company will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

The Company will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately
$        . They include:

  .  Commission registration fees;

  .  fees and expenses of the exchange agent and trustee;

  .  accounting and legal fees and printing costs; and

  .  related fees and expenses.

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

Transfer Taxes

The Company will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

  . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

  . as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  . otherwise set forth in the Offering Memorandum distributed in connection with the private offering of the units consisting of the outstanding notes and certain warrants to purchase shares of the Parent's Class D common stock.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, the Company does not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is the Company's "affiliate" within the meaning of Rule 144 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  .  cannot rely on the applicable interpretations of the Commission; and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

The Company will record the exchange notes in its accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount net of the original issue discount, as reflected in the Company's accounting records on the date of exchange. Accordingly, the Company will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

The Company may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

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

                            DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to G+G Retail, Inc. and not to any of its subsidiaries.

The Company issued the outstanding notes and will issue the exchange notes under an Indenture (the "Indenture") between itself and U.S. Bank Trust National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this Prospectus is a part. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture and the registration rights agreement, a summary of which follows this "Description of the Notes" and a copy of which has been filed as an exhibit to the registration statement of which this Prospectus is a part, because they, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

 The Notes

The notes:

  .  are general unsecured obligations of the Company;

  . are pari passu in right of payment with all existing and future senior Indebtedness of the Company;

  . are senior in right of payment to all existing and future subordinated Indebtedness of the Company; and

  .  will be unconditionally guaranteed by the Guarantors.

 The Guarantees

The notes will be guaranteed by each domestic Restricted Subsidiary of the Company and each foreign Restricted Subsidiary that guarantees any other Indebtedness of the Company or a Guarantor.

Each Guarantee of the notes:

  .  will be a general unsecured obligation of the Guarantor;

  . will be pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor; and

  . will be senior in right of payment to all existing and future subordinated Indebtedness of the Guarantor.

As of the date of this Prospectus, the Company has only one subsidiary, G & G Retail of Puerto Rico, Inc., which is organized under the laws of Puerto Rico, and accordingly which does not guarantee the outstanding notes and will not guarantee the exchange notes at the time the exchange offer is consummated.

In the event of a bankruptcy, liquidation or reorganization of any of our Unrestricted Subsidiaries that are not Guarantors, such Unrestricted Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of the Indenture, all of our subsidiaries were Restricted Subsidiaries. However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Indenture provides for the issuance by the Company of notes with a maximum aggregate principal amount of $107.0 million. The Company issued the outstanding notes, and will issue the exchange notes, in denominations of $1,000 and integral multiples of $1,000. The notes will mature on May 15, 2006.

Interest on the notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 1999. The Company will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee currently acts as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The Guarantors will jointly and severally guarantee the Company's obligations under the notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters."

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

  (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2) either:

    (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

    (b) the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the Indenture.

The Subsidiary Guarantee of a Guarantor will be released:

  (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the Indenture;

  (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Company applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the Indenture; or

  (3) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

See "--Repurchase at the Option of Holders--Asset Sales."

Optional Redemption

At any time prior to May 15, 2002 the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

  (1) at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

  (2) the redemption must occur within 60 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company's option prior to May 15, 2003.

On or after May 15, 2003, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2003...........................................................   105.50%
      2004...........................................................   102.75%
      2005 and thereafter............................................   100.00%

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The agreements governing the Company's other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. The Company's ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Financing Change of Control Offer."

 Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

  (3) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

    (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

    (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days following the closing of such Asset Sale.

Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply any such Net Proceeds:

  (1) to repay any Indebtedness under the Credit Facilities to the extent that such Indebtedness is secured by a Lien on the assets and/or Equity Interests so issued or sold or otherwise disposed of in the Asset Sale;

  (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

  (3) to make a capital expenditure in a Permitted Business; or

  (4) to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The agreements governing the Company's other Indebtedness contain prohibitions of certain events, including events that would constitute an Asset Sale. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company. The Company's ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company's then existing financial resources.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

  (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

  (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding

  Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

    (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

    (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

    (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

    (d) in the event that any Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the provisions of the Indenture, the lesser of (i) the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such Subsidiary at the time of such designation or (ii) the aggregate amount of Restricted Investments made in such Unrestricted Subsidiary since the date of the Indenture.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

  (5) payments to the Parent to enable the Parent to repurchase, redeem or otherwise acquire or redeem for value any Equity Interests of the Parent held by any current or former member of the Company's (or any of its Restricted Subsidiaries') management or any of its current or former directors; provided that the aggregate price paid for all such repurchased, redeemed or acquired Equity Interests shall not exceed $500,000 in any twelve-month period (excluding for purposes of calculating such amounts during any period loans incurred to finance the purchase of such Equity Interests that are repaid);

  (6) payments to the Parent to enable the Parent to (i) pay franchise taxes and other fees and expenses necessary to maintain its corporate existence,
  (ii) pay reasonable fees to its directors and

  (iii) perform accounting, legal, corporate reporting and other administrative functions in the ordinary course of business, provided that such payments do not exceed $500,000 in the aggregate; and

  (7) payments to the Parent to enable the Parent to fund payments under any plan implemented in the ordinary course of business to compensate management of the Company or any of its Restricted Subsidiaries based on the value of the Parent's common stock.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million.

 Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the lesser of (x) $30.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" and (y) the amount of the Borrowing Base as of the date of such incurrence;

  (2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

  (4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted

  Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

  (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price of point of sale equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $5.0 million;

  (6) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (6) or (13) of this paragraph;

  (7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries or a Guarantor; provided, however, that:

    (a) if the Company or any Guarantor is the obligor on such Indebtedness and the obligor is not a Guarantor or the Company, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

    (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof or a Guarantor; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging
  (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (ii) currency values with respect to transactions entered into by the Company or a Restricted Subsidiary in the ordinary course of business;

  (9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent such Indebtedness was permitted to be incurred by another provision of this covenant;

  (10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

  (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of performance, bid or advance payment bonds, surety bonds, custom bonds, utility bonds and similar obligations arising in the ordinary course of business;

  (12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, asset or Subsidiary of the Company, provided that the maximum assumable Indebtedness shall at

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  no time exceed the gross proceeds actually received by the Company and its
  Restricted Subsidiaries in connection with such disposition; and

  (13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $5.0 million.

The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

 Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1) Existing Indebtedness (including the Credit Agreement) as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness (including the Credit Agreement), as in effect on the date of the Indenture;

  (2) the Indenture, the notes and the Subsidiary Guarantees;


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  (3) applicable law;

  (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices;

  (6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause
  (3) of the preceding paragraph;

  (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

  (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

  (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

  (3) immediately after such transaction no Default or Event of Default exists; and

  (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

    (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and


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

    (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

 Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

  (2) the Company delivers to the Trustee:

    (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

    (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

  (2) any consulting, advisory or management agreement entered into by the Company or any of its Restricted Subsidiaries; provided that the aggregate compensation paid to affiliates of the Company, its Restricted Subsidiaries or Related Parties under all such agreements (excluding the Jay Galin Consulting Agreement) does not exceed $500,000 in any twelve-month period;

  (3) transactions between or among the Company and/or its Restricted Subsidiaries;

  (4) agreements in effect on the date of the Indenture and any modification thereto or any transaction contemplated thereby (including pursuant to any modification thereto) in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of the Indenture;

  (5) the Jay Galin Consulting Agreement;


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

  (6) payments to the Parent to enable the Parent to pay, and payments by the Company or any of its Restricted Subsidiaries of, fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Parent, the Company or any Restricted Subsidiary thereof for their service to the Company or its Restricted Subsidiaries;

  (7) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company; and

  (8) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

 Additional Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another domestic Restricted Subsidiary after the date of the Indenture, then that newly acquired or created Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within ten Business Days of the date on which it was acquired or created. If any Subsidiary that is not a Guarantor at any time guarantees Indebtedness of the Company or a Guarantor, the Company will cause such Subsidiary to contemporaneously execute and deliver a supplemental indenture providing for the guarantee of the payment of the notes by such Subsidiary.

 Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. Any Subsidiary so designated as a Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within ten Business Days of the date on which it was so designated.

 Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

  (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

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

 Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

  (1) (x) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or (y) if such transfer, conveyance, sale, lease or other disposition is of less than all of the Equity Interests in such Wholly Owned Restricted Subsidiary, such transfer, conveyance, sale, lease or other disposition is made in compliance with the covenant described above under the caption "-- Restricted Payments;" and

  (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

 Business Activities

The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

  (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, following the consummation of the exchange offer, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:


  (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

  (2) default in payment when due of the principal of, or premium, if any, on the notes;

  (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

  (4) failure by the Company or any of its Significant Subsidiaries for 60 days after notice from the Trustee or Holders of at least 25% of the notes then outstanding to comply with any of the other agreements in the Indenture;

  (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

    (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

    (b) results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (6) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of amounts covered by insurance policies issued by insurers rated at least "A" by A.M. Best Company that have not denied or disclaimed coverage and with respect to which an enforcement proceeding has not been commenced), which judgments are not paid, discharged or stayed within 60 days;

  (7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

  (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary thereof or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to May 15, 2003, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to May 15, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

  (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantor's obligations in connection therewith; and

  (4) the Legal Defeasance provisions of the Indenture.

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

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

  Except as provided in the next succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

  (3) reduce the rate of or change the time for payment of interest on any note;

  (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5) make any note payable in money other than that stated in the notes;

  (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

  (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

  (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

  (9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes:

  (1) to cure any ambiguity, defect or inconsistency;

  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

  (3) to provide for the assumption of the Company's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

  (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

  (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


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Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1) either:

    (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

    (b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

  (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

  (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


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Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

"Asset Sale" means:

  (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

  (2) a transfer of assets between or among the Company and its Wholly Owned Restricted Subsidiaries;

  (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

  (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5) the sale or other disposition of cash or Cash Equivalents;

  (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;" and

  (7) the sale and leaseback of any assets within 90 days of the acquisition of such assets.

"Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has

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been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

"Board of Directors" means:

  (1) with respect to a corporation, the board of directors of the corporation;

  (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3) with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrowing Base" means, as of any date, an amount equal to 85% (or 90% for the calendar months of July, August, October and November) of the book value of all inventory owned by the Company as of the end of the most recent fiscal quarter preceding such date, calculated in accordance with GAAP.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

"Capital Stock" means:

  (1) in the case of a corporation, corporate stock;

  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Equivalents" means:

  (1) United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better or rated "A3" or better by Moody's Investors Service, Inc. or "A" or better by Standard & Poor's Ratings Group;


                                      102
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  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within 270 days after the date of acquisition; and

  (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"Change of Control" means the occurrence of any of the following:

  (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) (other than the Principals and the Related Parties);

  (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than a majority of the Voting Stock of the Company or the Parent, measured by voting power rather than number of shares;

  (4) the first day on which a majority of the members of the Board of Directors of the Company or the Parent are not Continuing Directors; or

  (5) the first day on which the Parent ceases to own 100% of the outstanding Equity Interests of the Company.

"Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the

                                      103
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  extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

"Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

  (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (4) the cumulative effect of a change in accounting principles and any ongoing non-cash effect from a change since the date of the Indenture in the time period over which goodwill relating to the Acquisition may be amortized shall be excluded; and

  (5) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

"Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

  (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

  (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Holdings who:

  (1) was a member of such Board of Directors on the date of the Indenture;
  or

  (2) was nominated for election or elected to such Board of Directors with the approval of either (i) a majority of the Board of Directors who were members of such Board either (x) on the date of the Indenture or (y) at the time of such nomination or election or (ii) one or more Principals and their Related Parties; provided that (x) such Principals, together with their Related Parties, Beneficially Own at least 35% of the outstanding Voting Stock of the Company and (y) no other Person or group (other than the Principals and the Related Parties) Beneficially Owns more Voting Stock of Holdings than such Principals and their Related Parties.

"Credit Agreement" means that certain Loan and Security Agreement, dated as of October 30, 1998, by and between the Company and Congress Financial Corporation, including any related notes,

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guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

"Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers' acceptances or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

"Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2) the consolidated interest of such Person and its Restricted
  Subsidiaries that was capitalized during such period; plus

  (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times
  (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined

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  federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

  (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

  (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"Guarantors" means each Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, foreign exchange contracts and currency swap agreements; and

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  (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and/or currency values.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1) borrowed money;

  (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3) banker's acceptances;

  (4) representing Capital Lease Obligations;

  (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of the sort described in clause (1) through (6) above of any other Person. Notwithstanding the foregoing, the term "Indebtedness" shall not include Non-Recourse Debt or indebtedness that constitutes "Indebtedness" merely by virtue of a pledge of Equity Interests of an Unrestricted Subsidiary securing the same.

The amount of any Indebtedness outstanding as of any date shall be:

  (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees but excluding receivables arising in the ordinary course of business), advances or capital contributions (excluding commission, travel and other advances to officers, employees, directors and independent contractors of the Company and its Restricted Subsidiaries made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, either (x) such Person is no longer a Restricted Subsidiary of the Company or (y) if such Subsidiary was a Wholly Owned Subsidiary immediately preceding such sale or disposition, such Person is no longer a Wholly Owned Subsidiary, then in each case, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants-- Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as

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provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

"Jay Galin Consulting Agreement" means the consulting agreement between Jay Galin and the Company in the form attached to Jay Galin's employment agreement with the Company in effect on the date of the Indenture.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

"Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1) any gain, together with any related provision for taxes on such gain, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2) any extraordinary gain, together with any related provision for taxes on such extraordinary gain.

"Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for indemnities, reimbursements or adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"Non-Recourse Debt" means Indebtedness:

  (1) as to which neither the Company nor any of its Restricted Subsidiaries
  (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

  (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Business" means the business conducted by the Company and its Restricted Subsidiaries on the date of the closing of this offering and other businesses reasonably related thereto.

"Permitted Investments" means:

  (1) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company;

  (2) any Investment in Cash Equivalents;

  (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

    (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company; or

    (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company;

  (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales;"

  (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

  (6) Hedging Obligations;

  (7) the incurrence by the Company or any of its Restricted Subsidiaries of performance, bid or advance payment bonds, surety bonds, custom bonds, utility bonds and similar obligations arising in the ordinary course of business;

  (8) endorsements of instruments for collection or deposit in the ordinary course of business;

  (9) loans and advances to employees and officers not to exceed $500,000 outstanding in the aggregate at any time incurred in the ordinary course of business;

  (10) loans to employees, directors and officers in connection with the purchase by such Persons of Equity Interests of the Parent so long as the cash proceeds of such purchase received by the Parent are contemporaneously remitted by the Parent to the Company as a capital contribution;

  (11) investments in account debtors received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of customers;

  (12) investments in existence on the date of the Indenture; and

  (13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $5.0 million.

"Permitted Liens" means:

  (1) Liens on assets of the Company and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;

  (2) Liens in favor of the Company or the Guarantors;

  (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

  (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (4) and (5) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

  (7) Liens existing on the date of the Indenture;

  (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

  (9) zoning restrictions, easements, licenses, covenants and other similar restrictions and encumbrances affecting the use of real property not interfering in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

  (10) judgment liens not giving rise to an Event of Default;

  (11) Liens, rights of setoff and credit balances with respect to deposit accounts and other Cash Equivalents;

  (12) deposits with the owner or lessor of premises leased and operated in the ordinary course of business;

  (13) nonconsensual liens that do not individually or in the aggregate detract materially from the value or transferability of the assets of the Company or any of its Restricted Subsidiaries, or impair materially the use of any such assets in the operation of the respective businesses of the Company and its Restricted Subsidiaries;

  (14) Liens securing Hedging Obligations; and

  (15) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

"Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

  (2) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Principals" means (1) each of (x) Pegasus Partners, L.P., (y) Pegasus Related Partners, L.P. and (z) Pegasus G&G Retail, L.P. and Pegasus G&G Retail II, L.P. for so long as they are directly or indirectly controlled by or under common control with either Pegasus Partners, L.P. or Pegasus Related Partners, L.P. (together, the "Pegasus Funds") and (2) Jay Galin and Scott Galin (together, the "Galins").

"Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Parent or the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act; provided that in the event of a Public Equity Offering by the Parent, the Parent contributes to the capital of the Company net cash proceeds of such Public Equity Offering in an amount sufficient to redeem the Notes called for redemption in accordance with the terms thereof.

"Related Party" means:

  (1) any controlling general partner or controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal;

  (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

  (3) any controlling general partner or controlling stockholder of any Related Party described in clause (1) above or any controlling general partner or controlling stockholder of any such Related Party described in clause (1) above.

In addition, (1) each of the Galins shall be the Related Party of the other and
(2) each of the Pegasus Funds shall be a Related Party of the other.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subsidiary" means, with respect to any specified Person:

  (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

"Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1) has no Indebtedness other than Non-Recourse Debt;

  (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if: (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Any Subsidiary so designated as a Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within ten Business Days of the date on which it was so designated.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2) the then outstanding principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                         REGISTRATION RIGHTS AGREEMENT

The Company and the initial purchasers of the units entered into an A/B Exchange Registration Rights Agreement on May 17, 1999 in connection with the private placement of the units. Pursuant to the registration rights agreement, the Company agreed to:

  (i) file with the Commission on or prior to 90 days after the date of issuance of the outstanding notes a registration statement on the appropriate form relating to a registered exchange offer for the outstanding notes under the Securities Act; and

  (ii) use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the issuance of the outstanding notes.

As soon as practicable after the effectiveness of the exchange offer registration statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the exchange offer the opportunity to exchange their Transfer Restricted Securities for an issue of a second series of notes that are identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Company will keep the exchange offer open for not less than 20 business days nor more than 30 business days (or longer, if required by applicable law) after the date on which the registration statement becomes effective.

If:

  (i) because of any change in applicable law, the Company is not permitted to effect the exchange offer,

  (ii) any holder notifies the Company prior to the 20th day following consummation of the exchange offer that any applicable law or Commission policy does not permit any holder of outstanding notes to participate in the exchange offer,

  (iii) any holder notifies the Company prior to the 20th day following the consummation of the exchange offer that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder, or

  (iv) any holder notifies the Company prior to the 20th day following the consummation of the exchange offer that it is a broker-dealer and holds outstanding notes acquired directly from the Company or any of the Company's affiliates, then the Company will file with the Commission a shelf registration statement to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "Transfer Restricted Securities" means:

  (i)  each outstanding note, until the earliest to occur of:

    (a) the date on which such outstanding note is exchanged in the exchange offer for an exchange note which is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act,

    (b) the date on which such outstanding note has been disposed of in accordance with a shelf registration statement (and the purchasers thereof have been issued exchange notes), or

    (c) the date on which such outstanding note is distributed to the public pursuant to Rule 144 under the Securities Act, and

  (ii) each exchange note held by a broker-dealer until the date on which such exchange note is disposed of by a broker-dealer as set forth under the caption "Plan of Distribution."

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

The Company will use its reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the Commission as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the Commission, the Company will commence the exchange offer and will use its reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event within 30 business days of the date the registration statement is declared effective. If applicable, the Company will use its reasonable best efforts to keep the shelf registration statement effective for a period of at least two years after the date of issuance of the outstanding notes or such shorter period when all outstanding notes covered by the shelf registration statement have been sold pursuant thereto.

If:

  (i) the applicable registration statement is not filed on or before the date specified for such filing;

  (ii) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

  (iii) the exchange offer is not consummated within 30 business days of the Effectiveness Target Date with respect to the registration statement; or

  (iv) the registration statement or the shelf registration statement that is filed and declared effective thereafter ceases to be effective or fails to be usable for its intended purpose (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded immediately by a post-effective amendment to such registration statement curing such failure and declared effective;

(each such event referred to in clauses (i) through (iv) above, a "Registration Default"), the Company will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities during the period of one or more such Registration Defaults. With respect to the first 90-day period immediately following the occurrence of the first Registration Default, the amount of the liquidated damages shall be equal to $.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. With respect to each subsequent 90-day period, the amount of the liquidated damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.25 per week per $1,000 in principal amount of Transfer Restricted Securities; provided that the Company shall in no event be required to pay liquidated damages for more than one Registration Default at any given time. The liquidated damages payable with respect to the Transfer Restricted Securities shall cease when all Registration Defaults have been cured.

The registration rights agreement also provides that the Company:

  (i) shall make available for a period of one year after the consummation of the exchange offer (or such shorter period as will terminate when all Transfer Restricted Securities have been sold) a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes;

  (ii) shall pay all expenses incident to its performance under the registration rights agreement and reimburse the holders of Transfer Restricted Securities who are tendering for reasonable fees and disbursements of not more than one counsel; and

  (iii) and the holders of Transfer Restricted Securities each agree to indemnify the other against certain liabilities, including liabilities under the Securities Act.

Each holder of outstanding notes who wishes to exchange such outstanding notes for exchange notes in the exchange offer will be required to make certain representations, including representations that:

  (i) any exchange notes to be received by it will be acquired in the ordinary course of its business;

  (ii) it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  (iii) it is not an "affiliate" (as defined in Rule 144 under the Securities
  Act) of the Company, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Holders of the notes will be required to make certain representations to the Company (as described above) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations). Holders of the notes will also be required to suspend their use of this Prospectus under certain circumstances.

For so long as the notes are outstanding, the Company will continue to make available to holders of the notes and to prospective purchasers of the notes the information required by Rule 144A(d)(4) under the Securities Act.

The foregoing description of the registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the registration rights agreement. The registration rights agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.

                         BOOK-ENTRY; DELIVERY AND FORM

The exchange notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons (the "Global Notes") that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, on behalf of the acquirors of exchange notes represented thereby for credit to the respective accounts of the acquirors (or to such other accounts as they may direct) at DTC, or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Cedel Bank, societe anonyme. See "The Exchange Offer--Book Entry Transfer."

The Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below under "--Certificated Notes."

All interests in the Global Notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

  (i) a limited purpose trust company organized under the laws of the State of New York,

  (ii) a "banking organization" within the meaning of the New York Banking
       Law,

  (iii) a member of the Federal Reserve System,

  (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  (v) a "clearing agency" registered pursuant to Section 17A of the Exchange
      Act.

DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

We expect that pursuant to procedures established by DTC ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". DTC has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

  (i) impress upon them the importance of such services being Year 2000 compliant; and

  (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interests in a Global Security by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

  (i) the Company notifies the Trustee in writing that DTC notified the Company that DTC is no longer willing or able to continue to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and, in either case, a successor depositary is not appointed within 120 days of such notice from DTC,

  (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes under the Indenture, or

  (iii) DTC, at its option, determines that Global Notes should be exchanged for Certificated Notes following an Event of Default with respect to the notes,

then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of material United States federal income tax consequences associated with the exchange of the outstanding notes for the exchange notes in the exchange offer and the ownership and disposition of the exchange notes. This summary applies to you only if you are a holder of an exchange note who acquired an outstanding note at the initial offering from an initial purchaser for the original offering price and are now acquiring the exchange note in the exchange offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), Treasury regulations, and administrative and judicial interpretations of the Code and the regulations, all as in effect as of the date of this Prospectus and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of the exchange notes and applies to you only if you hold the exchange notes as capital assets. Your treatment as a holder of the notes may vary depending upon your situation. For example, if you are an insurance company, tax-exempt organization, financial institution, broker-dealer, subject to the alternative minimum tax provisions of the Code, holding notes as part of a hedge, straddle or other risk reduction or constructive sale transaction, or a nonresident alien or foreign corporation subject to net-basis United States federal income tax on income or gain derived from a note because such income or gain is effectively connected with the conduct of a United States trade or business, you may be subject to special rules not discussed below.

Your should consult your tax advisor regarding the particular tax consequences to you of the exchange of the outstanding notes for the exchange notes in the exchange offer and the ownership and disposition of the exchange notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local or other taxing jurisdiction.

Exchange Offer

The exchange of an outstanding note for an exchange note in the exchange offer will not constitute a significant modification of the outstanding note for United States federal income tax purposes. Therefore, the exchange note received will be treated as a continuation of the outstanding note in your hands. As a result, there will be no United States federal income tax consequences to you upon the exchange of an outstanding note for an exchange note in the exchange offer and you will have the same adjusted tax basis and holding period in the exchange note as you had in the outstanding note immediately before the exchange.

Other Tax Considerations

United States Holders

If you are a "United States Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

Definition of United States Holder. You are a "United States Holder" if you hold the notes, and you are:

  . a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  . a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

  . an estate, the income of which is subject to United States federal income tax regardless of its source; or

  . a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Taxation of Stated Interest. Subject to the discussion below regarding OID (as defined below), you must generally pay federal income tax on the interest on the notes:

  . when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  . when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

Taxation of Original Issue Discount. The outstanding notes were issued with original issue discount ("OID") for federal income tax purposes and thus the exchange notes will also have OID for federal income tax purposes. As a result, you will be required to include OID in gross income for federal income tax purposes, as it accrues in advance of the receipt of cash payments on the notes (regardless of whether you are a cash or accrual basis taxpayer).

The amount of OID with respect to each note will be the excess of its "stated redemption price at maturity" over its "issue price." The "issue price" of a note is equal to the first price at which a substantial amount of the units (consisting of the outstanding notes and certain warrants to purchase the Parent's Class D common stock) was sold to the public, reduced by the portion of the purchase price of the units allocable to the warrants. The company allocated the purchase price of a unit between a warrant and an outstanding note based on their relative fair market values. Such allocation is binding upon you, as a United States Holder, unless you disclose on a statement attached to your income tax return that you are using a different allocation. The "stated redemption price at maturity" of each note will include all cash payments required to be made thereunder until and at maturity other than the stated interest.

The total OID for the period from original issuance of the notes until their maturity will accrue based on a constant yield to maturity and will be allocated to each "accrual period" therein. An "accrual period" in the case of the notes is each semi-annual period following the date on which they are issued. The OID allocated to an accrual period will be further apportioned to each day within the accrual period on a pro rata basis. A holder of a debt instrument issued with OID (including a holder who is a cash basis taxpayer) is required to include an amount of OID in income in each taxable year equal to the sum of the "daily portions" of OID for each day during the taxable year on which the debt instrument is held by such holder.

Sale or Other Taxable Disposition of the Notes. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your initial tax basis in a note equals the portion of the issue price of the unit allocated to the note and will be increased by OID previously included (or currently includible) in your gross income to the date of any disposition and decreased by any payments, other than payments of stated interest on the notes.

Your gain or loss will generally be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

Backup Withholding

You may be subject to a 31% backup withholding tax when you receive interest payments on a note, or proceeds upon the sale or other disposition of a note. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

  .  the IRS notifies us or our agent that the TIN you provided is incorrect;

  . you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

  . you fail to certify under penalties of perjury that you are not subject to backup withholding.

If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide certain information to the IRS.

Non-United States Holders

Definition of Non-United States Holder. A "Non-United States Holder" is any person other than a United States Holder. Please note that if you are subject to United States federal income tax on a net basis on income or gain with respect to a note because such income or gain is effectively connected with the conduct of a United States trade or business, this disclosure does not cover the United States federal tax rules that apply to you.

Portfolio Interest Exemption. You will generally not have to pay United States federal income tax on interest paid on the notes because of the "portfolio interest exemption" if either:

  . you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury; or

  . a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business, holds the note on your behalf, certifies to us or our agent under penalties of perjury that it has received IRS Form W-8 (or a suitable substitute) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

You will not, however, qualify for the portfolio interest exemption described above if:

  . you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;

  . you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code; or

  . you are a bank receiving interest described in Section 881(c)(3)(A) of the Code (i.e., interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business).

Withholding Tax if the Interest Is Not Portfolio Interest. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on interest payments made on the notes. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form 1001. Successor forms will require additional information, as discussed below under the heading "--New Withholding Regulations."

Reporting. We may report annually to the IRS and to you the amount of interest paid to, and the tax withheld, if any, with respect to you.

Sale or Other Disposition of the Notes. You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a note. You may, however, be subject to tax on such gain if:

  . you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case you may have to pay a United States federal income tax of 30% (or a reduced treaty rate) on such gain; or

  . you are an individual who is a former citizen or resident of the United States, your loss of citizenship or residency occurred within the last ten years (and, if you are a former resident, on or after February 6, 1995), and it had as one of its principal purposes the avoidance of United States tax, in which case you may be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens and resident aliens, and you may be subject to withholding under certain circumstances.

United States Federal Estate Taxes. If you qualify for the portfolio interest exemption under the rules described above when you die, the notes will not be included in your estate for United States federal estate tax purposes.

Backup Withholding and Information Reporting. If you receive payments of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that you will be subject to both backup withholding at a rate of 31% and information reporting.

With respect to interest payments made on a note, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8 or substitute form, that you are not a United States person in the manner described above under the heading "--Portfolio Interest Exemption," provided that the payor does not have actual knowledge that the payee is a U.S. person.

Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a note backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8 or a substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a note, as described above under the heading "--Sale or Other Disposition of the Notes," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

If payments of principal or interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a note through a foreign office of a "broker," as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. Under New Withholding Regulations (as defined below), however, which will be effective for payments made after December 31, 2000, you will be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that the payee is a United States person. You will also be subject to information reporting under the New Regulations, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.

Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

New Withholding Regulations. New regulations relating to withholding tax or income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 2000. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. For example, the new regulations will require new forms, which you generally will have to provide earlier than you would have had to provide replacements for expiring existing forms.

The New Withholding Regulations clarify withholding agents' reliance standards. They also require additional certifications for claiming treaty benefits. The New Withholding Regulations also provide somewhat different procedures for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions on behalf of non-United States beneficial owners for which or for whom they receive payments. The New Withholding Regulations also amend the foreign broker office definition as it applies to partnerships.

When you exchange your outstanding notes for exchange notes, you will be required to submit certification to the Company that complies with current Treasury Regulations in order to obtain an available exemption from or reduction in withholding tax. The New Withholding Regulations provide that certifications satisfying the requirements of the New Withholding Regulations will be deemed to satisfy the requirement of the Treasury Regulations now in effect. In any case, you will generally be required to provide certifications that comply with the provisions of the New Withholding Regulations, where required, not later than the earlier of (i) the date after December 31, 1999, on which your certification is no longer accurate or has expired, and (ii) December 31, 2000, if you remain as a holder of the notes on such date, unless you receive payments on the notes through a qualified intermediary (as defined in the New Withholding Regulations) that has provided a proper certification on your behalf. If you are a Non-United States Holder claiming benefit under an income tax treaty (and not relying on the portfolio interest exemption with respect to interest payments on the notes), you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the New Withholding Regulations' certification requirements.

The New Withholding Regulations are complex and this summary does not completely describe them. Please consult your tax advisor to determine how the New Withholding Regulations will affect your particular circumstances.

                              PLAN OF DISTRIBUTION

Each broker-dealer that received exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This Prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers.

The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver any by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


The Company has agreed to pay all expenses incident to the exchange offer, including reasonable fees of not more than one counsel retained by the holders of outstanding notes but excluding commissions or concessions of any brokers or dealers and the fees of any other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for the Company by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York.

                                    EXPERTS

The combined financial statements of G & G Shops, Inc. at January 31, 1998 and for the seven months ended August 28, 1998 and each of the two years in the period ended January 31, 1998 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of G+G Retail, Inc. at January 30, 1999 and for the five months ended January 30, 1999, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. You should refer to the Registration Statement for further information. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified by the provision in such exhibit to which reference is hereby made.

This Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference in this Prospectus (not including the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Company at 520 Eighth Avenue, New York, New York 10018, telephone number (212)279-4961, attention: Chief Financial Officer.

In addition, the Company has agreed that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its subsidiary and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
G+G RETAIL, INC.
Report of Independent Auditors...........................................  F-2

Consolidated Balance Sheet as of January 30, 1999........................  F-3

Consolidated Statement of Income for the Five Months Ended January 30,
 1999....................................................................  F-4

Consolidated Statement of Stockholder's Equity for the Five Months Ended
 January 30, 1999........................................................  F-5

Consolidated Statement of Cash Flows for the Five Months Ended January
 30, 1999................................................................  F-6

Notes to Consolidated Financial Statements...............................  F-7

G+G RETAIL, INC.

Consolidated Balance Sheets as of May 1, 1999 and January 30, 1999....... F-15
Consolidated Statement of Operations of G+G Retail, Inc. for the Three
 Months Ended May 1, 1999 and Combined Statement of Operations of G & G
 Shops, Inc. for the Three Months Ended May 2, 1998...................... F-16
Consolidated Statement of Cash Flows of G+G Retail, Inc. for the Three
 Months Ended May 1, 1999 and Combined Statement of Cash Flows of G & G
 Shops, Inc. for the Three Months Ended May 2, 1998...................... F-17
Notes to Unaudited Consolidated Financial Statements..................... F-18

G & G SHOPS, INC.

Report of Independent Auditors........................................... F-20

Combined Balance Sheet as of January 31, 1998............................ F-21

Combined Statements of Income for the Seven Months Ended August 28, 1998
 and for each of the Two Years in the Period Ended January 31, 1998...... F-22

Combined Statements of Shareholder's Deficit for the Seven Months Ended
 August 28, 1998 and for each of the Two Years in the Period Ended
 January 31, 1998........................................................ F-23

Combined Statements of Cash Flows for the Seven Months Ended August 28,
 1998 and for each of the Two Years in the Period Ended January 31,
 1998.................................................................... F-24

Notes to Combined Financial Statements................................... F-25

                         Report of Independent Auditors

The Board of Directors
G+G Retail, Inc.

We have audited the accompanying consolidated balance sheet of G+G Retail, Inc. and its subsidiary (collectively, the "Company") as of January 30, 1999 and the related consolidated statements of income, stockholder's equity and cash flows for the five months ended January 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at January 30, 1999 and the consolidated results of its operations and its cash flows for the five months ended January 30, 1999, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

April 14, 1999

                                G+G RETAIL, INC.

                           CONSOLIDATED BALANCE SHEET
                                 (In Thousands)

                                January 30, 1999

ASSETS
 Current assets:
  Cash and short-term investments..................................... $ 13,129
  Accounts receivable.................................................      718
  Merchandise inventories.............................................   12,578
  Prepaid expenses....................................................      794
  Deferred tax assets.................................................      645
                                                                       --------
 Total current assets.................................................   27,864

 Property and equipment, net..........................................   22,560
 Intangible assets, net...............................................  116,625
 Deferred tax assets..................................................      410
 Other assets.........................................................      205
                                                                       --------
 Total assets......................................................... $167,664
                                                                       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
 Current liabilities:
  Accounts payable.................................................... $ 13,338
  Accrued expenses....................................................   11,155
  Income taxes payable................................................    1,330
                                                                       --------
 Total current liabilities............................................   25,823

 Long-term debt.......................................................   90,000
                                                                       --------
 Total liabilities....................................................  115,823

 Commitments and contingencies

 Stockholder's equity:
  Class B common stock, par value $.01 per share, 1,000 shares
   authorized, 10 shares issued and outstanding.......................      --
  Additional paid-in capital..........................................   49,828
  Retained earnings...................................................    2,013
                                                                       --------
 Total stockholder's equity...........................................   51,841
                                                                       --------
 Total liabilities and stockholder's equity........................... $167,664
                                                                       ========

                            See accompanying notes.

                                G+G RETAIL, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                                 (In Thousands)

                       Five months ended January 30, 1999

Net sales............................................................. $131,567
Cost of sales (including occupancy costs).............................   79,267
                                                                       --------
Gross margin..........................................................   52,300
Operating expenses:
  Selling, general, administrative and buying.........................   36,170
  Depreciation and amortization.......................................    5,141
                                                                       --------
Operating income......................................................   10,989
Interest expense......................................................    7,520
Interest income.......................................................      125
                                                                       --------
Income before provision for income taxes..............................    3,594
Provision for income taxes............................................    1,581
                                                                       --------
Net income............................................................ $  2,013
                                                                       ========


                            See accompanying notes.

                                G+G RETAIL, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                                 (In Thousands)

                       Five months ended January 30, 1999

                                               Additional              Total
                                        Common  Paid-In   Retained Stockholder's
                                        Stock   Capital   Earnings    Equity
                                        ------ ---------- -------- -------------
Balance--August 28, 1998............... $  --   $   --     $  --      $   --
Capital contribution, net..............          49,828                49,828
Net income.............................                     2,013       2,013
                                        ------  -------    ------     -------
Balance--January 30, 1999.............. $  --   $49,828    $2,013     $51,841
                                        ======  =======    ======     =======



                            See accompanying notes.

                                G+G RETAIL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In Thousands)

                       Five months ended January 30, 1999

Operating activities
Net income.......................................................... $  2,013
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization.....................................    6,245
  Write-off of deferred financing costs.............................      390
  Deferred income taxes.............................................     (340)
  Changes in assets and liabilities:
    Accounts receivable.............................................     (349)
    Merchandise inventories.........................................    6,124
    Prepaid expenses................................................     (784)
    Other assets....................................................      (98)
    Income taxes payable............................................    1,330
    Accounts payable and accrued expenses...........................   (2,588)
                                                                     --------
Net cash provided by operating activities...........................   11,943
Investing activities
Capital expenditures, net...........................................   (2,779)
Acquisition of business, net of cash acquired....................... (132,000)
Payment of acquisition costs........................................   (2,879)
                                                                     --------
Net cash used in investing activities............................... (137,658)
Financing activities
Proceeds from notes payable.........................................    5,000
Proceeds from long-term debt........................................   90,000
Proceeds from initial capital contribution, net.....................   49,828
Repayment of notes payable..........................................   (5,000)
Payment of debt issuance costs......................................   (2,759)
                                                                     --------
Net cash provided by financing activities...........................  137,069
                                                                     --------
Net increase in cash and short-term investments.....................   11,354
Cash and short-term investments, beginning of period................    1,775
                                                                     --------
Cash and short-term investments, end of period...................... $ 13,129
                                                                     ========
Supplemental cash flow disclosures
Cash paid during the five months ended January 30, 1999:
  Interest.......................................................... $  5,381
                                                                     ========
  Income taxes...................................................... $    570
                                                                     ========

                            See accompanying notes.

                                G+G RETAIL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                January 30, 1999

1. Organization and Business

G+G Retail, Inc. ("G+G" or the "Company") was incorporated on June 26, 1998. On August 28, 1998, G&G Retail Holdings, Inc. ("Holdings" or the "Parent") made a capital contribution to the Company in the amount of $50.5 million. Concurrently with such contribution to capital, the Company made a payment on behalf of the Parent in the amount of $700,000. Simultaneous with the initial capital contribution, the Company acquired (the "Acquisition") substantially all of the assets and certain liabilities of G & G Shops, Inc. ("G & G Shops" or the "Predecessor") and certain other subsidiaries of Petrie Retail, Inc. ("Petrie") from Petrie. The Acquisition was accounted for as a purchase; accordingly, the accompanying consolidated balance sheet reflects the preliminary allocation of the purchase price to tangible and intangible assets acquired and liabilities assumed (Note 3). Holdings has no operations other than owning all of the capital stock of the Company and is dependent on the cash flows from the Company to meet its obligations, including with respect to the mandatory redeemable preferred stock due 2008.

Prior to August 28, 1998, G+G's business was conducted by G & G Shops, a wholly-owned subsidiary of Petrie, and certain other subsidiaries of Petrie. As part of the Acquisition, 15,000 shares of Class C, non-voting, common stock of Holdings were issued to the Predecessor. These shares, which represent 15% of Holdings common stock on a fully-diluted basis, were transferred to the liquidating trustee who oversees the bankruptcy proceedings for Petrie and its subsidiaries in connection with the confirmation of Petrie's plan of reorganization.

On October 12, 1995, Petrie filed petitions under Chapter 11 of the Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), on behalf of itself and its subsidiaries, including G & G Shops (collectively, the "Debtors"), seeking relief to reorganize under Chapter 11. The Debtors managed their affairs and operated their business under Chapter 11 as debtors-in-possession until the Acquisition and Plan of Reorganization (on December 18, 1998 the Bankruptcy Court issued an order confirming the Debtors' plan of reorganization).

2. Summary of Significant Accounting Policies

 Principles of Consolidation and Basis of Presentation

The accompanying financial statements include the consolidated operations of G+G and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

 Nature of Business

The Company owns and operates a chain of young women's specialty apparel stores in the United States, Puerto Rico and the U.S. Virgin Islands.

 Short-Term Investments

Short-term investments consist of time deposits, U.S. treasury money market funds, and commercial paper of less than ninety days maturity.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions related to certain accounts, such as inventory, accounts receivable, income taxes and various other reserves, that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                                G+G RETAIL, INC.

 Concentration of Risk

The Company operates a distribution center that depends on employees under a collective bargaining agreement with a union. Historically, the Company has not experienced labor disruptions as a result of disputes with its union workers.

The Company has significant merchandise purchases from vendors who utilize factors. Approximately 36% of the Company's merchandise purchases are from three vendors. In addition, approximately 16% of the stores are leased from a single landlord.

 Fiscal Year

The Company's fiscal year ends on the Saturday nearest January 31. The fiscal period ended January 30, 1999 began on August 29, 1998 and consisted of twenty-two weeks.

 Inventories

Merchandise inventories, which consist of finished goods, are valued at the lower of cost as determined by the retail inventory method (average cost basis) or market.

 Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed principally by the straight-line method based on the estimated useful lives of the assets as follows:

   Leasehold costs and
    improvements        Term of lease or 10 years, whichever is less, straight-line
   Store fixtures and
    equipment           1 to 10 years, straight-line

 Deferred Financing Costs

The Company capitalizes debt issuance costs. Such costs are amortized over the lives of the related debt.

 Intangible Assets

Excess of cost over net assets acquired (i.e., goodwill) is being amortized on the straight-line method over thirty years. The Company assesses the recoverability of goodwill at each balance sheet date by determining whether the amortization of the balance of goodwill over its remaining useful life can be recovered through projected undiscounted future operating cash flows.

 Long-Lived Assets

In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews the recoverability of intangibles and other long-lived assets whenever events and circumstances indicate that the carrying amount may not be recoverable. The carrying amount of long-lived assets is reduced by the difference between the carrying amount and estimated fair value.

 Rental Expense

Defined rental escalations are averaged over the term of the related lease in order to provide level recognition of rental expense.

                                G+G RETAIL, INC.

 Income Taxes

Income taxes are accounted for by the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between financial reporting and tax basis of assets and liabilities and are measured using the current enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Preopening Costs

Store opening costs are charged to operations as incurred.

 Advertising and Promotion

All costs associated with advertising and promotion are expensed in the year incurred. Advertising and promotion expense was $928,000 in the fiscal period.

 Segments Reporting

In 1998, the Company adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS 14, Financial Reporting for Segments of a Business Enterprise. The adoption of SFAS 131 did not affect the results of the Company's operation or financial position.

The Company operates a chain of 422 young women's specialty apparel stores in the United States, Puerto Rico and the U.S. Virgin Islands. Primarily all of the 422 stores are mall based and the customers served are young women principally between the ages of thirteen and nineteen years old. All of the Company's merchandise is distributed to its stores from the same distribution center.

The Company conducts business in one operating segment. The Company determined its operating segment based on individual stores that the chief operating decision maker reviews for purposes of assessing performance and making operational decisions. These individual operations have been aggregated into one segment because the Company believes it helps the users to understand the Company's performance. The combined operations have similar economic characteristics and each operation has similar products, services, customers and distribution network.

 Impact of Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities. The Company is required to adopt SFAS No. 133 beginning January 1, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

3. The Acquisition

On August 28, 1998, senior management of the Predecessor, in conjunction with an investor group, acquired from Petrie substantially all of the assets and certain of the liabilities of G & G Shops and certain other subsidiaries of Petrie. The Company accounted for the Acquisition as a purchase.

                                G+G RETAIL, INC.

Accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair values at the date of acquisition as follows (in thousands):

   Fair value of assets acquired:
     Current assets, excluding cash................................... $ 19,323
     Property, plant and equipment....................................   23,280
     Purchase price in excess of tangible net assets acquired.........  113,754
   Less liabilities assumed:
     Accounts payable and accrued expenses............................  (24,357)
                                                                       --------
   Net cash paid...................................................... $132,000
                                                                       ========

The unaudited pro forma results, which assume that the consummation of the Acquisition and the planned $107 million debt offering (Note 6) had occurred on February 1, 1998 and 1997, are as follows (in thousands):

                                                                    Fiscal
                                                               -----------------
                                                                 1999     1998
                                                               -------- --------
   Net sales.................................................. $294,390 $286,938
   Net income.................................................    1,689    4,454

The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisitions taken place at the beginning of the periods presented nor are they intended to be indicative of results that may occur in the future.

4. Property and Equipment

Property and equipment consist of the following at January 30, 1999 (in thousands):

   Leasehold costs, improvements and store fixtures and equipment..... $26,059
   Less accumulated depreciation and amortization.....................  (3,499)
                                                                       -------
                                                                       $22,560
                                                                       =======

5. Intangible Assets

Intangible assets consist of the following at January 30, 1999 (in thousands):

   Goodwill........................................................... $116,633
   Deferred financing.................................................    2,759
   Less accumulated amortization......................................   (2,767)
                                                                       --------
                                                                       $116,625
                                                                       ========

Amortization of deferred financing costs, which is included in interest expense in the consolidated statement of income, totaled approximately $1.5 million for the five months ended January 30, 1999.

6. Long-Term Debt

On August 28, 1998, in connection with the Acquisition, the Company entered into a Loan Agreement (the "Loan Agreement") which, subject to the terms and conditions thereof, provided the Company with $90 million of financing (the "Loan").

                                G+G RETAIL, INC.

Outstanding borrowings under the Loan Agreement bear interest per annum at LIBOR (5.6% at January 30, 1999), plus 600 basis points, and are guaranteed by Holdings.

The Loan Agreement contains customary covenants including limitations on change of ownership, transactions with affiliates, dividends, additional indebtedness, creation of liens, asset sales, acquisitions and capital expenditures. The formation of G & G Retail of Puerto Rico, Inc., the Company's Puerto Rican service subsidiary, caused technical defaults under the Loan Agreement. The Company has obtained waivers with respect to such technical defaults.

Interest, which is payable monthly, totaled approximately $4.4 million in fiscal 1999. An additional fee equal to 1% of the aggregate unpaid principal amount of the Loan is payable on a quarterly basis which totaled approximately $1.5 million in fiscal 1999. The carrying amount of the Loan approximates fair value at January 30, 1999.

Under certain circumstances, pursuant to the Loan Agreement, the Loan may convert into a rollover note ("Rollover") on August 28, 1999 (the "Exchange Date"). If the Loan is not repaid before the Exchange Date, the Company must extend the financing for an additional six years under the Rollover. The Rollover would be payable in full at the end of the six year term. Management intends to repay the Loan with proceeds from a planned debt offering prior to the Exchange Date and write off the related deferred financing costs.

 Notes Payable

On August 28, 1998, the Company entered into a Loan and Security Agreement (the "Facility") which provided for the extension of credit up to $10 million, plus 50% of the aggregate cost or market of inventory, not to exceed $5 million of additional borrowings, as defined therein. Interest on the Facility accrued at a per annum rate at LIBOR, plus 500 basis points which approximated the weighted average rate on the outstanding borrowings for the period.

On October 30, 1998, the Company entered into a new Loan and Security Agreement (the "New Facility") which replaced the Facility. The New Facility, which expires in October 2001, provides, subject to the terms and conditions thereof, for the extension of credit subject to eligible inventory (as defined therein) not to exceed $20 million, of which $10 million can be used for letters of credit. There were no borrowings under the New Facility outstanding at January 30, 1999.

Interest on amounts advanced under the New Facility accrues at a rate equal to specified margins over the adjusted Eurodollar Rate or at the Prime Rate (7.75% at January 30, 1999). Outstanding letters of credit under the New Facility totalled approximately $640,000 at January 30, 1999.

The New Facility contains a minimum tangible net worth covenant and other customary covenants including limitations on change of ownership, transactions with affiliates, dividends, additional indebtedness, creation of liens, asset sales, acquisitions, conduct of business and capital expenditures. The New Facility also contains customary events of default including defaults on the Company's other indebtedness (which includes the Loan). The formation of G & G Retail of Puerto Rico, Inc., the Company's Puerto Rican service subsidiary, caused technical defaults under the New Facility. The Company has obtained waivers with respect to such technical defaults.

The Company's obligations under the New Facility are secured by a lien on all or substantially all of the Company's assets.

If the New Facility is terminated prior to the stated maturity, a termination fee is payable. The fee payable for termination on or prior to October 1999 would be $150,000, on or prior to October 2000 would be $100,000 and prior to October 2001 would be approximately $67,000.

                                G+G RETAIL, INC.

In connection with the termination of the Facility, the Company wrote off approximately $390,000 in deferred financing costs, which is included in interest expense in the consolidated statement of operations.

7. Related Party Transactions

In connection with the closing of the Acquisition, an indirect investor in Holdings earned a closing fee in the amount of $1,250,000 ($1,000,000 of this fee was paid at closing and the remaining $250,000 was to be paid over a two-year period, $160,000 of which is outstanding at January 30, 1999). The closing fee constituted consideration for financial advisory services in connection with the Acquisition. Additional Acquisition related fees totaling approximately $2.1 million were paid to investment banking advisors who have an indirect ownership interest in Holdings.

Two directors of the Company and Holdings, who are also officers of the Company and Holdings and shareholders of Holdings, were entitled to receive a success fee (the "Success Fee") aggregating approximately $3.3 million from G & G Shops in connection with their assistance in the sale of G & G Shops' business. The obligation to pay the Success Fee was assumed by the Company and paid prior to January 30, 1999.

8. Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The following is a summary of the provision for income taxes for the five months ended January 30, 1999 (in thousands):

   Current income taxes:
     Federal............................................................ $1,170
     State and Puerto Rico..............................................    751
   Deferred income taxes:
     Federal............................................................   (134)
     State and Puerto Rico..............................................   (206)
                                                                         ------
   Total provision for income taxes..................................... $1,581
                                                                         ======

A reconciliation of the income tax provision to the amount of the provision that would result from applying the federal statutory rate (34%) to income before taxes is as follows:

                                                                     Five months
                                                                        ended
                                                                       January
                                                                      30, 1999
                                                                     -----------
Provision for income taxes at federal statutory rate................    34.0%
State income taxes, net of federal tax benefit......................     4.6
Effect of higher Puerto Rico tax rates..............................     4.7
Other...............................................................      .6
                                                                        ----
Effective tax rate..................................................    43.9%
                                                                        ====

                                G+G RETAIL, INC.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax asset as of January 30, 1999 are as follows (in thousands):

                                                                        January
                                                                        30, 1999
                                                                        --------
   Current deferred tax asset:
     Accrued expenses..................................................  $  222
     Inventory cost capitalization.....................................     423
                                                                         ------
                                                                         $  645
                                                                         ======
   Long-term deferred tax asset:
     Difference between book and tax basis of fixed assets.............  $1,060
     Intangible asset..................................................    (650)
                                                                         ------
                                                                         $  410
                                                                         ======

9. Employee Benefit Plans

G+G maintains a profit sharing plan for all eligible employees that is funded on a current basis through discretionary contributions. Profit sharing expense was $250,000 for the five months ended January 30, 1999.

G+G also maintains a 401(k) plan covering certain of its employees. The Company at its discretion can make contributions to the plan; however, no contributions were made for the five months ended January 30, 1999.

G+G also maintains a defined contribution plan covering certain of its union employees at its distribution center. Contribution expense was approximately $40,000 for the five months ended January 30, 1999.

10. Commitments and Contingencies

The Company has employment agreements with certain key employees, providing for minimum aggregate annual compensation of approximately $1.58 million per annum with contract terms up to five years. Additionally, such employment agreements provide for various incentive compensation payments as determined by the Company's Board of Directors.

The Company is committed under operating leases for its stores and warehouse facility, and equipment leases having initial terms of one year or more expiring on various dates to 2008. Certain leases provide for additional rentals based on a percentage of sales and for additional payments covering real estate taxes, common area charges and other occupancy costs.

A summary of rental expense under all leases is as follows for the five months ended January 30, 1999 (in thousands):

   Fixed minimum........................................................ $ 9,058
   Percentage rentals...................................................   1,020
   Equipment rentals....................................................     273
                                                                         -------
                                                                         $10,351
                                                                         =======

                                G+G RETAIL, INC.

Minimum annual lease commitments (excluding percentage rents) under non-cancelable operating leases for subsequent periods are as follows (in thousands):

   Fiscal year ending in:
   2000................................................................. $18,504
   2001.................................................................  13,574
   2002.................................................................  11,259
   2003.................................................................   8,626
   2004.................................................................   5,433
   Thereafter...........................................................   9,178
                                                                         -------
                                                                         $66,574
                                                                         =======

 Litigation

The Company is a defendant in various lawsuits arising in the ordinary course of its business. While the ultimate liability, if any, arising from these claims cannot be predicted with certainty, the Company is of the opinion that the resolution of the lawsuits will not likely have a material adverse effect on the Company's consolidated financial statements.

11. Accrued Liabilities

Accrued liabilities consist of the following at January 30, 1999 (in thousands):

   Salaries and employee benefit costs................................. $ 4,338
   Rent/occupancy costs................................................   2,678
   Corporate and store operating costs.................................   2,664
   Other...............................................................   1,475
                                                                        -------
                                                                        $11,155
                                                                        =======

12. Subsequent Event (Unaudited)

On May 17, 1999, G+G and Holdings sold 107,000 units consisting of $107 million face amount of 11% Senior Notes due May 15, 2006 and warrants of Holdings at an exercise price of $0.01 per share to purchase 8,209 shares of nonvoting Class D Common Stock in connection with the refinancing of the Company's then existing indebtedness.

Any Class D Common Stock outstanding will be automatically converted into one class of the Company's voting Common Stock upon the consummation of an initial public offering which results in at least 20% of the Company's Common Stock becoming publicly traded ("IPO"). The warrants will expire upon the earlier of the consummation of an IPO (as defined) or ten years from the date of issuance.

                                G+G RETAIL, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                   May 1, 1999 January 30, 1999
                                                   ----------- ----------------
                                                          (In thousands)
Assets
Current assets:
 Cash and short-term investments..................  $  5,332       $ 13,129
 Accounts receivable..............................       452            718
 Merchandise inventories..........................    21,897         12,578
 Prepaid expenses.................................     3,253            794
 Deferred tax assets..............................       645            645
                                                    --------       --------
Total current assets..............................    31,579         27,864
Property and equipment, net.......................    23,590         22,560
Intangible assets, net............................   115,489        116,625
Deferred tax assets...............................       785            410
Other assets......................................       207            205
                                                    --------       --------
Total assets......................................  $171,650       $167,664
                                                    ========       ========
Liabilities and stockholder's equity
Current liabilities:
 Accounts payable.................................  $ 15,852       $ 13,338
 Accrued expenses.................................    13,132         11,155
 Income taxes payable.............................     1,222          1,330
                                                    --------       --------
Total current liabilities.........................    30,206         25,823
Long-term debt....................................    90,000         90,000
                                                    --------       --------
Total liabilities.................................   120,206        115,823
Commitments and contingencies
Stockholder's equity:
 Class B common stock, par value $.01 per share,
  1,000 shares authorized, 10 shares issued and
  outstanding.....................................       --             --
 Additional paid-in capital.......................    49,828         49,828
 Retained earnings................................     1,616          2,013
                                                    --------       --------
Total stockholder's equity........................    51,444         51,841
                                                    --------       --------
Total liabilities and stockholder's equity........  $171,650       $167,664
                                                    ========       ========

                            See accompanying notes.

                                G+G RETAIL, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                               Consolidated       Combined
                                             G+G Retail, Inc. G & G Shops, Inc.
                                             ---------------- -----------------
                                               Three months     Three months
                                                  ended             ended
                                               May 1, 1999       May 2, 1998
                                             ---------------- -----------------
                                                       (In thousands)
 Net sales..................................     $72,733           $66,398
 Cost of sales (including occupancy costs)..      46,374            42,594
                                                 -------           -------
 Gross margin...............................      26,359            23,804
 Operating expenses:
   Selling, general, administrative and
  buying....................................      20,728            19,338
   Depreciation and amortization............       3,173             1,225
                                                 -------           -------
 Operating income...........................       2,458             3,241
 Interest expense...........................       3,277               --
 Interest income............................         109               --
                                                 -------           -------
 (Loss) income before provision (benefit)
  for income taxes..........................        (710)            3,241
 (Benefit) provision for income taxes.......        (313)            1,335
                                                 -------           -------
 Net (loss) income..........................     $  (397)          $ 1,906
                                                 =======           =======


                            See accompanying notes.

                                G+G RETAIL, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                               Consolidated       Combined
                                             G+G Retail, Inc. G & G Shops, Inc.
                                             ---------------- -----------------
                                               Three months     Three months
                                                  ended             ended
                                               May 1, 1999       May 2, 1998
                                             ---------------- -----------------
                                                       (In thousands)
 Operating activities
 Net (loss) income..........................     $  (397)          $ 1,906
 Adjustments to reconcile net (loss) income
  to net cash (used in) provided by
  operating activities:
   Depreciation and amortization............       2,216             1,225
   Amortization of intangible assets........         957               --
   Amortization of deferred financing
  costs.....................................         536               --
   Deferred taxes...........................        (375)              --
   Changes in assets and liabilities:
     Accounts receivable, net and other
  assets....................................      (2,195)           (2,022)
     Merchandise inventories................      (9,319)           (8,475)
     Accounts payable and accrued expenses..       4,491             7,903
     Income taxes payable...................        (108)             (159)
                                                 -------           -------
 Net cash (used in) provided by operating
  activities................................      (4,194)              378
 Investing activities
 Capital expenditures, net..................      (3,246)           (1,558)
 Transaction costs..........................        (357)              --
                                                 -------           -------
 Net cash used in investing activities......      (3,603)           (1,558)
 Financing activities
 Net distributions to parent................         --              1,180
                                                 -------           -------
 Net cash provided by financing activities..         --              1,180
                                                 -------           -------
 Net decrease in cash and short-term
  investments...............................      (7,797)              --
 Cash and short-term investments, beginning
  of period.................................      13,129               --
                                                 -------           -------
 Cash and short-term investments, end of
  period....................................     $ 5,332           $   --
                                                 =======           =======
 Supplemental cash flow disclosures
 Cash paid for:
   Interest.................................     $ 3,299           $   --
                                                 =======           =======
   Income taxes.............................     $   191           $   --
                                                 =======           =======

                            See accompanying notes.

                                G+G RETAIL, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1

The accompanying consolidated financial statements include G+G Retail, Inc. (the "Company") and its wholly-owned subsidiary. The Company was incorporated on June 26, 1998. The combined statement of operations and statement of cash flow for the three months ended May 2, 1998 are those of the Company's predecessor, G & G Shops, Inc. and its subsidiaries and certain other subsidiaries of its parent, Petrie Retail Inc. (collectively the "Predecessor").

On August 28, 1998, G+G Retail Holdings, Inc. ("Holdings" or the "Parent") made a capital contribution to the Company in the amount of $50.5 million. Concurrently with such contribution to capital, the Company made a payment on behalf of the Parent in the amount of $700,000. Simultaneous with the initial capital contribution, the Company acquired (the "Acquisition") substantially all of the assets and assumed certain liabilities of the Predecessor from Petrie Retail, Inc. ("Petrie"). The Acquisition was accounted for as a purchase; accordingly, the accompanying consolidated balance sheets reflect the preliminary allocation of the purchase price to tangible and intangible assets acquired and liabilities assumed.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company's management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) considered necessary to present fairly its financial position as of May 1, 1999 and January 30, 1999 and the results of its operations and cash flows for the period ended May 1, 1999 and the results of the Predecessor's operations and cash flows for the period ended May 2, 1998. These financial statements should be read in conjunction with the consolidated financial statements of the Company and the combined financial statements of the Predecessor and footnotes thereto included elsewhere in this Prospectus. The interim operating results are not necessarily indicative of the results that may be expected for an entire year.

Note 2

On August 28, 1998, in connection with the Acquisition, the Company entered into a Senior Bridge Note Agreement (the "Senior Bridge Note") which, subject to the terms and conditions thereof, provided the Company with $90 million of financing (the "Loan").

Outstanding borrowings under the Senior Bridge Note bear interest per annum at one-month LIBOR plus 600 basis points (10.92% at May 1, 1999), and are guaranteed by Holdings. Interest, which is payable monthly, totaled approximately $2.7 million in the first quarter of fiscal 2000. An additional fee equal to 1% of the aggregate unpaid principal amount of the Loan is payable on a quarterly basis and totaled approximately $300,000 in the quarter ended May 1, 1999. On May 17, 1999 the Company refinanced the Loan with the proceeds from a $107 million private placement of units (see Note 5); thus, this 1% fee was not accrued in the accompanying financial statements.

Note 3

The Company has a Loan and Security Agreement, which expires in October 2001, and provides, subject to the terms and conditions thereof, for the extension of credit subject to eligible inventory (as defined therein) not to exceed $20 million, of which $10 million can be used for letters of credit. There were no borrowings under the Facility outstanding at May 1, 1999. Outstanding letters of credit under the Facility totaled approximately $681,000 at May 1, 1999.

                                G+G RETAIL, INC.

Interest on amounts advanced under the Facility accrues at a rate equal to specified margins over the adjusted Eurodollar Rate or at the Prime Rate (7.75% at May 1, 1999).

Note 4

Effective March 15, 1999, Holdings adopted its 1999 Stock Option Plan (the "Option Plan") providing for the granting of options to purchase shares of its Class A Common Stock to its employees and employees of its subsidiaries including the Company. The Option Plan is administered by the Board of Directors of Holdings which is authorized to grant incentive stock options and/or non-qualified stock options to purchase up to 7,000 shares of Class A Common Stock. As of May 1, 1999, Holdings had granted, under the Option Plan, options to purchase 5,000 shares of its Class A Common Stock, above fair market value, of which 1,250 are currently exercisable.

Note 5

On May 17, 1999 the Company and Holdings completed a private placement of 107,000 units consisting in the aggregate of $107 million face amount of 11% Senior Notes due May 15, 2006 of the Company and warrants to purchase 8,209 shares of nonvoting Class D Common Stock of Holdings at an exercise price of $.01 per share. There was an original issue discount of approximately $7.3 million related to the issuance of the units. The net proceeds were used to refinance the Loan and pay fees related to the offering of the units, and the balance of the net proceeds will be used for general corporate purposes.

The Senior Notes, net of discount, were recorded at approximately $99 million.

The pro forma results (a) for the first quarter of fiscal 2000, which assume the consummation of the $107 million private placement of units had occurred on January 31, 1999, and (b) for the first quarter of fiscal 1999, which assume the consummation of the Acquisition and the $107 million private placement of units had each occurred on February 1, 1998, are as follows (in thousands):

                                                                First Quarter
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Net sales.................................................. $72,733  $66,398
   Operating income...........................................   2,458    1,917
   Net loss...................................................    (415)    (780)

The pro forma results are not necessarily indicative of the results of operations that would have occurred had the Acquisition and the units offering taken place at the beginning of the periods presented nor are they intended to be indicative of results that may occur in the future.

                        Report of Independent Auditors

The Board of Directors
G & G Shops, Inc.

We have audited the accompanying combined balance sheet of G & G Shops, Inc. and its subsidiaries (collectively, the "Company") as of January 31, 1998, and the combined statements of income, shareholder's deficit, and cash flows for the seven months ended August 28, 1998 and the two years in the period ended January 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at January 31, 1998, and the combined results of its operations and its cash flows for the seven months ended August 28, 1998 and the two years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

April 14, 1999

                               G & G SHOPS, INC.

                             COMBINED BALANCE SHEET
                                 (In Thousands)

                                January 31, 1998

ASSETS
 Current assets:
  Accounts receivable................................................. $    542
  Merchandise inventories.............................................   10,091
  Prepaid expenses....................................................      157
                                                                       --------
 Total current assets.................................................   10,790

 Property and equipment, net..........................................   17,170
 Other assets.........................................................      197
                                                                       --------
 Total assets......................................................... $ 28,157
                                                                       ========

LIABILITIES AND SHAREHOLDER'S DEFICIT
 Current liabilities:
  Accounts payable (including bank overdrafts of $1.7 million)........ $  9,172
  Accrued expenses....................................................   14,705
                                                                       --------
 Total current liabilities............................................   23,877

 Long-term liabilities:
  Liabilities subject to compromise...................................   20,866
                                                                       --------
 Total liabilities....................................................   44,743

 Commitments and contingencies

 Shareholder's deficit:
  Paid-in capital.....................................................    5,637
  Retained earnings...................................................   28,922
  Net distributions to Parent.........................................  (51,145)
                                                                       --------
 Total shareholder's deficit..........................................  (16,586)
                                                                       --------
 Total liabilities and shareholder's deficit.......................... $ 28,157
                                                                       ========


                            See accompanying notes.

                               G & G SHOPS, INC.

                         COMBINED STATEMENTS OF INCOME
                                 (In Thousands)

                                                       Seven
                                                       months     Year ended
                                                       ended   -----------------
                                                       August  January  February
                                                      28, 1998 31, 1998 1, 1997
                                                      -------- -------- --------
Net sales............................................ $162,823 $286,938 $266,362
Cost of sales (including occupancy costs)............  106,056  177,765  166,636
                                                      -------- -------- --------
Gross margin.........................................   56,767  109,173   99,726
Operating expenses:
  Selling, general, administrative and buying........   48,231   77,437   73,374
  Depreciation and amortization......................    2,845    4,489    4,526
  Royalty expense....................................    1,012    1,834    1,749
  Store closing expenses.............................       87      431    1,561
                                                      -------- -------- --------
Income before income taxes...........................    4,592   24,982   18,516
Income taxes.........................................    1,892   10,293    7,629
                                                      -------- -------- --------
Net income........................................... $  2,700 $ 14,689 $ 10,887
                                                      ======== ======== ========


                            See accompanying notes.

                               G & G SHOPS, INC.

                  COMBINED STATEMENTS OF SHAREHOLDER'S DEFICIT
                                 (In Thousands)

                                                         Net          Total
                                   Paid-In Retained Distributions Shareholder's
                                   Capital Earnings   to Parent      Deficit
                                   ------- -------- ------------- -------------
Balance--February 3, 1996......... $5,637  $ 3,346    $(13,531)     $ (4,548)
  Net distributions...............                     (18,545)      (18,545)
  Net income......................          10,887                    10,887
                                   ------  -------    --------      --------
Balance--February 1, 1997.........  5,637   14,233     (32,076)      (12,206)
  Net distributions...............                     (19,069)      (19,069)
  Net income......................          14,689                    14,689
                                   ------  -------    --------      --------
Balance--January 31, 1998.........  5,637   28,922     (51,145)      (16,586)
  Net distributions...............                     (14,140)      (14,140)
  Net income......................           2,700                     2,700
                                   ------  -------    --------      --------
Balance--August 28, 1998.......... $5,637  $31,622    $(65,285)     $(28,026)
                                   ======  =======    ========      ========


                            See accompanying notes.

                               G & G SHOPS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                  Seven
                                                  months      Year ended
                                                  ended    ------------------
                                                  August   January   February
                                                 28, 1998  31, 1998  1, 1997
                                                 --------  --------  --------
Operating activities
Net income...................................... $  2,700  $ 14,689  $ 10,887
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.................    2,845     4,489     4,526
  Store closing expenses........................      --        203       695
  Loss on disposal of equipment.................       16       220       --
  Changes in assets and liabilities:
    Accounts receivable.........................      177      (460)       10
    Merchandise inventories.....................   (8,611)     (388)      656
    Prepaid expenses and other assets...........      144        91        94
    Accounts payable and accrued expenses.......   18,363     6,444     1,848
    Liabilities subject to compromise...........      159       300     1,327
                                                 --------  --------  --------
Net cash provided by operating activities.......   15,793    25,588    20,043
Investing activities
Capital expenditures, net.......................   (3,400)   (7,005)   (1,952)
                                                 --------  --------  --------
Net cash used in investing activities...........   (3,400)   (7,005)   (1,952)
Financing activities
Net distributions to Parent.....................  (14,140)  (19,069)  (18,545)
                                                 --------  --------  --------
Net cash used in financing activities...........  (14,140)  (19,069)  (18,545)
                                                 --------  --------  --------
Net decrease in cash............................   (1,747)     (486)     (454)
Cash, beginning of period.......................      --        486       940
                                                 --------  --------  --------
Cash (bank overdraft), end of period............ $ (1,747) $    --   $    486
                                                 ========  ========  ========


                            See accompanying notes.

                               G & G SHOPS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                August 28, 1998

1. Organization and Business

The accompanying combined financial statements include the accounts of G & G Shops, Inc. ("G & G" or the "Company"), a subsidiary of Petrie Retail, Inc. ("Petrie Retail" or the "Parent") and certain store assets owned by Petrie Retail.

On December 9, 1994, PS Stores Acquisition Corp. acquired (the "Acquisition") all of the issued and outstanding shares of Petrie Retail from Petrie Stores Corporation pursuant to the terms of a Stock Purchase Agreement (the "Agreement"). In accordance with the Agreement, for accounting purposes the transaction was accounted for as of November 26, 1994.

The Acquisition was accounted for as a purchase. The bargain purchase element associated with the transaction was pushed down to the Company based on the fair value of the Company's property and equipment at the date of acquisition relative to the consolidated property and equipment. The estimated portion of the purchase accounting liabilities deemed to be attributable to the Company have been reflected in these combined financial statements.

On October 12, 1995 (the "Petition Date"), Petrie Retail filed petitions under Chapter 11 ("Chapter 11") of the Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York, on behalf of itself and its subsidiaries, including G & G (collectively, the "Debtors"), seeking relief to reorganize under Chapter 11. The Debtors managed the affairs and operated the business of G & G under Chapter 11 as debtors-in-possession until August 28, 1998 when substantially all of the assets of G & G were acquired. On August 28, 1998, substantially all of the Company's assets and certain liabilities were sold to an investor group including the management of G & G (the "Sale") (Note 11).

2. Summary of Significant Accounting Policies

 Nature of Business

The Company owns and operates a chain of young women's specialty apparel stores in the United States, Puerto Rico and the U.S. Virgin Islands.

 Fiscal Year

The Company's fiscal year ends on the Saturday nearest January 31. The fiscal period ended August 28, 1998 began on February 1, 1998 and consisted of thirty weeks. Each of the fiscal years ended January 31, 1998 and February 1, 1997 consisted of fifty-two weeks.

 Principles of Combination

The accompanying combined financial statements include the accounts of the Company and certain store assets owned by subsidiaries of Petrie Retail but operated as stores of the Company. All significant intercompany activity between the various entities included in these financial statements has been eliminated in combination.

                               G & G SHOPS, INC.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions related to certain accounts, such as inventory, accounts receivable, income taxes and various other reserves, as well as liabilities subject to compromise, that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could materially differ from those estimates.

 Concentration of Risk

The Company operates a distribution center that depends on employees under a collective bargaining agreement with a union. Historically, the Company has not experienced labor disruptions as a result of disputes with its union workers.

The Company has significant merchandise purchases from vendors who utilize factors. Approximately 36% of the Company's merchandise purchases are from three vendors. In addition, approximately 16% of the stores are leased from a single landlord.

 Inventories

Merchandise inventories, which consist of finished goods, are valued at the lower of cost as determined by the retail inventory method (average cost basis) or market.

 Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed principally by the straight-line method based on the estimated useful lives of the assets as follows:

   Leasehold costs and
    improvements        Term of lease or 10 years, whichever is less, straight-line
   Store fixtures and
    equipment           1 to 10 years, straight-line

 Preopening Costs

Store opening costs are charged to operations as incurred.

 Accrued Expenses and Long-Term Liabilities

Included in accrued expenses and liabilities subject to compromise are certain costs associated with the acquisition, as well as other acquisition related liabilities. These amounts are classified as liabilities subject to compromise in the combined balance sheet.

 Income Taxes

Income taxes are accounted for by the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between financial reporting and tax basis of assets and liabilities and are measured using the current enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                               G & G SHOPS, INC.

 Net Distributions to Parent

Net distributions to Parent consists of the intercompany activity between the Company and the Parent principally resulting from the Company transferring substantially all operating cash flow to the Parent, net of certain expenditures made by the Parent on behalf of the Company. No interest has been imputed on transactions with the Parent.

 Long-Lived Assets

In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews its long-lived assets used in operations for events and circumstances which might indicate that the assets are impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No impairment losses on long-lived assets were required for the period ended August 28, 1998 or for the fiscal years 1998 or 1997.

 Advertising and Promotion

All costs associated with advertising and promotion are expensed in the year incurred. Advertising and promotion expense was $794,000 for the seven months ended August 28, 1998 and $1.1 million and $1.4 million in fiscal 1998 and fiscal 1997, respectively.

 Reclassifications

Certain prior year balances have been reclassified to conform with the current year's presentation.

3. Property and Equipment

Property and equipment consist of the following at January 31, 1998 (in thousands):

   Leasehold cost, improvements and store fixtures and equipment....... $30,899
   Less accumulated depreciation.......................................  13,729
                                                                        -------
                                                                        $17,170
                                                                        =======

4. Income Taxes

PS Stores Acquisition Corp. and its subsidiaries, including the Company, file a consolidated federal income tax return and, where applicable, combined state and local income tax returns. As a result, the Company is jointly and severally liable for all tax claims arising from the consolidated and combined returns to which it is a party. However, after the Sale, Petrie Retail retained all of the income tax liabilities. (Note 11).

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                               G & G SHOPS, INC.

In accordance with a tax sharing agreement, the provision for income taxes recorded by the Company represents the amount calculated on a separate return basis. All taxes are paid by the Parent with the applicable expenses related to the Company allocated through the intercompany account.

At August 28, 1998, January 31, 1998, and February 1, 1997 approximately $5 million of income tax reserves are classified as liabilities subject to compromise.

The following is a summary of the components of the Company's income tax provision (in thousands):

                                                      Seven
                                                      months     Year ended
                                                      ended   ------------------
                                                      August  January   February
                                                     28, 1998 31, 1998  1, 1997
                                                     -------- --------  --------
   Current income taxes:
     Federal........................................  $1,342  $ 7,231    $5,395
     State and Puerto Rico..........................     822    4,574     3,681
   Deferred income taxes:
     Federal........................................    (212)  (1,179)   (1,128)
     State and Puerto Rico..........................     (60)    (333)     (319)
                                                      ------  -------    ------
   Total provision for income taxes.................  $1,892  $10,293    $7,629
                                                      ======  =======    ======

The deferred income tax provision is principally due to the differences in the depreciation methods used for financial statement and tax purposes, and to various accrual and reserve accounts.

The net current and deferred income tax assets have been included in the net distributions to Parent account in the accompanying combined balance sheet.

A reconciliation of the income tax provision to the provision that would result from applying the federal statutory rate (34%) to income before taxes is as follows:

                                                     Seven
                                                     months     Year ended
                                                     ended   -----------------
                                                     August  January  February
                                                    28, 1998 31, 1998 1, 1997
                                                    -------- -------- --------
   Provision for income taxes at federal statutory
    rate..........................................    34.0%    34.0%    34.0%
   State income taxes, net of federal tax
    benefit.......................................     4.6      4.6      4.6
   Other..........................................      .1       .1       .1
   Effect of higher Puerto Rico tax rates.........     2.5      2.5      2.5
                                                      ----     ----     ----
   Effective tax rate.............................    41.2%    41.2%    41.2%
                                                      ====     ====     ====

5. Store Closing Expense

Store closing expense was as follows (in thousands):

                                                      Seven
                                                      months     Year ended
                                                      ended   -----------------
                                                      August  January  February
                                                     28, 1998 31, 1998 1, 1997
                                                     -------- -------- --------
   Store closing expense............................   $87      $431    $1,561
                                                       ===      ====    ======

                               G & G SHOPS, INC.

The store closing expense for the seven months ended August 28, 1998 principally consists of losses on disposal of property and equipment and inventory.

The fiscal 1998 store closing expense of approximately $431,000 consists of a $228,000 provision for lease rejection claims and $203,000 of losses on disposal of property and equipment and inventory. The lease rejection obligations of $228,000 (amount included in liabilities subject to compromise) were calculated taking into account provisions in the Bankruptcy Code.

The fiscal 1997 store closing expense of approximately $1.6 million consists of an $866,000 provision for lease rejection claims and $695,000 of losses on disposal of property and equipment and inventory. The lease rejection obligations of $866,000 (amount included in liabilities subject to compromise) were calculated taking into account provisions in the Bankruptcy Code.

6. Liabilities Subject to Compromise

Petrie Retail and its subsidiaries each filed a voluntary petition on October 12, 1995 with the United States Bankruptcy Court for relief under Chapter 11. As a result, the Debtors' obligations with respect to its prepetition liabilities were stayed with certain exceptions concerning the Debtors' prepetition secured bank debt. In addition, the Debtors received authority to pay certain prepetition liabilities for payroll, employee benefits and certain other expenses. Certain prepetition obligations are collateralized by both real and personal property of the Debtors; however, these obligations are recorded as liabilities subject to compromise, as the ultimate adequacy of security for any secured prepetition debt will be determined in the claim allowance or plan confirmation process. Additional claims will arise by reason of current and future terminations of various contractual obligations and as certain contingent and/or disputed claims are asserted or settled. Those claims and liabilities could materially exceed the amounts recorded.

In Chapter 11 cases, substantially all liabilities as of the Petition Date are subject to compromise or other treatment under a plan or plans of reorganization. For financial reporting purposes, these liabilities and obligations whose disposition is dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise under reorganization proceedings in the combined balance sheet. Generally, actions to enforce or otherwise effect repayment of all pre-Chapter 11 liabilities as well as all litigation pending as of the Petition Date against the Debtors are stayed while the Debtors continue their business operations as debtors-in-possession. Schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the Petition Date as reflected in the Debtors' accounting records. Differences between amounts reflected in such schedules and claims filed by creditors will be investigated and either amicably resolved or adjudicated. The ultimate amount of and settlement terms for such liabilities are subject to the claims allowance process and the terms of a plan or plans of reorganization and, accordingly, are not presently determinable. Additional liabilities subject to compromise may become fixed or liquidated subsequent to the Petition Date as a result of claims filed by parties affected by the Debtors' rejection of executory contracts, including leases, and from the Bankruptcy Court's resolution of asserted claims, including contingent claims and other disputed accounts. The date by which certain prepetition creditors of the Debtors were required to file proof of their prepetition claims was December 29, 1997.

Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts, and other prepetition executory contracts or leases, subject to Bankruptcy Court approval. The liabilities subject to compromise include a provision

                               G & G SHOPS, INC.

for the estimated amount that may be claimed by lessors and allowed by the Bankruptcy Court in connection with rejected real estate leases. Executory contracts assumed by the Company may create additional administrative expenses. Accordingly, such liabilities may be subject to material changes (Note 11).

The Company's liabilities subject to compromise consist of the following at January 31, 1998 (in thousands):

   Long-term liabilities:
     Accounts payable-trade............................................ $ 3,934
     Accrued expenses and other........................................  14,828
     Lease rejection claims............................................   2,104
                                                                        -------
                                                                        $20,866
                                                                        =======

7. Accrued Expenses

Accrued expenses consist of the following at January 31, 1998 (in thousands):

   Royalty............................................................. $ 2,420
   Taxes (other than income taxes).....................................   1,299
   Corporate and store operating costs.................................   2,652
   Rent/occupancy costs................................................   4,435
   Salaries and employee benefit costs.................................   3,899
                                                                        -------
                                                                        $14,705
                                                                        =======

In connection with the Sale (Note 11), only certain current liabilities were acquired and all liabilities subject to compromise were retained by Petrie Retail.

8. Employee Benefit Plans

G & G maintains a profit sharing plan for all eligible employees that is funded on a current basis by discretionary contributions. Profit sharing expense was $348,000, $600,000 and $420,000, respectively, for the seven months ended August 28, 1998 and the fiscal years ended January 31, 1998 and February 1, 1997.

The Company also maintains a 401(k) plan covering certain employees. The Company does not match employee contributions to the plan.

Certain of the Company's employees are also covered by a union sponsored, collectively bargained, multi-employer defined benefit pension plan (the "Plan"). Effective January 31, 1995 the Company withdrew from the Plan. In addition, other employers withdrew from the Plan. The combination of these events resulted in the imposition of a mass withdrawal liability on the Company. An estimate of the ultimate withdrawal liability for the Plan has been recorded by the Company as a liability subject to compromise in the accompanying combined balance sheet. In connection with the Sale, the estimated ultimate withdrawal liability was retained by Petrie Retail.

                               G & G SHOPS, INC.

9. Transactions with Related Parties

Included in the combined statements of income for the seven months ended August 28, 1998 and each of the fiscal years ended January 31, 1998 and February 1, 1997 are payroll, insurance and various other expenditures paid by the Parent on behalf of the Company. Such intercompany payments made by the Parent on behalf of the Company have been included in net distributions to the Parent in the combined balance sheet.

The Company performs many of the functions of a stand-alone company; however, Petrie Retail performed certain administrative, treasury, legal, management information systems for payroll processing and general ledger support, and tax services on behalf of the Company. The Company's financial statements reflect an estimate of the costs for which there was no allocation by Petrie Retail. The estimated costs reflected in the combined financial statements for these additional services is $300,000 for the seven month period ended August 28, 1998 and $600,000 for each of fiscal 1998 and 1997. Management believes the method used in determining these amounts is reasonable.

Two officers of the Company were entitled to receive a success fee aggregating approximately $3.3 million from the Company in connection with their assistance in the sale of the Company's business (Note 11). This fee has been included in selling, general, administrative and buying expenses in the combined statement of income for the seven months ended August 28, 1998.

10. Commitments and Contingencies

The Company and its subsidiaries are committed under operating leases for their stores and warehouse facility, and equipment leases having initial terms of one year or more expiring on various dates to 2008. Certain leases provide for additional rentals based on a percentage of sales and for additional payments covering real estate taxes, common area charges and other occupancy costs.

A summary of rental expense under all leases was as follows (in thousands):

                                                       Seven       Year ended
                                                       months   ----------------
                                                       ended    January
                                                     August 28,   31,   February
                                                        1998     1998    1, 1997
                                                     ---------- ------- --------
   Fixed minimum....................................  $11,214   $18,153 $18,435
   Percentage rentals...............................    1,618     3,033   2,259
   Equipment rentals................................      314       562     513
                                                      -------   ------- -------
                                                      $13,146   $21,748 $21,207
                                                      =======   ======= =======

Minimum annual lease commitments (excluding percentage rents) under noncancelable operating leases for subsequent periods are as follows (in thousands):

   Fiscal year ending in:
    2000................................................................ $17,468
    2001................................................................  12,893
    2002................................................................  10,468
    2003................................................................   8,033
    2004................................................................   4,851
    Thereafter..........................................................   7,580
                                                                         -------
                                                                         $61,293
                                                                         =======

                               G & G SHOPS, INC.

As disclosed in Note 6, the Debtors filed a voluntary petition on October 12, 1995 with the Bankruptcy Court for relief under Chapter 11. As debtors-in-possession, the Debtors have the right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts, including unexpired leases. These amounts are included in lease rejection claims (Note 6).

The Company is involved in litigation associated with the bankruptcy proceedings and its reorganization efforts, as well as matters related to its ordinary conduct of business. If such litigation resulted in unfavorable outcomes to the Company, they could have a material impact on its combined financial statements. Management believes it has meritorious defenses associated with the litigation. In conjunction with the Sale, Petrie retained all liabilities associated with this litigation.

11. Subsequent Event

On August 28, 1998, substantially all of the assets (the "Purchased Assets") of the junior women's apparel retail business (the "Business") conducted under the trade names "G+G" and "Rave" and certain liabilities were sold by Petrie Retail to an investment group including the management of the Company (the "Acquirer"). The acquisition was effectuated pursuant to an asset purchase agreement dated as of July 6, 1998, as amended, between Petrie Retail and the Acquirer, which was approved by the Bankruptcy Court on August 24, 1998. On October 12, 1995, the Debtors filed petitions under Chapter 11 in the Bankruptcy Court, seeking relief to reorganize under Chapter 11. On August 28, 1998, substantially all of the Company's assets and certain liabilities were sold in the Sale.

The purchase price paid for the Purchased Assets was approximately $157 million, principally consisting of $132 million in cash, the assumption of certain liabilities and the issuance of stock. The Purchased Assets included, among other things: (a) all right, title and interest in over 400 store leases, as well as leases for the Business' headquarters and distribution center, and other contracts related to the Business, (b) inventories and other tangible personal property related to the Business, (c) equipment and fixtures related to the Business, (d) accounts receivable, notes receivable and other claims for money or obligations due to Petrie Retail in connection with the Business, and
(e) intellectual property and goodwill associated with the Business.

Liabilities and contingencies not assumed by the Acquirer were retained by Petrie Retail and are managed by the trustee who oversees the bankruptcy proceedings for Petrie Retail and its subsidiaries. Such liabilities and contingencies consist principally of liabilities subject to compromise (Note
6), pension liabilities (Note 8), tax liabilities (Note 4) and the assumption of all pending and threatened litigation as of August 28, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to issue only the exchange notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is correct only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Note Regarding Forward-Looking
 Statements..........................   i
Summary of the Exchange Offer........   5
Risk Factors.........................  14
The Acquisition......................  23
Use of Proceeds......................  24
Capitalization.......................  25
Unaudited Pro Forma Consolidated
 Financial Statements................  26
Selected Financial and
 Operating Data......................  32
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  35
Business.............................  44
Management...........................  54
Principal Stockholders...............  62
Certain Relationships and
 Related Transactions................  64
Description of Revolving Credit
 Facility............................  69
The Exchange Offer...................  70
Description of the Notes.............  81
Registration Rights Agreement........ 114
Book-Entry; Delivery and Form........ 117
Certain Federal Income Tax
 Considerations...................... 121
Plan of Distribution................. 126
Legal Matters........................ 127
Experts.............................. 127
Available Information................ 127
Index to Financial Statements........ F-1

  Until      , (90 days after the date of this Prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when selling exchange notes received in exchange for outstanding notes held for their own account. See "Plan of Distribution."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $107,000,000

                                    [LOGO]

                                G+G Retail, Inc.

   Offer to Exchange All Outstanding 11% Senior Notes due 2006 for 11% Senior Notes due 2006 which have been Registered under the Securities Act of 1933

                       ---------------------------------
                                   PROSPECTUS
                       ---------------------------------

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Company and the Indemnification Agreements dated August 28, 1998 between the Company and each of its directors, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the DGCL and the Certificate of Incorporation of the Company and the Indemnification Agreements which are attached as exhibits to this registration statement.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity at another corporation or business organization, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (Liability of Directors for Unlawful Payment of Dividend or Unlawful Stock Purchase or Redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty to the full extent permitted by the DGCL. The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL.

The Company has entered into separate, identical indemnification agreements with each of its directors. Pursuant to each indemnification agreement, the Company agreed to hold harmless and indemnify, to the fullest extent provided by Sections 145(a) and (b) of the DGCL, the director against all expenses, judgments, fines and amounts paid in settlement reasonably incurred by the director in connection with any threatened, pending or completed civil or criminal action, suit or proceeding (including derivative actions) to which the director is, was or becomes a party, or is threatened to be made a party, as a result of being a director or former director of the Company. The obligation of the Company to indemnify a director is subject to the conditions that the director acted in good faith and in a manner he reasonably believed to be in the best interest of and not opposed to the Company and, with respect to a criminal proceeding, had no reason to believe such conduct was unlawful. In addition, the obligation of the

Company to indemnify a director is subject to certain limited exclusions set forth in the indemnification agreement. Pursuant to each indemnification agreement, a director also is entitled to receive from the Company an advance for expenses incurred by such director in defending any action, suit or proceeding, which advance is subject to repayment if a court ultimately determines that the director was not entitled to be indemnified.

The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
  1.01   Purchase Agreement, dated as of May 6, 1999, by and among U.S. Bancorp
          Investments, Inc., CIBC World Markets Corp., G+G Retail, Inc. and G&G
          Retail Holdings, Inc.
  2.01   Asset Purchase Agreement, dated as of July 6, 1998, among G & G Shops,
          Inc., the subsidiaries of G & G Shops, Inc. named therein, the subsidiaries of Petrie Retail, Inc. named therein, PSL, Inc. and G+G
          Retail, Inc.
  2.02   Amendment No. 1 to the Asset Purchase Agreement, dated as of July 27,
          1998, among G & G Shops, Inc., the subsidiaries of G & G Shops, Inc.
          named therein, the subsidiaries of Petrie Retail, Inc. named therein,
          PSL, Inc. and G+G Retail, Inc.
  2.03   Amendment to the Asset Purchase Agreement, dated August 24, 1998, among G & G Shops, Inc., the subsidiaries of G & G Shops, Inc. named therein, the subsidiaries of Petrie Retail, Inc. named therein, PSL,
          Inc. and G+G Retail, Inc.
  3.01   Certificate of Incorporation of G+G Retail, Inc.
  3.02   Amended and Restated By-Laws of G+G Retail, Inc.
  4.01   Indenture, dated as of May 17, 1999, by and between G+G Retail, Inc., as issuer, and U.S. Bank Trust National Association, as trustee.
  4.02   Form of 11% Senior Note due 2006 of G+G Retail, Inc.
  4.03   A/B Exchange Registration Rights Agreement, dated as of May 17, 1999, by and between G+G Retail, Inc. and U.S. Bancorp Libra.
  5.01   Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP as to the
          legality of the securities being registered.
 10.01   Agreement of Lease, dated November 28, 1988, between Hartz 83rd Street
          Associates and
          G & G Shops of Woodbridge, Inc.
 10.02   Lease Addendum, dated April 10, 1990, between Hartz 83rd Street
          Associates and G & G Shops of Woodbridge, Inc.
 10.03   Second Lease Modification Agreement, dated February 24, 1994, between
          Hartz 83rd Street Associates and G & G Shops of Woodbridge, Inc.
 10.04   Notification Letter, dated November 20, 1995, re: assignment of landlord's interest under the Agreement of Lease dated November 28,
          1988 between Hartz 83rd Street Associates and
          G & G Shops of Woodbridge, Inc., as amended.
 10.05   Assignment and Assumption Agreement, dated as of August 28, 1998, by and among G & G Shops, Inc., the subsidiaries of G & G Shops, Inc.
          named therein, the subsidiaries of Petrie Retail, Inc. named therein,
          PSL, Inc. and G+G Retail, Inc.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.06   Employment Agreement, dated as of August 28, 1998, by and between G+G
          Retail, Inc. and Jay Galin.
 10.07   Employment Agreement, dated as of August 28, 1998, by and between G+G
          Retail, Inc. and Scott Galin.
 10.08   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Jay Galin.
 10.09   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Scott Galin.
 10.10   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Craig Cogut.
 10.11   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Lenard Tessler.
 10.12   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Donald D. Shack.
 10.13   Letter Agreement, dated October 12, 1998, by and between G+G Retail,
          Inc. and Michael Kaplan.
 10.14   Letter Agreement, dated October 12, 1998, by and between G+G Retail,
          Inc. and Jeffrey Galin.
 10.15   Loan and Security Agreement, dated October 30, 1998, by and between
          Congress Financial Corporation, G+G Retail, Inc. and the Additional
          Parties thereto.
 10.16   Amendment No. 1 to Employment Agreement, dated as of November 30,
          1998, by and between G+G Retail, Inc. and Jay Galin.
 10.17   Amendment No. 1 to Employment Agreement, dated as of November 30,
          1998, by and between G+G Retail, Inc. and Scott Galin.
 10.18   Bonus Plan for Senior Management Employees of G+G Retail, Inc.,
          effective February 2, 1999.
 10.19   NCR Corporation Master Agreement, effective as of February 9, 1999, between NCR Corporation and G+G Retail, Inc.*
 10.20   Discount Addendum, effective as of February 26, 1999, between NCR
          Corporation and G+G Retail, Inc.*
 10.21   G&G Retail Holdings, Inc. 1999 Stock Option Plan, effective as of
          March 15, 1999.
 10.22   Option Agreement, dated as of March 15, 1999, by and between G&G
          Retail Holdings, Inc. and Jay Galin.
 10.23   Option Agreement, dated as of March 15, 1999, by and between G&G
          Retail Holdings, Inc. and Scott Galin.
 10.24   Service Agreement, dated April 1, 1999, between G+G Retail, Inc. and G
          & G Retail of Puerto Rico, Inc.
 10.25   Master Lease Purchase Agreement, dated as of May 4, 1999, by and between Chase Equipment Leasing, Inc. and G+G Retail, Inc.
 10.26   Addendum to Master Lease Purchase Agreement, effective as of May 4,
          1999, by and between Chase Equipment Leasing, Inc. and G+G Retail,
          Inc.
 10.27   Form of Exchange Agent Agreement between U.S. Bank Trust National
          Association, as exchange agent, and G+G Retail, Inc.*
 12.01   Statement regarding the computation of ratio of earnings to fixed charges for G+G Retail, Inc.
 21.01   Subsidiaries of G+G Retail, Inc.
 23.01   Consent of Ernst & Young LLP.
 23.02   Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (contained in
          Exhibit 5.01).
 24.01   Power of attorney (included on signature page to the Registration
          Statement).
 25.01   Statement of eligibility of trustee.
 27.01   Financial data schedule.
 27.02   Financial data schedule.
 99.01   Form of Letter of Transmittal.
 99.02   Form of Notice of Guaranteed Delivery.

--------
* To be filed by amendment.

(b) Financial Statement Schedules.

All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or the required information is included in the financial statements or notes thereto and, therefore, have been omitted.

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of June, 1999.

                                          G+G RETAIL, INC.

                                                     /s/ Scott Galin
                                          By: _________________________________
                                                        Scott Galin
                                               President and Chief Operating
                                                          Officer

KNOWN TO ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Jay Galin and/or Scott Galin and any of them his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title                Date

          /s/ Jay Galin            Chairman of the Board, Chief June 22, 1999
---------------------------------   Executive Officer, and
            Jay Galin               Director (principal
                                    executive officer)

         /s/ Scott Galin           President, Chief Operating   June 22, 1999
---------------------------------   Officer, and Director
           Scott Galin

       /s/ Michael Kaplan          Vice President, Chief        June 22, 1999
---------------------------------   Financial Officer,
         Michael Kaplan             Treasurer, and Secretary
                                    (principal financial
                                    officer and principal
                                    accounting officer)

         /s/ Craig Cogut           Director                     June 22, 1999
---------------------------------
           Craig Cogut

       /s/ Lenard Tessler          Director                     June 22, 1999
---------------------------------
         Lenard Tessler

       /s/ Donald D. Shack         Director                     June 22, 1999
---------------------------------
         Donald D. Shack

                                 EXHIBIT INDEX


 Exhibit
   No.                                 Description
 -------                               -----------
  1.01   Purchase Agreement, dated as of May 6, 1999, by and among U.S. Bancorp
          Investments, Inc., CIBC World Markets Corp., G+G Retail, Inc. and G&G
          Retail Holdings, Inc.
  2.01   Asset Purchase Agreement, dated as of July 6, 1998, among G & G Shops,
          Inc., the subsidiaries of G & G Shops, Inc. named therein, the subsidiaries of Petrie Retail, Inc. named therein, PSL, Inc. and G+G
          Retail, Inc.
  2.02   Amendment No. 1 to the Asset Purchase Agreement, dated as of July 27,
          1998, among G & G Shops, Inc., the subsidiaries of G & G Shops, Inc.
          named therein, the subsidiaries of Petrie Retail, Inc. named therein,
          PSL, Inc. and G+G Retail, Inc.
  2.03   Amendment to the Asset Purchase Agreement, dated August 24, 1998, among G & G Shops, Inc., the subsidiaries of G & G Shops, Inc. named therein, the subsidiaries of Petrie Retail, Inc. named therein, PSL,
          Inc. and G+G Retail, Inc.
  3.01   Certificate of Incorporation of G+G Retail, Inc.
  3.02   Amended and Restated By-Laws of G+G Retail, Inc.
  4.01   Indenture, dated as of May 17, 1999, by and between G+G Retail, Inc., as issuer, and U.S. Bank Trust National Association, as trustee.
  4.02   Form of 11% Senior Note due 2006 of G+G Retail, Inc.
  4.03   A/B Exchange Registration Rights Agreement, dated as of May 17, 1999, by and between G+G Retail, Inc. and U.S. Bancorp Libra.
  5.01   Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP as to the
          legality of the securities being registered.
 10.01   Agreement of Lease, dated November 28, 1988, between Hartz 83rd Street
          Associates and
          G & G Shops of Woodbridge, Inc.
 10.02   Lease Addendum, dated April 10, 1990, between Hartz 83rd Street
          Associates and G & G Shops of Woodbridge, Inc.
 10.03   Second Lease Modification Agreement, dated February 24, 1994, between
          Hartz 83rd Street Associates and G & G Shops of Woodbridge, Inc.
 10.04   Notification Letter, dated November 20, 1995, re: assignment of landlord's interest under the Agreement of Lease dated November 28,
          1988 between Hartz 83rd Street Associates and
          G & G Shops of Woodbridge, Inc., as amended.
 10.05   Assignment and Assumption Agreement, dated as of August 28, 1998, by and among G & G Shops, Inc., the subsidiaries of G & G Shops, Inc.
          named therein, the subsidiaries of Petrie Retail, Inc. named therein,
          PSL, Inc. and G+G Retail, Inc.
 10.06   Employment Agreement, dated as of August 28, 1998, by and between G+G
          Retail, Inc. and Jay Galin.
 10.07   Employment Agreement, dated as of August 28, 1998, by and between G+G
          Retail, Inc. and Scott Galin.
 10.08   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Jay Galin.
 10.09   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Scott Galin.
 10.10   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Craig Cogut.
 10.11   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Lenard Tessler.
 10.12   Indemnification Agreement, dated August 28, 1998, between G+G Retail,
          Inc. and Donald D. Shack.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.13   Letter Agreement, dated October 12, 1998, by and between G+G Retail,
          Inc. and Michael Kaplan.
 10.14   Letter Agreement, dated October 12, 1998, by and between G+G Retail,
          Inc. and Jeffrey Galin.
 10.15   Loan and Security Agreement, dated October 30, 1998, by and between
          Congress Financial Corporation, G+G Retail, Inc. and the Additional
          Parties thereto.
 10.16   Amendment No. 1 to Employment Agreement, dated as of November 30,
          1998, by and between G+G Retail, Inc. and Jay Galin.
 10.17   Amendment No. 1 to Employment Agreement, dated as of November 30,
          1998, by and between G+G Retail, Inc. and Scott Galin.
 10.18   Bonus Plan for Senior Management Employees of G+G Retail, Inc.,
          effective February 2, 1999.
 10.19   NCR Corporation Master Agreement, effective as of February 9, 1999, between NCR Corporation and G+G Retail, Inc.*
 10.20   Discount Addendum, effective as of February 26, 1999, between NCR
          Corporation and G+G Retail, Inc.*
 10.21   G&G Retail Holdings, Inc. 1999 Stock Option Plan, effective as of
          March 15, 1999.
 10.22   Option Agreement, dated as of March 15, 1999, by and between G&G
          Retail Holdings, Inc. and Jay Galin.
 10.23   Option Agreement, dated as of March 15, 1999, by and between G&G
          Retail Holdings, Inc. and Scott Galin.
 10.24   Service Agreement, dated April 1, 1999, between G+G Retail, Inc. and G
          & G Retail of Puerto Rico, Inc.
 10.25   Master Lease Purchase Agreement, dated as of May 4, 1999, by and between Chase Equipment Leasing, Inc. and G+G Retail, Inc.
 10.26   Addendum to Master Lease Purchase Agreement, effective as of May 4,
          1999, by and between Chase Equipment Leasing, Inc. and G+G Retail,
          Inc.
 10.27   Form of Exchange Agent Agreement between U.S. Bank Trust National
          Association, as exchange agent, and G+G Retail, Inc.*
 12.01   Statement regarding the computation of ratio of earnings to fixed charges for G+G Retail, Inc.
 21.01   Subsidiaries of G+G Retail, Inc.
 23.01   Consent of Ernst & Young LLP.
 23.02   Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (contained in
          Exhibit 5.01).
 24.01   Power of attorney (included on signature page to the Registration
          Statement).
 25.01   Statement of eligibility of trustee.
 27.01   Financial data schedule.
 27.02   Financial data schedule.
 99.01   Form of Letter of Transmittal.
 99.02   Form of Notice of Guaranteed Delivery.

--------
* To be filed by amendment.

                                       2